   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1999


                                                      REGISTRATION NO. 333-92351

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            JDS UNIPHASE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3674                            94-2579683
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            JDS UNIPHASE CORPORATION
                             163 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 434-1800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               KEVIN N. KALKHOVEN
                   CO-CHAIRMAN OF THE BOARD OF DIRECTORS AND
                            CHIEF EXECUTIVE OFFICER
                            JDS UNIPHASE CORPORATION
                             163 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 434-1800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:

            JOHN W. CAMPBELL, III, ESQ.                           JOHN V. ERICKSON, ESQ.
              MORRISON & FOERSTER LLP                             COLLETTE & ERICKSON LLP
                 425 MARKET STREET                           555 CALIFORNIA STREET, SUITE 4350
       SAN FRANCISCO, CALIFORNIA 94105-2482                   SAN FRANCISCO, CALIFORNIA 94104
                  (415) 268-7000                                      (415) 788-4646

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               Upon consummation of the merger described herein.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        OPTICAL COATING LABORATORY LOGO

            TO THE STOCKHOLDERS OF OPTICAL COATING LABORATORY, INC.

                A Merger Proposal -- Your Vote is Very Important

     On November 3, 1999, Optical Coating Laboratory, Inc.'s board of directors approved a merger agreement between JDS Uniphase Corporation and Optical Coating Laboratory, Inc. The agreement provides for the merger of OCLI with a newly formed, wholly owned subsidiary of JDS Uniphase.


     In the merger, each share of your OCLI common stock will be exchanged for
1.856 shares of JDS Uniphase common stock. JDS Uniphase common stock is listed on the Nasdaq National Market under the trading symbol "JDSU," and on December 17, 1999, JDS Uniphase common stock closed at $120.47 per share. Based on the number of shares of common stock of OCLI and JDS Uniphase outstanding on December 15, 1999, the former stockholders of OCLI will own approximately 6.9% of JDS Uniphase's common stock after the merger. The information described above gives effect to the stock dividend of one share of JDS Uniphase common stock for each outstanding share of JDS Uniphase common stock effective December 22, 1999. The merger cannot be completed unless the holders of a majority of OCLI common stock outstanding and entitled to vote at the special meeting adopt the merger agreement.


     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTERESTS AND DECLARED THE MERGER ADVISABLE. OCLI'S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS ITS ADOPTION BY YOU.


     This proxy statement-prospectus provides you with information concerning JDS Uniphase and the merger. Please give all of the information contained in the proxy statement-prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 26 OF THIS PROXY STATEMENT-PROSPECTUS.


     Please use this opportunity to take part in the affairs of OCLI by voting on the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope or follow the telephone voting instructions at the bottom of the proxy card. Returning the proxy or voting by telephone does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

     We appreciate your interest in OCLI and consideration of this matter.


                                      SIG.

                                Charles J. Abbe
                     President and Chief Executive Officer

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF JDS UNIPHASE COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED WHETHER THIS PROXY STATEMENT-PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This proxy statement-prospectus is dated December 22, 1999 and was first mailed to stockholders on or about December 22, 1999.


                        Optical Coating Laboratory, Inc.
                            2789 Northpoint Parkway
                          Santa Rosa, California 95407
                           Telephone: (707) 547-6335
                           Facsimile: (707) 525-6840

                        OPTICAL COATING LABORATORY LOGO

                        OPTICAL COATING LABORATORY, INC.
                            2789 NORTHPOINT PARKWAY
                          SANTA ROSA, CALIFORNIA 95407
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date: January 25, 2000
Time: 11:00 a.m., PST
Place: Hilton Hotel
       3555 Round Barn Boulevard
       Santa Rosa, California 95403

     At the meeting you will be asked:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization and Merger, dated as of November 3, 1999, by and among JDS Uniphase Corporation, Vintage Acquisition, Inc., a wholly owned subsidiary of JDS Uniphase, and Optical Coating Laboratory, Inc., under which Vintage Acquisition will merge with and into OCLI and OCLI will survive the merger as a wholly owned subsidiary of JDS Uniphase. In the merger, holders of outstanding shares of common stock of OCLI will receive
     1.856 shares of common stock of JDS Uniphase for each share of OCLI common stock they hold. The exchange ratio of 1.856 gives effect to the stock dividend of one share of JDS Uniphase common stock for each outstanding share of JDS Uniphase common stock effective December 22, 1999. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

          2. To transact such other business as may properly come before the special meeting or any adjournment of the special meeting.


     The attached proxy statement-prospectus contains a more complete description of these items of business. Only holders of record of OCLI common stock at the close of business on December 15, 1999, the record date, are entitled to vote on the matters listed in this notice of special meeting. You may vote in person at the OCLI special meeting even if you have returned a proxy or voted by telephone.


                                          By Order of the Board of Directors
                                          of Optical Coating Laboratory, Inc.


                                          SIG.

                                          Joseph C. Zils
                                          Vice President and Corporate Secretary

Santa Rosa, California

December 22, 1999


                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE OR FOLLOW THE TELEPHONE VOTING INSTRUCTIONS AT THE BOTTOM OF THE PROXY CARD.

                      WHERE YOU CAN FIND MORE INFORMATION


     This proxy statement-prospectus includes information that has not been delivered or presented to you but is "incorporated by reference," which means that JDS Uniphase and OCLI disclose information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement-prospectus, except for any information superseded by information provided in this proxy statement-prospectus. This proxy statement-prospectus incorporates by reference the documents listed below, which contain important information.


     JDS Uniphase is also incorporating by reference any additional documents that it files with the SEC as required by the Securities Exchange Act of 1934 between the date of this proxy statement-prospectus and the date of the special meeting of stockholders.

     The following documents, which were filed by OCLI with the SEC, are incorporated by reference into this proxy statement-prospectus:

     - OCLI's Annual Report on Form 10-K for the fiscal year ended October 31, 1998;

     - OCLI's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999;

     - OCLI's Quarterly Report on Form 10-Q for the quarter ended April 30,
       1999;

     - OCLI's Quarterly Report on Form 10-Q for the quarter ended January 31, 1999;

     - OCLI's Current Report on Form 8-K filed on May 19, 1999;

     - OCLI's Current Report on Form 8-K filed on December 23, 1998; and

     - OCLI's Current Report on Form 8-K filed on November 24, 1998.

     The following documents, which have been filed by JDS Uniphase with the SEC, are incorporated by reference into this proxy statement-prospectus:

     - JDS Uniphase's Annual Report on Form 10-K/A for the fiscal year ended June 30, 1999;

     - JDS Uniphase's Annual Report on Form 10-K for the fiscal year ended June 30, 1999;

     - JDS Uniphase's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

     - JDS Uniphase's Current Report on Form 8-K/A filed on November 30, 1999;

     - JDS Uniphase's Current Report on Form 8-K filed on November 5, 1999;

     - JDS Uniphase's Current Report on Form 8-K/A filed on November 3, 1999;

     - JDS Uniphase's Current Report on Form 8-K filed on October 4, 1999;

     - JDS Uniphase's Current Report on Form 8-K filed on July 12, 1999; and


     - the description of JDS Uniphase's common stock contained in JDS Uniphase's Registration Statement on Form 8-A filed on November 15, 1993, and any amendment or report filed for the purpose of updating such description.


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH JDS UNIPHASE OR OCLI HAVE REFERRED YOU. NEITHER JDS UNIPHASE NOR OCLI HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     You can obtain copies of the documents and information incorporated by reference into this proxy statement-prospectus from JDS Uniphase or OCLI upon request, without charge, not including exhibits to documents, unless those exhibits are specifically incorporated by reference into this proxy statement-prospectus. Any person can make a request for information orally or in writing. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY JANUARY 18, 2000 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

       Requests for documents relating to OCLI                       Requests for documents relating to
               should be directed to:                                JDS Uniphase should be directed to:
          Optical Coating Laboratory, Inc.                                JDS Uniphase Corporation
               2789 Northpoint Parkway                                      163 Baypointe Parkway
            Santa Rosa, California 95407                                 San Jose, California 95134
            Attention: Investor Relations                               Attention: Investor Relations
                   (707) 547-6335                                              (408) 434-1800

     We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

      Judiciary Plaza               Citicorp Center           Seven World Trade Center
         Room 1024              500 West Madison Street              13th Floor
   450 Fifth Street, N.W.              Suite 1400             New York, New York 10048
   Washington, D.C. 20549       Chicago, Illinois 60661

     Reports, proxy statements and other information concerning OCLI and JDS Uniphase may also be inspected at:

              The National Association of Securities Dealers, Inc.
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     You can also obtain copies of these materials by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding JDS Uniphase and OCLI at http://www.sec.gov.

     JDS Uniphase has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to JDS Uniphase's common stock to be issued to OCLI stockholders in the merger. This proxy statement-prospectus constitutes the prospectus of JDS Uniphase filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as described above.

     If you have any questions about the merger, please call OCLI Investor Relations at (707) 547-6335. You may also call JDS Uniphase Investor Relations at (408) 434-1800.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY OF THE PROXY STATEMENT-PROSPECTUS...................    2
  The Companies.............................................    2
  Summary of the Transaction................................    4
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OCLI.....    9
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JDS
  UNIPHASE..................................................   11
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
  FINANCIAL STATEMENTS......................................   13
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
  FINANCIAL STATEMENTS OF JDS UNIPHASE AND OCLI.............   17
COMPARATIVE PER SHARE DATA..................................   22
COMPARATIVE PER SHARE MARKET PRICE DATA.....................   24
RISK FACTORS................................................   26
RISKS RELATED TO THE MERGER.................................   26
  You will receive 1.856 shares of JDS Uniphase common stock for each share of OCLI common stock despite changes in
     market value of OCLI common stock or JDS Uniphase
     common stock...........................................   26
  Although JDS Uniphase and OCLI expect that the merger will result in benefits, those benefits may not be
     realized...............................................   26
  OCLI officers and directors have conflicts of interest
     that may influence them to support and approve the
     merger.................................................   27
  If the merger is not completed, OCLI's stock price and
     future business and operations could be harmed.........   27
  Customer and employee uncertainty related to the merger
     could harm the
     combined company.......................................   27
  JDS Uniphase's operating results may suffer as a result of purchase accounting treatment, the impact of
     amortization of goodwill and other intangibles relating
     to its proposed combination with OCLI..................   28
  JDS Uniphase and OCLI expect to incur significant costs
     associated with the merger.............................   28
  The price of JDS Uniphase common stock may be affected by
     factors different from those affecting the price of
     OCLI common stock......................................   28
RISKS RELATED TO JDS UNIPHASE...............................   28
  Difficulties JDS Uniphase may encounter managing its
     growth could adversely affect its results of
     operations.............................................   28
  Difficulties in integrating Uniphase and JDS FITEL could
     adversely affect JDS Uniphase's business...............   29
  If JDS Uniphase fails to efficiently combine Uniphase's
     and JDS FITEL's sales and marketing forces, its sales
     could suffer...........................................   29
  Integration costs and expenses associated with Uniphase's
     combination with JDS FITEL have been substantial and
     JDS Uniphase may incur additional related expenses in
     the future.............................................   29
  Difficulties in integrating other acquisitions could
     adversely affect JDS Uniphase's business...............   30
  Difficulties in commercializing new product lines.........   30
  Any failure of JDS Uniphase's information technology
     infrastructure could materially harm its results of
     operations.............................................   30
  JDS Uniphase is subject to manufacturing difficulties.....   31
  If JDS Uniphase does not achieve acceptable manufacturing
     volumes, yields or sufficient product reliability, its
     operating results could suffer.........................   31

                                                              PAGE
                                                              ----
If JDS Uniphase's customers do not qualify its manufacturing lines for volume shipments, its operating results could
suffer......................................................   31
  JDS Uniphase's operating results suffer as a result of
     purchase accounting treatment, primarily due to the
     impact of amortization of goodwill and other
     intangibles relating to its combination with JDS
     FITEL..................................................   32
  JDS Uniphase's stock price could fluctuate
     substantially..........................................   32
  The unpredictability of JDS Uniphase's quarterly operating results could cause its stock price to be volatile or
     decline................................................   32
  Factors other than JDS Uniphase's quarterly results could
     cause its stock price to be volatile or decline........   33
  JDS Uniphase's sales would suffer if one or more of its
     key customers substantially reduced orders for its
     products...............................................   34
  Interruptions affecting JDS Uniphase's key suppliers could disrupt production, compromise its product quality and
     adversely affect its sales.............................   34
  JDS Uniphase may become subject to collective bargaining
     agreements.............................................   34
  Any failure to remain competitive in JDS Uniphase's
     industry would impair its operating results............   35
  If JDS Uniphase's business operations are insufficient to
     remain competitive in its industry, its operating
     results could suffer...................................   35
  Fiber optic component average selling prices are
     declining..............................................   35
  If JDS Uniphase fails to attract and retain key personnel,
     its business could suffer..............................   35
  Market consolidation has created and continues to create
     companies that are larger and have greater resources
     than JDS Uniphase......................................   36
  JDS Uniphase's participation in international markets
     creates risks to its business not faced by companies
     that sell their products in the United States..........   36
  The year 2000 problem may disrupt JDS Uniphase's and its
     customers' and suppliers' businesses...................   37
  If JDS Uniphase has insufficient proprietary rights or if
     it fails to protect those it has, its business would be
     materially impaired....................................   38
  JDS Uniphase may not obtain the intellectual property
     rights it requires.....................................   38
  JDS Uniphase's products may infringe the intellectual
     property rights of others..............................   38
  JDS Uniphase's intellectual property rights may not be
     adequately protected...................................   38
  If JDS Uniphase fails to successfully manage its exposure
     to the worldwide financial markets, its operating
     results could suffer...................................   39
  If JDS Uniphase fails to obtain additional capital at the
     times, in the amounts and upon the terms required, its
     business could suffer..................................   39
  JDS Uniphase's currently authorized preferred stock and
     its ability to issue additional preferred stock could
     impair the rights of its common stockholders...........   40
  Some anti-takeover provisions contained in JDS Uniphase's
     charter and under Delaware law could impair a takeover
     attempt................................................   40
THE SPECIAL MEETING OF OCLI STOCKHOLDERS....................   41
  Purpose of the Special Meeting............................   41
  Stockholder Record Date for the Special Meeting...........   41
  Vote of OCLI Stockholders Required for Adoption of the
     Merger Agreement.......................................   41
  Proxies...................................................   41
  Availability of Accountants...............................   42
  Solicitation of Proxies...................................   42
THE MERGER..................................................   43
  Background of the Merger..................................   43

                                                              PAGE
                                                              ----
Reasons for the Transaction.................................   46
  Recommendation of OCLI's Board of Directors...............   48
  Opinion of OCLI's Financial Advisor.......................   49
  Interests of Directors and Officers in the Merger.........   54
  Completion and Effectiveness of the Merger................   55
  Structure of the Merger and Conversion of OCLI Common
     Stock..................................................   55
  Exchange of OCLI Stock Certificates for JDS Uniphase Stock
     Certificates...........................................   55
  Material United States Federal Income Tax Considerations
     of the Merger..........................................   56
  Accounting Treatment of the Merger........................   57
  Regulatory Filings and Approvals Required to Complete the
     Merger.................................................   57
  Restrictions on Sales of Shares by Affiliates of OCLI and
     JDS Uniphase...........................................   58
  Listing on the Nasdaq National Market of JDS Uniphase
     Common Stock to be Issued in the Merger................   58
  No Appraisal Rights.......................................   58
  Delisting and Deregistration of OCLI common stock after
     the Merger.............................................   59
  Dividend Policy...........................................   59
  The Merger Agreement......................................   59
  Conditions to Completion of the Merger....................   64
  Termination of the Merger Agreement.......................   65
  Payment of Termination Fee................................   66
  Extension, Waiver and Amendment of the Merger Agreement...   66
  The Stock Option Agreement................................   66
  Affiliate Agreements......................................   68
  Noncompetition Commitments................................   68
  Operations After the Merger...............................   68
COMPARISON OF RIGHTS OF HOLDERS OF OCLI COMMON STOCK AND JDS
  UNIPHASE COMMON STOCK.....................................   69
  Capitalization............................................   69
  Number of Directors.......................................   70
  Voting Rights.............................................   70
  Classified Board of Directors.............................   70
  Director Voting...........................................   70
  Removal of Directors......................................   70
  Filling Vacancies on the Board of Directors...............   71
  Advance Notice of Stockholder Proposals...................   71
  Power to Call Special Meetings of Stockholders............   71
  Business Combination Following a Change of Control........   72
  Amendment of Charter Documents............................   72
  Indemnification...........................................   72
  Restriction on Sales of Stock.............................   73
  Inspection of Stockholders List...........................   73
  Appraisal Rights..........................................   73
  Rights Plans..............................................   73
SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
  DIRECTORS OF OCLI.........................................   75
LEGAL MATTERS...............................................   77
EXPERTS.....................................................   77

                                                              PAGE
                                                              ----
STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING OF OCLI
STOCKHOLDERS IF THE MERGER IS NOT COMPLETED.................   78
  Annex A -- Agreement and Plan of Reorganization and
     Merger.................................................  A-1
  Annex B -- Company Stock Option Agreement.................  B-1
  Annex C -- Fairness Opinion of Hambrecht & Quist LLC......  C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT DO I NEED TO DO NOW?

A: Following your review of this proxy statement-prospectus, mail your signed proxy card in the enclosed return envelope or vote by telephone as soon as possible so that your shares can be voted at the special meeting of OCLI stockholders.

Q: WHAT HAPPENS IF I RETURN MY PROXY CARD BUT DON'T INDICATE HOW TO VOTE?

A: If you sign your proxy properly but do not include instructions on how to vote and don't vote by telephone, your shares will be voted FOR adoption of the merger agreement and approval of the merger.

Q: WHAT HAPPENS IF I DON'T RETURN A PROXY CARD?


A: Unless you vote FOR adoption of the merger agreement by telephone, not returning your proxy card will have the same effect as voting against the merger.


Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR VOTED BY
   TELEPHONE?


A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to OCLI stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting and vote in person. Fourth, if you vote by telephone, you can change your vote at any time by following the telephone voting instructions on your proxy card.


Q: IF MY BROKER HOLDS MY SHARES IN STREET NAME, WILL MY BROKER VOTE MY SHARES
   FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instructions, your shares will be considered present at the special meeting for purposes of determining a quorum but will not be considered to have been voted in favor of adoption of the merger agreement. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, JDS Uniphase will send you written instructions for exchanging your OCLI stock certificates for JDS Uniphase stock certificates.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: You can write or call OCLI's Investor Relations at 2789 Northpoint Parkway,
   Santa Rosa, California 95407, telephone (707) 547-6335 with any questions about the merger.

                   SUMMARY OF THE PROXY STATEMENT-PROSPECTUS


     This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement-prospectus, including the merger agreement, the stock option agreement and the fairness opinion of Hambrecht & Quist LLC, which are attached as Annexes A, B and C, respectively. In addition, we incorporate by reference important business and financial information about JDS Uniphase and OCLI into this proxy statement-prospectus. You may obtain the information incorporated by reference into this proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on the inside front cover of this proxy statement-prospectus. Unless otherwise indicated or unless the context otherwise requires, all information in this proxy statement-prospectus gives effect to the stock dividend of one share of JDS Uniphase common stock for each outstanding share of JDS Uniphase common stock, effected as to JDS Uniphase's stockholders of record as of December 22, 1999, and the concurrent two-for-one stock split of the exchangeable shares of JDS Uniphase's subsidiary, JDS Uniphase Canada Ltd. All references to the JDS Uniphase common stock dividend in this proxy statement-prospectus also include the concurrent stock split of JDS Uniphase's Canadian subsidiary.


                                 THE COMPANIES

OPTICAL COATING LABORATORY, INC.
2789 NORTHPOINT PARKWAY
SANTA ROSA, CALIFORNIA 95407
ATTN: INVESTOR RELATIONS
(707) 547-6335

     OCLI is a worldwide leader in optical thin film coating technologies with over 50 years of experience developing thin film coating processes for government and industry. OCLI has built a portfolio of products that incorporate high performance optical thin films used to manage light.

     OCLI's products control, enhance and modify the behavior of light by utilizing its reflection, absorption and transmission properties to achieve commercially important effects such as high reflectivity, anti-glare, spectral filtering and color shifting. By integrating superior process capabilities with advanced product design, OCLI provides complete optical solutions that address a range of end-market applications.


     Fiber Optics. OCLI manufactures and sells optical components for fiber optic communications systems utilizing wavelength division multiplexing (WDM) technology. WDM increases the number of information-carrying channels an optical fiber can simultaneously transmit by combining light sources of different wavelengths, or colors, onto the same fiber optic cable. OCLI is also providing next generation fiber optic components for the metropolitan telecommunications market such as optical add/drop modules and distributed amplification.


     Light Interference Pigments. Through its Flex Products, Inc. subsidiary, OCLI manufactures and sells optically variable pigments used to prevent counterfeiting of the world's currencies and other value documents. These pigments are also used to create color-shifting effects in paints for automobiles and other consumer products.


     Display. OCLI manufactures and sells optical components used in projection display products such as large-screen projection televisions and business projection systems, cathode ray tube (CRT) displays and flat panel displays.

     Aerospace and Instrumentation. OCLI manufactures and sells optical components, including precision polymer optics, used in defense and aerospace products, as well as medical, scientific and analytical instruments. OCLI also sells optical components used on satellites for solar power generation, thermal control and other functions.


     Office Automation. OCLI manufactures and sells optical components, including precision polymer optics, for scanners, automated data collection products, printers and other office products.


     Since 1997, JDS Uniphase and OCLI have operated a successful strategic alliance under which OCLI contributed its expertise in optical thin film technology and products for some WDM applications and JDS Uniphase contributed its expertise in the design, manufacture and marketing of these products. JDS Uniphase was OCLI's largest customer for the twelve months ended October 31, 1998, and accounted for approximately 21% of revenues in fiscal 1998 and for approximately 37% of revenues for the nine months ended July 31, 1999.



     OCLI's principal offices and manufacturing facilities are at 2789 Northpoint Parkway, Santa Rosa, California 95407, where the telephone number is:
(707) 545-6440. OCLI also has manufacturing facilities and distribution subsidiaries in Europe and Asia.



     OCLI maintains a site on the Internet at www.ocli.com. Information found at OCLI's website is not a part of this proxy statement-prospectus. OCLI was incorporated in Delaware in 1948, reincorporated in California in 1963 and, in 1987, again reincorporated in Delaware.


JDS UNIPHASE CORPORATION
163 BAYPOINTE PARKWAY
SAN JOSE, CALIFORNIA 95134
ATTN: INVESTOR RELATIONS
(408) 434-1800


     JDS Uniphase Corporation is the result of a merger between Uniphase Corporation and JDS FITEL Inc., pursuant to which they combined their operations on June 30, 1999. Historic information described in this proxy statement-prospectus, not pertaining to OCLI, pertains only to either Uniphase Corporation or JDS FITEL Inc. In such instances, historic information that is specific to Uniphase Corporation or JDS FITEL Inc. is specifically described as "Uniphase" or "JDS FITEL" information, respectively. References to "JDS Uniphase" refer to the combined entity resulting from the merger of Uniphase and JDS FITEL.



     JDS Uniphase is a leading provider of advanced fiber optic components and modules. These products are sold to leading telecommunications and cable television system providers worldwide, which are commonly referred to as OEMs and include Alcatel, Ciena, General Instruments, Lucent, Nortel, Pirelli, Scientific Atlanta, Siemens and Tyco. JDS Uniphase's components and modules are basic building blocks for fiber optic networks and perform both optical-only (passive) and optoelectronic (active) functions within these networks. JDS Uniphase's products include semiconductor lasers, high-speed external modulators, transmitters, amplifiers, couplers, multiplexers, circulators, tunable filters, optical switches and isolators for fiber optic applications. JDS Uniphase also supplies its OEM customers with test instruments for both system production applications and network installation. In addition, JDS Uniphase designs, manufactures and markets laser subsystems for a broad range of commercial applications, which include biotechnology, industrial process control and measurement, graphics and printing and semiconductor equipment manufactured by its customers.



     JDS Uniphase's corporate headquarters in the United States is at 163 Baypointe Parkway, San Jose, California 95134, where the telephone number is
(408) 434-1800. Its corporate headquarters in

Canada is at 570 West Hunt Club Road, Nepean, Ontario, and the telephone number at this location is (613) 727-1304.



     JDS Uniphase maintains a site on the Internet at www.jdsunph.com. Information found at JDS Uniphase's website is not part of this proxy statement-prospectus. JDS Uniphase was incorporated in Delaware in October 1993.


                           SUMMARY OF THE TRANSACTION

STRUCTURE OF THE TRANSACTION


     OCLI will merge with Vintage Acquisition, Inc., a wholly owned subsidiary of JDS Uniphase, and become a wholly owned subsidiary of JDS Uniphase. Following the merger, as a stockholder of JDS Uniphase, you will have an equity stake in OCLI's parent company JDS Uniphase.


STOCKHOLDER APPROVAL

     The holders of a majority of the outstanding shares of OCLI common stock must adopt the merger agreement. JDS Uniphase stockholders are not required to adopt the merger agreement and will not vote on the merger.


     You are entitled to cast one vote for each share of OCLI common stock you owned as of December 15, 1999, the record date.



RECOMMENDATION OF OCLI'S BOARD OF DIRECTORS (SEE PAGE 48)


     After careful consideration, OCLI's board of directors unanimously determined that the merger is fair to you and in your best interests and declared the merger advisable. OCLI's board of directors unanimously approved the merger agreement and recommends its adoption by you.


OPINION OF OCLI'S FINANCIAL ADVISOR (SEE PAGE 49)



     Hambrecht & Quist LLC, OCLI's financial advisor, delivered an opinion to OCLI's board of directors that, subject to the considerations described in its opinion, the exchange ratio in the merger agreement is fair from a financial point of view to holders of shares of OCLI common stock. The complete opinion of Hambrecht & Quist is attached as Annex C and you are urged to read it in its entirety.



PROCEDURE FOR EXCHANGING YOUR STOCK CERTIFICATES (SEE PAGE 55)


     After the merger is completed, JDS Uniphase will send you written instructions for exchanging your OCLI stock certificates for JDS Uniphase stock certificates. Do not send your OCLI stock certificates now.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     JDS Uniphase and OCLI will complete the merger when all of the conditions to completion of the merger are satisfied or waived. The merger will become effective when we file a certificate of merger with the State of Delaware.

     JDS Uniphase and OCLI are working toward completing the merger as quickly as possible and hope to complete the merger in the first calendar quarter of 2000.


CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 64)


     JDS Uniphase's and OCLI's obligations to complete the merger are subject to the prior satisfaction or waiver of conditions. The conditions that must be satisfied or waived before the completion of the merger include the following:

     - the registration statement on Form S-4, of which this proxy statement-prospectus forms a part, must become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;

     - no injunction, order or prohibition preventing the completion of the merger may be in effect, and no action shall have been taken or any law be applicable to the merger which makes the merger illegal;


     - JDS Uniphase and OCLI must each receive an opinion of tax counsel that the merger will qualify as a tax-free reorganization; and



     - OCLI's stockholders must vote a majority of the outstanding shares of OCLI common stock for approval of the merger.


     OCLI's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - JDS Uniphase's representations and warranties must be true and correct;

     - JDS Uniphase must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by JDS Uniphase at or before completion of the merger;

     - JDS Uniphase has received all material consents necessary to complete the merger; and

     - a material adverse change relating to JDS Uniphase has not occurred.

     JDS Uniphase's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - OCLI's representations and warranties must be true and correct;

     - OCLI must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by OCLI at or before completion of the merger;

     - OCLI's stockholders must vote a majority of the outstanding shares of OCLI common stock for approval of the merger;

     - OCLI has received all material consents necessary to complete the merger;

     - a material adverse change relating to OCLI has not occurred;


     - OCLI's affiliates have entered into affiliate agreements, and each of the agreements will be in full force and effect as of the date of the merger; and

     - Some of OCLI's officers will remain employed with OCLI and remain bound by employment agreements regarding protection of trade secrets, assignment of inventions and noncompetition with OCLI.



TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 65)


     JDS Uniphase or OCLI may terminate the merger agreement by mutual written consent, duly authorized by JDS Uniphase's and OCLI's boards of directors.

     Either JDS Uniphase or OCLI may also terminate the merger agreement if the conditions to completion of the merger would not be satisfied because of a material breach of the merger agreement by the other party or a representation, warranty, covenant or agreement of the other party in the merger agreement becomes materially untrue, and the breach or untruth cannot be cured through reasonable efforts.

     In addition, either JDS Uniphase or OCLI may terminate the merger agreement under any of the following circumstances:

     - if the merger is not completed by June 30, 2000;

     - if a final court order or other government decree or ruling prohibiting the merger is issued and is not appealable; or

     - if OCLI's stockholders do not approve and adopt the merger agreement at the special meeting.

Furthermore, JDS Uniphase may terminate the merger agreement if:

     - OCLI's board of directors withdraws or changes in a manner adverse to JDS Uniphase its recommendation in favor of the merger;

     - OCLI's board of directors approves or recommends any offer or proposal from a party other than JDS Uniphase relating to an extraordinary transaction, such as a merger or a sale of significant assets; or

     - a person unaffiliated with JDS Uniphase starts a tender or exchange offer for 15% or more of the outstanding shares of OCLI, and OCLI's board of directors recommends that its stockholders tender their shares.


PAYMENT OF TERMINATION FEE (SEE PAGE 66)


     If the merger agreement terminates, OCLI may be required to pay JDS Uniphase a termination fee of $85 million.


NO OTHER NEGOTIATIONS INVOLVING OCLI (SEE PAGE 62)


     OCLI has agreed, subject to some limited exceptions, not to initiate or engage in discussions with another party about a business combination with the other party while the merger is pending.


STOCK OPTION AGREEMENT (SEE PAGE 66)


     OCLI entered into a stock option agreement with JDS Uniphase that grants JDS Uniphase the option to acquire shares of OCLI common stock that represent approximately 19.9% of the issued and outstanding shares of OCLI common stock. The exercise price of the option is $177.65 per share.

JDS Uniphase also has the right under some circumstances to require OCLI to purchase the option or shares acquired by JDS Uniphase.

     JDS Uniphase required OCLI to grant the option as a prerequisite to entering into the merger agreement. The option may discourage third parties who are interested in acquiring a significant stake in OCLI. JDS Uniphase intends the option to increase the likelihood that the merger will be completed.


     The option is not currently exercisable, and JDS Uniphase may exercise the option only if the merger agreement is terminated in circumstances similar to those in which the termination fee is payable.


     You are urged to read the stock option agreement, which is attached as Annex B, in its entirety.


NONCOMPETITION COMMITMENTS (SEE PAGE 68)



     Some officers of OCLI have entered into change-in-control agreements which include noncompetition provisions. Under the change-in-control agreements, these officers agreed that in the event of an officer's termination, they would not for a period of two years after such termination solicit OCLI's employees, solicit or enter into any business relationship with OCLI's customers, or compete with OCLI in any business similar to that conducted by OCLI as of the date of termination.



INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 54)


     When considering the recommendation of OCLI's board of directors, you should be aware that some of OCLI's directors and officers have interests in the merger that are different from yours.


     Some of the directors and officers of OCLI participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests. In particular, as a result of the completion of the merger, unvested options held by some officers will immediately vest, and these officers, if terminated, will also be entitled to severance payments. As a result, these directors and officers are more likely to vote to approve the merger agreement than if they did not hold these interests. OCLI stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.



     As of the record date, directors and executive officers of OCLI and their affiliates held approximately 7.8% of the outstanding shares of OCLI common stock. Also, employees of OCLI held approximately 8.4% of the outstanding shares of OCLI common stock through OCLI's 401(k) Plan on that date. To complete the merger, the holders of a majority of the outstanding shares of OCLI common stock must adopt the merger agreement.



UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER (SEE PAGE 56)


     The merger is structured so that, in general, JDS Uniphase, OCLI and OCLI's stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash received by OCLI stockholders instead of fractional shares. It is a condition to the merger that JDS Uniphase and OCLI receive legal opinions stating that the merger will be a tax-free reorganization.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 57)


     The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.


ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER (SEE PAGE 57)



     The merger is subject to approval under the antitrust laws. JDS Uniphase and OCLI have made the required filings with the Department of Justice and the Federal Trade Commission, and the appropriate waiting periods have expired as of the date of this proxy statement-prospectus. JDS Uniphase and OCLI intend to comply with all requests for information from the Department of Justice or the Federal Trade Commission. The Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion.



RESTRICTIONS ON THE ABILITY TO SELL JDS UNIPHASE STOCK (SEE PAGE 58)


     All shares of JDS Uniphase common stock received by you in connection with the merger will be freely transferable unless you are considered an affiliate of either JDS Uniphase or OCLI under the Securities Act of 1933. Shares of JDS Uniphase common stock held by affiliates may only be sold pursuant to a registration statement or exemption under the Securities Act, or as permitted under the rules of the Securities Act.


APPRAISAL RIGHTS (SEE PAGE 58)


     Neither OCLI nor JDS Uniphase stockholders are entitled under Delaware law to appraisal rights with respect to the merger.

EXPENSES

     If the merger is completed, OCLI will bear all expenses incurred in connection with the merger, except that JDS Uniphase and OCLI will share equally the costs of filing with the SEC the registration statement of which this proxy statement-prospectus is a part and printing and mailing this proxy statement-prospectus. If the merger is not completed, each party shall pay all expenses it incurs in connection with the merger.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OCLI


     Set forth below is a summary of certain consolidated financial information with respect to OCLI as of the dates and for the periods indicated. The Consolidated Statement of Income and Other Data set forth below for the fiscal years ended October 31, 1998, 1997 and 1996 and the balance sheet data as of October 31, 1998 and 1997 have been derived from OCLI's audited consolidated financial statements and are incorporated herein by reference. The Consolidated Statement of Income Data and Other Data set forth below for the fiscal years ended October 31, 1995 and 1994 and the balance sheet data as of October 31, 1996, 1995 and 1994 have been derived from OCLI's audited consolidated financial statements and are not incorporated herein by reference. The selected historical financial data of OCLI as of and for the nine months ended July 31, 1999 and 1998 has been derived from OCLI's unaudited financial statements and includes, in the opinion of OCLI's management, all adjustments, consisting only of normal recurring adjustments, which OCLI considers necessary to present fairly the results of operations and financial position of such periods. The selected historical financial data should be read in conjunction with OCLI's Consolidated Financial Statements and Notes thereto incorporated by reference. The historical results are not necessarily indicative of results to be expected for any future periods. OCLI uses a 52/53-week fiscal year ending on the Sunday nearest October
31. However, for purposes of presentation, fiscal periods are indicated at calendar month-ends. Fiscal years 1998, 1997, 1995 and 1994 were 52-week years and fiscal year 1996 was a 53-week year.



                                         AS OF AND FOR
                                        THE NINE MONTHS
                                         ENDED JULY 31,              AS OF AND FOR THE YEARS ENDED OCTOBER 31,
                                      --------------------    --------------------------------------------------------
                                        1999        1998        1998        1997        1996        1995        1994
                                      --------    --------    --------    --------    --------    --------    --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME
  DATA:
Revenues............................  $243,709    $185,111    $255,624    $217,829    $189,195    $169,417    $131,780
  Amortization of intangibles.......  $  1,523    $    598    $    805    $    936    $  1,146    $    975    $    648
  Loss on asset disposal(1).........  $    934    $     --    $     --    $     --    $     --    $     --    $     --
  Legal settlement, net(2)..........  $ (2,960)   $     --    $     --    $     --    $     --    $     --    $     --
  In-process research and
    development(3)..................  $  2,906    $     --    $     --    $     --    $     --    $     --    $     --
  Impairment loss(4)................  $     --    $     --    $  8,628    $     --    $     --    $     --    $     --
  Restructuring expenses(5).........  $     --    $     --    $    586    $     --    $     --    $     --    $     --
  Income from operations............  $ 23,865    $ 16,473    $ 14,872    $ 15,947    $ 12,402    $ 16,570    $ 10,561
  Net income........................  $ 13,020    $  8,066    $  7,339    $  7,125    $  5,196    $  7,391    $  4,604
  Net income applicable to common
    stock...........................  $ 13,020    $  7,816    $  7,089    $  6,432    $  4,236    $  6,929    $  4,604
Net income per share:
    Basic...........................  $   1.02    $   0.70    $   0.62    $   0.63    $   0.44    $   0.76    $   0.51
    Diluted.........................  $   0.93    $   0.66    $   0.59    $   0.60    $   0.41    $   0.73    $   0.51
Weighted average number of common
  shares used to compute earnings
  per share:
    Basic...........................    12,743      11,169      11,388      10,191       9,629       9,144       8,975
    Diluted.........................    14,020      11,822      11,999      10,673      10,301       9,510       9,023
CONSOLIDATED BALANCE SHEET DATA:
  Working capital...................  $154,132    $ 43,304    $ 75,130    $ 42,618    $ 38,087    $ 28,015    $ 28,692
  Total assets......................  $321,944    $190,828    $213,586    $183,493    $172,771    $169,834    $118,879
  Long term debt....................  $ 54,935    $ 28,912    $ 52,373    $ 40,975    $ 45,788    $ 47,267    $ 35,441
  Total stockholders' equity........  $218,439    $100,961    $102,223    $ 86,963    $ 79,559    $ 73,894    $ 52,037
OTHER DATA:
  Net cash provided by (used in):
    Operating activities............  $ 41,939    $ 10,859    $ 25,366    $ 20,136    $ 20,208    $ 13,051    $ 16,552
    Investment activities...........  $(44,512)   $(11,423)   $(17,079)   $(17,231)   $(11,590)   $(47,573)   $ (8,821)
    Financing activities............  $ 81,723    $ (1,358)   $ 17,298    $ (3,570)   $    772    $ 21,387    $  9,502
  Increase (decrease) in cash and
    cash equivalents................  $ 79,138    $ (1,968)   $ 25,663    $   (810)   $  9,425    $(13,061)   $ 17,379


-------------------------
(1) In the fourth quarter of fiscal 1998, due to excess capacity, OCLI removed from service and began negotiations for the sale of a large continuous coating machine. As sales price estimates at that time and for subsequent quarters exceeded the carrying amount of the equipment, losses were previously not recorded. In the second quarter of fiscal 1999, due to the need for manufacturing space, OCLI made the decision to accelerate the sale of the machine and to sell the machine for less than book value, if necessary. Consequently, the machine, with a carrying value of $1.4 million, was sold for $460,000 net of removal and shipping costs, and OCLI recognized a loss of $934,000 in the second quarter of fiscal 1999 on the sale of the machine.

(2) On January 15, 1999, OCLI settled a lawsuit with Optical Corporation of America and certain of its stockholders regarding a failed merger in fiscal 1996. In connection with the settlement, OCLI received cash, net of related legal expenses of $3.0 million, which was recorded as a benefit in the first quarter of fiscal 1999.


(3) In December 1998, OCLI acquired the 40.0% minority interest in Flex Products, Inc. held by SICPA Holding S.A. for $30.0 million bringing its ownership in Flex to 100%. OCLI recorded the transaction as a purchase in the first quarter of fiscal 1999. As a result of this transaction, OCLI recorded a charge for in-process research and development of $2.9 million.


(4) In the fourth quarter of fiscal 1998, OCLI recorded an impairment loss of $8.6 million in connection with the sale of the operating assets of its manufacturing subsidiary in Germany.

(5) In the fourth quarter of fiscal 1998, OCLI's management and board of directors approved a plan of restructuring for its administrative and sales offices in Europe. Pursuant to this plan, OCLI recorded restructuring charges of $586,000 in the fourth quarter of fiscal 1998.

        SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JDS UNIPHASE


     Set forth below is a summary of certain consolidated financial information with respect to JDS Uniphase as of the dates and for the periods indicated. The Consolidated Statement of Operations and Other Data set forth below for the fiscal years ended June 30, 1999, 1998 and 1997 and the balance sheet data as of June 30, 1999 and 1998 have been derived from JDS Uniphase's consolidated financial statements which have been audited by Ernst & Young LLP and are incorporated herein by reference. The Consolidated Statement of Operations Data and Other Data set forth below for the fiscal years ended June 30, 1996 and 1995 and the balance sheet data as of June 30, 1997, 1996 and 1995 have been derived from JDS Uniphase's consolidated financial statements which have been audited by Ernst & Young LLP and are not incorporated herein by reference. The selected historical financial data of JDS Uniphase as of and for the three months ended September 30, 1999 and 1998 has been derived from JDS Uniphase's unaudited financial statements and includes, in the opinion of JDS Uniphase's management, all adjustments, consisting of normal recurring adjustments, which JDS Uniphase considers necessary to present fairly the results of operations and financial position of such periods.



                                        AS OF AND FOR
                                    THE THREE MONTHS ENDED
                                        SEPTEMBER 30,                  AS OF AND FOR THE YEARS ENDED JUNE 30,
                                    ----------------------    ---------------------------------------------------------
                                     1999(3)        1998       1999(3)        1998        1997        1996       1995
                                    ----------    --------    ----------    --------    --------    --------    -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net sales.........................  $  230,059    $ 57,420    $  282,828    $185,215    $113,214    $ 73,701    $46,523
  Amortization of purchased
    intangibles...................  $  172,884    $  3,884    $   15,730    $  5,577    $  1,844    $    169    $   229
  Acquired in-process research and
    development...................  $       --    $     --    $  210,400    $ 40,268    $ 33,314       4,480    $ 4,460
  Merger and other costs (1)......  $       --    $     --    $    6,759    $     --    $     --    $     --    $    --
  Income (loss) from operations...  $ (113,144)   $ 11,904    $ (153,222)   $(11,521)   $(15,785)   $  5,849    $ 1,285
  Net income (loss)...............  $ (113,920)   $  8,148    $ (171,057)   $(19,630)   $(17,787)   $  3,212    $ 1,439
  Earnings (loss) per share(2):
    Basic.........................  $    (0.34)   $   0.05    $    (1.07)   $  (0.14)   $  (0.13)   $   0.03    $  0.02
    Dilutive......................  $    (0.34)   $   0.05    $    (1.07)   $  (0.14)   $  (0.13)   $   0.03    $  0.02
  Shares used in per share
    calculation(2):
    Basic.........................     336,930     156,448       159,124     141,804     134,764     102,232     75,768
    Dilutive......................     336,930     169,072       159,124     141,804     134,764     111,648     83,588
CONSOLIDATED BALANCE SHEET DATA:
  Working capital.................  $1,069,929    $137,190    $  314,760    $121,428    $110,197    $132,239    $18,404
  Total assets....................  $4,745,456    $352,949    $4,096,097    $332,871    $180,653    $175,692    $33,611
  Long-term obligations...........  $    8,295    $  6,505    $    9,847    $  5,666    $  2,478    $  7,049    $   244
  Total stockholders' equity......  $4,284,365    $304,250    $3,619,247    $280,038    $152,033    $154,824    $26,196
OTHER DATA:
  Net cash provided by (used in):
    Operating activities..........  $   39,380    $ 15,389    $   66,946    $ 51,025    $ 21,935    $  8,031    $ 4,008
    Investment activities.........  $ (361,476)   $(29,314)   $  (40,298)   $(45,712)   $(48,851)   $(83,626)   $(4,417)
    Financing activities..........  $  742,291    $  4,879    $   15,445    $ (1,715)   $  3,790    $125,090    $   495
  Increase (decrease) in cash and
    cash equivalents..............  $  420,195    $ (9,046)   $   42,093    $  3,598    $(23,126)   $ 49,495    $    86


-------------------------


(1) Results of operations for fiscal 1999 include $5,877,000 of costs and expenses attributable to the pooling of interests transaction with Uniphase Broadband Products, Inc. and $882,000 of operating expenses to reflect the loss on sale of the Ultrapointe Systems assets.



(2) Share and per share amounts have been restated to give effect to a stock dividend of one share of JDS Uniphase common stock for each outstanding share of JDS Uniphase common stock effective as of December 22, 1999. On December 16, 1999, JDS Uniphase stockholders approved an increase in authorized shares of common stock from 300,000,000 to 600,000,000.



(3) Uniphase merged with JDS FITEL effective June 30, 1999 in a transaction accounted for as a purchase. The Consolidated Statement of Operations and Other Data for the three months ended September 30, 1999 and the Consolidated Balance Sheet Data as of September 30, 1999 and June 30, 1999 include the results of operations and financial position, respectively of JDS FITEL.

    UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS



     The following unaudited pro forma condensed combined consolidated financial statements give effect to the merger using the purchase method of accounting and include the pro forma adjustments described in the accompanying notes.


     Effective June 30, 1999, Uniphase Corporation combined its operations with JDS FITEL Inc. to form JDS Uniphase Corporation in a transaction accounted for as a purchase. Accordingly, the historical balance sheet of JDS Uniphase as of June 30, 1999 includes the financial position of JDS FITEL Inc. as of that date, but the historical statement of operations for JDS Uniphase for the year ended June 30, 1999 does not include the results of operations for JDS FITEL Inc. for that period. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the fiscal year ended June 30, 1999 is based on the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase included in Form 8-K/A filed November 3, 1999 (combining Uniphase and JDS FITEL Inc.) after giving effect to the merger with OCLI under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

     The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the three months ended September 30, 1999 and the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheets as of September 30, 1999 are based on the historical financial statements of JDS Uniphase and OCLI, after giving effect to the merger with OCLI under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

     The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements should be read in conjunction with the historical financial statements of JDS Uniphase and OCLI and the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase included in Form 8-K/A filed November 3, 1999 (combining Uniphase Corporation and JDS FITEL Inc.). The pro forma information does not purport to be indicative of the results that would have been reported if the above transaction had been in effect for the period presented or which may result in the future.

     The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations are presented as if the combination had taken place on July 1, 1998. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the three month ended September 30, 1999 combines the three months ended September 30, 1999 for JDS Uniphase and the three months ended July 31, 1999 for OCLI. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended June 30, 1999 combines the year ended June 30, 1999 for pro forma JDS Uniphase and the historical twelve months ended April 30, 1999 for OCLI. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet is presented to give effect to the proposed merger as if it occurred on September 30, 1999 and combines the balance sheet for JDS Uniphase as of September 30, 1999 with the balance sheet of OCLI as of July 31, 1999.

  UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                            OF JDS UNIPHASE AND OCLI
                     THREE MONTHS ENDED SEPTEMBER 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                    PRO FORMA
                                                                                   JDS UNIPHASE
                                                                      PRO FORMA      AND OCLI
                                            JDS UNIPHASE    OCLI     ADJUSTMENTS     COMBINED
                                            ------------   -------   -----------   ------------
Net sales.................................   $ 230,059     $89,864    $(37,476)     $ 282,447
Cost of sales.............................     125,214      63,191     (37,476)       150,929
                                             ---------     -------    --------      ---------
  Gross profit............................     104,845      26,673          --        131,518
Operating expenses:
  Research and development................      17,248       7,423          --         24,671
  Selling, general and administrative.....      27,857       9,053         625         37,535
  Amortization of purchased intangibles...     172,884         726      86,359        259,969
                                             ---------     -------    --------      ---------
Total operating expenses..................     217,989      17,202      86,984        322,175
                                             ---------     -------    --------      ---------
Income (loss) from operations.............    (113,144)      9,471     (86,984)      (190,657)
Interest and other income, net............       5,488         246          --          5,734
                                             ---------     -------    --------      ---------
Income (loss) before income taxes.........    (107,656)      9,717     (86,984)      (184,923)
Income tax expense (benefit)..............       6,264       3,498      (5,265)         4,497
                                             ---------     -------    --------      ---------
Net income (loss).........................   $(113,920)    $ 6,219    $(81,719)     $(189,420)
                                             =========     =======    ========      =========
Basic earnings (loss) per share...........   $   (0.34)    $  0.46                  $   (0.53)
                                             =========     =======                  =========
Dilutive earnings (loss) per share........   $   (0.34)    $  0.41                  $   (0.53)
                                             =========     =======                  =========
Average number of shares outstanding......     336,930      13,643                    362,251
                                             =========     =======                  =========
Average number of shares outstanding
  assuming dilution.......................     336,930      15,319                    362,251
                                             =========     =======                  =========

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements

  UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                            OF JDS UNIPHASE AND OCLI
                            YEAR ENDED JUNE 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                          JDS UNIPHASE
                                           (PRO FORMA                               PRO FORMA
                                          UNIPHASE AND                             JDS UNIPHASE
                                            JDS FITEL                 PRO FORMA      AND OCLI
                                            COMBINED)       OCLI     ADJUSTMENTS     COMBINED
                                          -------------   --------   -----------   ------------
Net sales...............................   $  587,889     $291,751    $ (85,278)   $   794,362
Cost of sales...........................      284,358      197,233      (85,278)       396,313
                                           ----------     --------    ---------    -----------
  Gross profit..........................      303,531       94,518           --        398,049
Operating expenses:
  Research and development..............       52,544       19,384           --         71,928
  Selling, general and administrative...       71,488       44,665        2,500        118,653
  Amortization of purchased
     intangibles........................      687,502        1,204      345,438      1,034,144
  Acquired in-process research and
     development........................      210,400        2,906           --        213,306
Other operating expenses................        6,759        7,188           --         13,947
                                           ----------     --------    ---------    -----------
Total operating expenses................    1,028,693       75,347      347,938      1,451,978
                                           ----------     --------    ---------    -----------
Income (loss) from operations...........     (725,162)      19,171     (347,938)    (1,053,929)
Interest and other income, net..........       10,395       (2,641)          --          7,754
                                           ----------     --------    ---------    -----------
Income (loss) before income taxes.......     (714,767)      16,530     (347,938)    (1,046,175)
Income tax expense (benefit)............       (2,511)       5,748      (21,060)       (17,823)
Minority interest.......................           --        1,287           --          1,287
                                           ----------     --------    ---------    -----------
Net income (loss).......................   $ (712,256)    $  9,495    $(326,878)   $(1,029,639)
                                           ==========     ========    =========    ===========
Basic earnings (loss) per share.........   $    (2.24)    $   0.78                 $     (3.03)
                                           ==========     ========                 ===========
Dilutive earnings (loss) per share......   $    (2.24)    $   0.73                 $     (3.03)
                                           ==========     ========                 ===========
Average number of shares outstanding....      317,776       12,153                     340,332
                                           ==========     ========                 ===========
Average number of shares outstanding
  assuming dilution.....................      317,776       12,947                     340,332
                                           ==========     ========                 ===========

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements

       UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                            OF JDS UNIPHASE AND OCLI
                               SEPTEMBER 30, 1999

                                 (IN THOUSANDS)


                                                                                 PRO FORMA
                                                                                JDS UNIPHASE
                                          JDS                     PRO FORMA       AND OCLI
                                        UNIPHASE       OCLI      ADJUSTMENTS      COMBINED
                                       ----------    --------    -----------    ------------
Assets:
Cash & cash equivalents..............  $  495,613    $120,018    $   (8,000)     $  607,631
Short-term investments...............     463,631          --            --         463,631
Accounts receivable..................     140,175      37,651        (2,980)        174,846
Inventories..........................      98,034      23,454        (4,510)        116,978
Other current assets.................      21,260       9,195            --          30,455
                                       ----------    --------    ----------      ----------
Total current assets.................   1,218,713     190,318       (15,490)      1,393,541
Property, plant and equipment, net...     209,222     101,243        25,000         335,465
Intangible assets, including
  goodwill...........................   3,311,309      28,784     2,528,645       5,868,738
Other assets.........................       6,212       1,599            --           7,811
                                       ----------    --------    ----------      ----------
  Total assets.......................  $4,745,456    $321,944    $2,538,155      $7,605,555
                                       ==========    ========    ==========      ==========
Liabilities and Stockholders' Equity:
Current maturities on long-term
  debt...............................  $       --    $  4,790    $       --      $    4,790
Accounts payable.....................      51,671       9,125        (2,980)         57,816
Other accrued expenses...............      97,113      22,271        (4,510)        114,874
                                       ----------    --------    ----------      ----------
Total current liabilities............     148,784      36,186        (7,490)        177,480
Long-term debt.......................          --      54,935            --          54,935
Other non-current liabilities........       8,295       3,056            --          11,351
Deferred tax liabilities.............     304,012       9,328       188,808         502,148
Stockholders' equity.................   4,284,365     218,439      (218,439)      6,859,641
                                                                    (84,065)
                                                                  2,659,341
                                       ----------    --------    ----------      ----------
  Total liabilities and stockholders'
          equity.....................  $4,745,456    $321,944    $2,538,155      $7,605,555
                                       ==========    ========    ==========      ==========

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL

                      STATEMENTS OF JDS UNIPHASE AND OCLI


1. BASIS OF PRO FORMA PRESENTATION


     The JDS Uniphase Pro Forma Condensed Combined Consolidated Financial Statements provide for the exchange of 1.856 shares of JDS Uniphase common stock for each outstanding share of OCLI common stock. In addition, JDS Uniphase will issue options in exchange for outstanding OCLI options with the number of shares and the exercise price appropriately adjusted by the exchange ratio.



     The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements reflect the issuance of 26,154,752 shares of JDS Uniphase common stock for all the outstanding shares of OCLI common stock as of July 31, 1999, the exchange ratio of 1.856 for each share of OCLI common stock and an average market price for JDS Uniphase common stock of $90.18 per share. The average market price per share of JDS Uniphase common stock is based on the average closing price for a range of trading days (October 28 through November 10, 1999) around the announcement date (November 4, 1999) of the merger. The actual number of shares of JDS Uniphase common stock to be issued will depend on the actual number of shares of OCLI common stock outstanding on the date the merger closes. Based on the total number of OCLI options outstanding at July 31, 1999, JDS Uniphase would issue options to purchase 3,924,000 shares of JDS Uniphase common stock at a weighted average exercise price of $8.83. The actual number of options granted depends on the actual number of OCLI options outstanding on the date the merger closes. The estimated fair value of the options, as well as estimated direct transaction expenses of $8.0 million, have been included as a part of the total estimated purchase cost.


     The total estimated purchase cost of the OCLI merger is as follows (in thousands):

Value of securities issued..................................  $2,358,675
Assumption of OCLI options..................................     300,666
                                                              ----------
                                                               2,659,341
Estimated transaction costs and expenses....................       8,000
                                                              ----------
  Total estimated purchase cost.............................  $2,667,341
                                                              ==========

     The preliminary purchase price allocation is as follows:

                                                                   ANNUAL
                                                    AMOUNT      AMORTIZATION    USEFUL LIVES
                                                  ----------    ------------    -------------
Purchase Price Allocation:
Tangible net assets.............................  $  214,655           n/a                n/a
  Intangible assets acquired:
     Developed technology:
       Telecommunications.......................     115,123      $ 19,187            6 years
       Flex Products............................      92,210         6,479      10 - 15 years
       Applied Photonics........................       1,009           202            5 years
       Information Industries...................      23,921         2,392           10 years
     Proprietary know-how.......................     161,865        15,640       6 - 15 years
     Trademark and tradename....................      38,523         3,852           10 years
     Assembled workforce........................      14,368         2,395            6 years
     In-process research and development........      84,065           n/a                n/a
     Goodwill...................................   2,110,410       295,291          7.2 years
     Deferred tax liabilities...................    (188,808)          n/a                n/a
                                                  ----------      --------
          Total estimated purchase price
             allocation.........................  $2,667,341      $345,438
                                                  ==========      ========


     PricewaterhouseCoopers LLP ("PwC") performed an allocation of the total purchase price of OCLI to its individual assets. The purchase price allocation is preliminary and, therefore, subject to change based on further analysis. Of the total purchase price, $84.1 million has been allocated to in-process research and development and will be charged to expense in the period the transaction closes (expected to be the quarter ending March 31, 2000). Due to their non-recurring nature, the in-process research and development attributed to the OCLI transaction and the transaction costs incurred by OCLI estimated at $9.0 million have been excluded in the pro forma statements of operations. The remaining purchase price has been allocated to specifically identifiable assets acquired, including an adjustment to write up property and equipment of OCLI to fair value by $25.0 million.


     After allocating value to the in-process research and development projects and OCLI's tangible assets, specific intangible assets were then identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations. The identifiable assets include existing technology, proprietary know-how, trademarks and tradenames, and assembled workforce.

     The acquired existing technology, which is comprised of products that are already technologically feasible, includes products that are manufactured and marketed by OCLI's Telecommunications, Flex Products, Applied Photonics, and Information Industries groups. JDS Uniphase expects to amortize the acquired existing technology of approximately $232.3 million on a straight-line basis over an average estimated remaining useful life of 8.2 years.


     The acquired proprietary know-how represents OCLI trade secrets and patents developed through years of experience designing and manufacturing thin film products. This know-how enables OCLI to develop new and improve existing thin film products, processes and manufacturing equipment, thereby providing OCLI with a distinct advantage over its competitors and a reputation for technological superiority in the industry. JDS Uniphase expects to amortize the proprietary know-how of approximately $161.9 million on a straight-line basis over an average estimated remaining useful life of 10.4 years.

     The trademarks and trade names include the OCLI trademark and trade name as well as all branded OCLI products such as GlareGuard(R) and processes such as MetaMode(R). JDS Uniphase expects to amortize the trademark and trade names of approximately $38.5 million on a straight-line basis over an estimated remaining useful life of 10 years.

     The acquired assembled workforce is comprised of over 1,400 skilled employees across OCLI's General and Administration, Science and Technology, Sales and Marketing, and Manufacturing groups. JDS Uniphase expects to amortize the value assigned to the assembled workforce of approximately $14.4 million on a straight-line basis over an estimated remaining useful life of 6 years.

     Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is amortized on a straight-line basis over its estimated remaining useful life of 7.2 years.

     Due to its non-recurring nature, the in-process research and development attributed to the OCLI transaction has been excluded in the pro forma statements of operations. OCLI's Telecommunications, Flex Products, Information Industries, and Applied Photonics divisions are currently developing new products and processes that qualify as in-process research and development.


     The in-process research and development relates to sophisticated optical components, filters and materials that manage light propagation in today's most advanced telecommunications systems, projection display engines and state of the art optically variable security devices. The in-process research and development is comprised of three main categories: (1) thin film filters and switches, (2) optical display and projection products, and (3) light interference pigments.


     The following is a brief description of each acquired in-process research and development project as of the date of the merger:


     Thin film filters and switches. The main application for these products is to control the reflection, refraction, transmission and absorption of lightwave signals that are transmitted through fiber optic cables. OCLI's current development efforts are directed toward improved spectral precision and enhanced wavelength division capability of the filters and switches. Products in-process include switches, filter lock lasers, add-drop multiplexers and dispersion compensators which are in the exploratory through the prototype stages of the development cycle. OCLI expects the development cycle to range between 3 and 25 months with expected completion dates from the second quarter of calendar year 2000 through the first quarter of calendar year 2002. Development costs incurred on those products to date are approximately $7.6 million with estimated cost to complete of approximately $22.0 million which OCLI expects to incur ratably for the remainder of the development cycle. OCLI believes the associated risks of developing these products to commercial viability include potential difficulties meeting customer and market performance specifications and competition from products using competing technologies that offer comparable functionality.



     Optical display and projection products. The main application for this product is to control the brightness, contrast and resolution of next generation display products including computer displays, digital image projectors, flat panel displays, scanners and personal digital assistants (commonly known as PDAs). The performance of these products is highly dependent upon optical components utilizing thin film filter technology coupled with increasingly smaller size and weight requirements. OCLI is currently in the prototype stage of the development cycle for this product family and expects the development cycle to continue for approximately 9 months with completion expected in the third quarter of calendar year 2000. Development costs incurred to date are approximately $6.0 million with estimated cost to complete of approximately $3.0 million which OCLI expects to incur ratably for the remainder of the development cycle. OCLI believes the associated risks of developing these products to commercial viability include potential difficulties meeting customer and market performance specifications and competition from products using competing technologies that offer comparable functionality.


     Light interference pigments. The main application for this product is to achieve unique color shifting characteristics in security products and decorative surface treatments. Security related products include bank notes, passports, credit cards, tax stamps and brand protection labels. Decorative surface treatments include automotive paint, cosmetics, electronic cases and apparel. OCLI is currently in the prototype stage of the development cycle for this product family and expects the development cycle to continue for approximately 12 months with completion expected in the first quarter of calendar year 2001. Development costs incurred to date are approximately $8.2 million with estimated cost to complete of approximately $11.3 million which OCLI expects to incur ratably for the remainder of the development cycle. OCLI believes the associated risks of developing these products to commercial viability include meeting customer and market performance specifications, meeting customer and market volume requirements and competition from products using competing technologies that offer comparable functionality.


VALUE ASSIGNED TO IN-PROCESS RESEARCH AND DEVELOPMENT

     The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by OCLI and its competitors.


     The rates utilized to discount the net cash flows to their present value are based on OCLI weighted average cost of capital and the weighted average return on assets. Given the nature of the risks associated with the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets, the weighted average cost of capital was adjusted. Based on these factors, discount rates of 18 to 25%, 25% and 18% were deemed appropriate for thin film filters, optical display and projection products and light interference pigments, respectively.


     The estimates used in valuing in-process research and development were based upon assumptions PwC believes to be reasonable but which are inherently uncertain and unpredictable. PwC's assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the projected results. Any such variance may result in a material adverse effect on OCLI's financial condition and results of operations.

     With respect to the acquired in-process technologies, the calculations of value were adjusted to reflect the value creation efforts of OCLI prior to the merger. Following are the estimated completion percentages and technology lives:

                                                         PERCENT        EXPECTED
                       PROJECT                          COMPLETED    TECHNOLOGY LIFE
                       -------                          ---------    ---------------
Thin film filters.....................................     26%         6 - 10 years
Optical display and projection products...............     67%             10 years
Light interference pigments...........................     42%        14 - 20 years

     The value assigned to each acquired in-process research and development project as of the date of this proxy statement-prospectus were as follows (in millions):

Thin film filters...........................................  $56.9
Optical display and projection products.....................   14.4
Light interference pigments.................................   12.8
                                                              -----
  Total acquired in-process research and development........  $84.1
                                                              =====


     A portion of the purchase price has been allocated to developed technology and acquired in-process research and development. Developed technology and in-process research and development were identified and valued through extensive interviews, analysis of data provided by OCLI concerning developmental products, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and in-process research and development.



     Where developmental projects had reached technological feasibility, they were classified as developed technology, and the value assigned to developed technology was capitalized. Where the developmental projects had not reached technological feasibility and had no future alternative uses, they were classified as in-process research and development and charged to expense upon closing of the merger. OCLI estimates that a total investment of $36.3 million in research and development over the next 25 months will be required to complete the in-process research and development. The nature of the efforts required to develop the purchased in-process research and development into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.



     JDS Uniphase acquired AFC Technologies in August 1999 and in November 1999 acquired EPITAXX, Inc. In December 1999, JDS Uniphase acquired SIFAM Limited and Oprel Technologies, Inc. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase and OCLI do not include on a pro forma basis these acquisitions since collectively, they are not significant to JDS Uniphase.


2. PRO FORMA ADJUSTMENTS

     The JDS Uniphase Unaudited Pro Forma Condensed Combined Consolidated Financial Statements give effect to the allocation of the total purchase cost to the assets and liabilities of OCLI based on their respective fair values and to amortization over the respective useful lives of amounts allocated to intangible assets. Intercompany balances between JDS Uniphase and OCLI have been eliminated for pro forma presentations. The pro forma combined provision for income taxes do not represent the amounts that would have resulted had JDS Uniphase and OCLI filed consolidated income tax returns during the periods presented. The provision for income tax includes the amortization of deferred tax liabilities originating from the transaction.

3. PRO FORMA NET LOSS PER SHARE


     The pro forma basic and dilutive net loss per share are based on the weighted average number of shares of JDS Uniphase common stock outstanding during each period and weighted average number of OCLI shares of common stock outstanding multiplied by the exchange ratio. Dilutive securities including the replacement OCLI options are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.

                           COMPARATIVE PER SHARE DATA



     The following table presents certain historical per share data of OCLI and JDS Uniphase and certain unaudited pro forma per share data that reflect the combination of OCLI and JDS Uniphase using the purchase method of accounting. This data should be read in conjunction with the OCLI Audited Financial Statements, the OCLI Unaudited Financial Statements, the JDS Uniphase Audited Financial Statements and the JDS Uniphase Unaudited Financial Statements that are incorporated by reference, and the OCLI and JDS Uniphase Unaudited Pro Forma Condensed Combined Consolidated Financial Statements included elsewhere in this document. The OCLI and JDS Uniphase pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the combination of OCLI and JDS Uniphase actually occurred at the beginning of the periods presented nor do they indicate future results of operations or financial position.



                                                 AS OF AND FOR THE THREE MONTHS ENDED
                                                          SEPTEMBER 30, 1999
                                         ----------------------------------------------------
                                                                          PRO FORMA
                                                                -----------------------------
                                                      JDS       JDS UNIPHASE        OCLI
                                         OCLI(1)    UNIPHASE      AND OCLI      EQUIVALENT(4)
                                         -------    --------    ------------    -------------
                                                             (UNAUDITED)
Pro Forma net income (loss) per share:
Basic..................................  $ 0.46      $(0.34)       $(0.53)         $ (0.97)
  Diluted..............................  $ 0.41      $(0.34)       $(0.53)         $ (0.97)
Pro Forma book value per common share
  at period end(2)(3)..................  $15.50      $12.34        $18.37          $ 34.10



                                                       AS OF AND FOR THE YEAR ENDED
                                                              JUNE 30, 1999
                                             ------------------------------------------------
                                                                            PRO FORMA
                                                                    -------------------------
                                                                      JDS
                                                                    UNIPHASE
                                                          JDS         AND           OCLI
                                             OCLI(1)    UNIPHASE      OCLI      EQUIVALENT(4)
                                             -------    --------    --------    -------------
                                                               (UNAUDITED)
Pro Forma net income (loss) per share:
Basic......................................   $0.78      $(2.24)     $(3.03)       $(5.62)
  Diluted..................................   $0.73      $(2.24)     $(3.03)       $(5.62)
Pro Forma book value per common share at
  period end(2)(3).........................   $9.52      $11.25      $17.80        $33.04


-------------------------
(1) Because of different year ends, consolidated financial information relating to OCLI's twelve months ended April 30, 1999 and three months ended July 31, 1999 has been combined with financial information for JDS Uniphase for the fiscal year ended June 30, 1999 and three months ended September 30, 1999, respectively.


(2) The historical book value per share is computed by dividing total stockholders' equity as of the end of each period for which such computation is made by the number of common shares outstanding as of the end of each period.


(3) The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares outstanding at the end of each period for which such computation is made. For purposes of computing pro forma book value per share as of June 30,

    1999 the pro forma book value of $6.2 billion was divided by pro forma common shares outstanding of 348.0 million.

(4) The OCLI pro forma equivalent per share amounts are computed by multiplying the OCLI and JDS Uniphase pro forma combined per share amounts by the exchange ratio of 1.856 shares of JDS Uniphase common stock for each share of OCLI common stock. Pro forma diluted earnings per share excludes the effect of dilutive securities totaling 25.1 million and 19.7 million equivalent shares for the three months ended September 30, 1999 and the year ended June 30, 1999, respectively, as they are antidilutive.

                    COMPARATIVE PER SHARE MARKET PRICE DATA


     JDS Uniphase's common stock is traded on the Nasdaq National Market under the symbol "JDSU," and prior to July 6, 1999, Uniphase's common stock traded under the symbol "UNPH." The following table shows the high and low sale prices of JDS Uniphase's common stock as reported by the Nasdaq National Market for the periods indicated. The prices in the following table have been adjusted to reflect all previous stock dividends through the date of this proxy statement-prospectus. JDS Uniphase has never paid a cash dividend since its inception and does not anticipate paying any cash dividends in the foreseeable future.


                                                                JDS UNIPHASE
                                                                 SALE PRICE
                                                              -----------------
                                                               HIGH       LOW
                                                              -------    ------
Year Ended June 30, 1998
First Quarter...............................................  $ 10.05    $ 7.23
  Second Quarter............................................  $ 11.63    $ 7.13
  Third Quarter.............................................  $ 11.04    $ 8.30
  Fourth Quarter............................................  $ 15.25    $10.16

Year Ended June 30, 1999
  First Quarter.............................................  $ 15.75    $ 9.41
  Second Quarter............................................  $ 17.34    $ 8.59
  Third Quarter.............................................  $ 28.78    $15.88
  Fourth Quarter............................................  $ 41.80    $25.63

Year Ending June 30, 2000
  First Quarter.............................................  $ 60.75    $38.63
  Second Quarter through December 17, 1999..................  $136.81    $56.00


     OCLI's common stock is traded on the Nasdaq National Market under the symbol "OCLI." The following table shows the high and low sale prices of OCLI common stock as reported by the Nasdaq National Market for the periods indicated. Since June 1991, OCLI has paid a semiannual cash dividend of $0.06 per share of its common stock.


                                                                     OCLI
                                                                  SALE PRICE
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
Year Ended October 31, 1998
First Quarter...............................................  $ 16.13    $ 12.38
  Second Quarter............................................  $ 15.69    $ 12.00
  Third Quarter.............................................  $ 19.75    $ 14.38
  Fourth Quarter............................................  $ 18.75    $ 14.38

Year Ended October 31, 1999
  First Quarter.............................................  $ 32.50    $ 16.69
  Second Quarter............................................  $ 65.25    $ 23.75
  Third Quarter.............................................  $ 88.38    $ 54.00
  Fourth Quarter............................................  $111.38    $ 53.50

Year Ending October 31, 2000
  First Quarter through December 17, 1999...................  $235.88    $106.50

     On November 3, 1999, the last full trading day before the public announcement of the proposed merger, the high and low sale prices for JDS Uniphase common stock, as reported on the Nasdaq National Market, were $95.81 and $87.06, respectively. The high and low sale prices for OCLI common stock on that day, as reported on the Nasdaq National Market, were $123.50 and $117.25, respectively.


     The following table sets forth the closing sale price of JDS Uniphase common stock, as reported on the Nasdaq National Market, OCLI common stock, as reported on the Nasdaq National Market, and the equivalent per share price of OCLI, giving effect to the proposed merger, on November 3, 1999, the last full trading day prior to the public announcement of the proposed merger, and December 17, 1999, the latest practicable trading day prior to the printing of this proxy statement-prospectus.



                                                               CLOSING SALES PRICE
                                                              ---------------------
                                                                            OCLI
                                              JDS UNIPHASE     OCLI      EQUIVALENT
                                              ------------    -------    ----------
Price per share:
November 3, 1999............................    $ 95.72       $119.25     $177.65
December 17, 1999...........................    $120.47       $212.00     $223.59


     You are advised to obtain current market quotations for JDS Uniphase and OCLI common stock. The market price of the common stock of both companies is subject to fluctuation. The value of the shares of JDS Uniphase common stock that holders of OCLI will receive in the proposed merger and the value of the OCLI stock they surrender may increase or decrease.

                                  RISK FACTORS

     This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to JDS Uniphase's and OCLI's financial condition, results of operations and business, and on the expected impact of the merger on JDS Uniphase's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties below.

     By voting in favor of the merger, you will be choosing to invest in JDS Uniphase common stock. An investment in JDS Uniphase common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

RISKS RELATED TO THE MERGER

YOU WILL RECEIVE 1.856 SHARES OF JDS UNIPHASE COMMON STOCK FOR EACH SHARE OF OCLI COMMON STOCK DESPITE CHANGES IN MARKET VALUE OF OCLI COMMON STOCK OR JDS UNIPHASE COMMON STOCK

     Upon completion of the merger, each share of OCLI common stock will be exchanged for 1.856 shares of JDS Uniphase common stock. There will be no adjustment for changes in the market price of either OCLI common stock or JDS Uniphase common stock, and OCLI is not permitted to withdraw from the merger or resolicit the vote of its stockholders solely because of changes in the market price of JDS Uniphase or OCLI common stock. Accordingly, the specific dollar value of JDS Uniphase common stock you will receive upon completion of the merger will depend on the market value of JDS Uniphase common stock at the time of completion of the merger.

ALTHOUGH JDS UNIPHASE AND OCLI EXPECT THAT THE MERGER WILL RESULT IN BENEFITS, THOSE BENEFITS MAY NOT BE REALIZED

     Achieving the benefits of the merger may depend in part on the integration of technology, operations and personnel. The integration of JDS Uniphase and OCLI will be a complex, time consuming and expensive process and may disrupt JDS Uniphase's business if not completed in a timely and efficient manner. The challenges involved in this integration include the following:

     - demonstrating to customers, suppliers and employees of OCLI that the merger will not result in adverse changes in customer service standards or business focus;

     - persuading employees that JDS Uniphase's and OCLI's business cultures are compatible; and


     - addressing any adverse changes in business focus including in the non-telecommunications business units of OCLI for which the management of JDS Uniphase has had no previous experience.


     It is not certain that JDS Uniphase and OCLI can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. Failure to do so could materially harm the business and operating results of the combined company. Also, neither JDS Uniphase nor OCLI can assure you that the growth rate of the combined company will equal the historical growth rate experienced by JDS Uniphase and OCLI.

OCLI OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT AND APPROVE THE MERGER


     Some of the directors and officers of OCLI participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests. In particular, as a result of the completion of the merger, unvested options held by some officers will immediately vest, and these officers, if terminated, will also be entitled to severance payments. As a result, these directors and officers are more likely to vote to approve the merger agreement than if they did not hold these interests. OCLI stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.


IF THE MERGER IS NOT COMPLETED, OCLI'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS COULD BE HARMED

     If the merger is not completed, OCLI may be subject to the following material risks, among others:


     - OCLI may be required to pay JDS Uniphase a termination fee of $85 million as described on page 66;


     - the option granted to JDS Uniphase by OCLI may become exercisable and if exercised may make another business combination more difficult;

     - JDS Uniphase could require OCLI to purchase the option or shares of OCLI common stock it acquired under the option, resulting in additional costs to OCLI;

     - the price of OCLI common stock may decline to the extent that the current market price of OCLI common stock reflects a market assumption that the merger will be completed; and


     - OCLI's costs related to the merger, such as legal, accounting and some of the fees of its financial advisor, must be paid even if the merger is not completed.



     Further, if the merger is terminated and OCLI's board of directors determines to seek another merger or business combination, it is not certain that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect and subject to limited exceptions described on page 62 of this proxy statement-prospectus, OCLI is generally prohibited from soliciting, initiating or knowingly encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than JDS Uniphase.


CUSTOMER AND EMPLOYEE UNCERTAINTY RELATED TO THE MERGER COULD HARM THE COMBINED COMPANY

     JDS Uniphase's or OCLI's customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by JDS Uniphase's or OCLI's customers could seriously harm the business of the combined company. In addition, existing and future strategic alliances that may be beneficial to the success of the non-telecommunications businesses of OCLI may be adversely affected as a result of OCLI becoming a wholly owned subsidiary of JDS Uniphase. Similarly, JDS Uniphase and OCLI employees may experience uncertainty about their future role with the combined company until or after strategies with regard to OCLI are announced or executed. This may adversely affect the combined company's ability to attract and retain key management, marketing and technical personnel.

JDS UNIPHASE'S OPERATING RESULTS MAY SUFFER AS A RESULT OF PURCHASE ACCOUNTING TREATMENT, THE IMPACT OF AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES RELATING TO ITS PROPOSED COMBINATION WITH OCLI

     Under U.S. generally accepted accounting principles that apply to JDS Uniphase, JDS Uniphase will account for the merger using the purchase method of accounting. Under purchase accounting, JDS Uniphase will record the market value of its common stock issued in connection with the merger, the fair value of the options to purchase OCLI common stock which became options to purchase its common stock and the amount of direct transaction costs as the cost of acquiring the business of OCLI. JDS Uniphase intends to allocate that cost to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as acquired technology, acquired trademarks and trade names and acquired workforce, and to in-process research and development based on their respective fair values. JDS Uniphase intends to allocate the excess of the purchase cost over the fair value of the net assets to goodwill. As a result of the amortization in future periods of amounts allocated to identifiable intangible assets and goodwill and additionally amortization related to previous acquisitions, JDS Uniphase will incur net losses in the foreseeable future, which could materially harm the market value of its stock.

JDS UNIPHASE AND OCLI EXPECT TO INCUR SIGNIFICANT COSTS ASSOCIATED WITH THE
MERGER

     JDS Uniphase estimates that it will incur direct transaction costs of approximately $8.0 million associated with the merger, which will be included as a part of the total purchase cost for accounting purposes. In addition, OCLI estimates that it will incur direct transaction costs of approximately $9.0 million which will be expensed in its quarter ending January 31, 2000. JDS Uniphase and OCLI believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

THE PRICE OF JDS UNIPHASE COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF OCLI COMMON STOCK

     When the merger is completed, holders of OCLI common stock will become holders of JDS Uniphase common stock. JDS Uniphase's business differs from that of OCLI, and JDS Uniphase's results of operations, as well as the price of JDS Uniphase's common stock, may be affected by factors different from those affecting OCLI's results of operations and the price of OCLI common stock.

RISKS RELATED TO JDS UNIPHASE

DIFFICULTIES JDS UNIPHASE MAY ENCOUNTER MANAGING ITS GROWTH COULD ADVERSELY AFFECT ITS RESULTS OF OPERATIONS

     JDS Uniphase has historically achieved its growth through a combination of internally developed new products and acquisitions. As part of JDS Uniphase's strategy to sustain growth, it expects to continue to pursue acquisitions of other companies, technologies and complementary product lines. JDS Uniphase also expects to continue developing new components, modules and other products for its customer base, seeking to further penetrate these markets. The success of each acquisition will depend upon:

     - JDS Uniphase's ability to manufacture and sell the products of the businesses acquired;

     - continued demand for these acquired products by JDS Uniphase's customers;

     - JDS Uniphase's ability to integrate the acquired business' operations, products and personnel;

     - JDS Uniphase's ability to retain key personnel of the acquired businesses; and

     - JDS Uniphase's ability to expand its financial and management controls and reporting systems and procedures.

     DIFFICULTIES IN INTEGRATING UNIPHASE AND JDS FITEL COULD ADVERSELY AFFECT JDS UNIPHASE'S BUSINESS

     JDS Uniphase is the result of the combination on June 30, 1999 of Uniphase Corporation and JDS FITEL. If JDS Uniphase fails to successfully integrate the businesses of JDS FITEL and Uniphase, the combined business will suffer. Uniphase and JDS FITEL have complementary business operations located principally in the United States, Canada and Europe. JDS Uniphase's success depends in large part on the successful integration of these geographically diverse operations and the technologies and personnel of the two companies. As part of this integration, JDS Uniphase needs to combine and improve its computer systems to centralize and better automate processing of its financial, sales and manufacturing data. JDS Uniphase's management came from the prior management teams of both companies and many members of management did not previously work with other members of management. The integration of the two businesses may result in unanticipated operational problems, expenses and liabilities and the diversion of management attention. The integration may not be successful, and, if so, JDS Uniphase's operating results would suffer as a result.

     IF JDS UNIPHASE FAILS TO EFFICIENTLY COMBINE UNIPHASE'S AND JDS FITEL'S SALES AND MARKETING FORCES, ITS SALES COULD SUFFER

     JDS Uniphase may experience disruption in sales and marketing in connection with its efforts to integrate Uniphase's and JDS FITEL's sales channels, and it may be unable to efficiently or effectively correct such disruption or achieve its sales and marketing objectives after integration. In addition, sales cycles and sales models for Uniphase's and JDS FITEL's various products may vary significantly from product to product. JDS Uniphase sales personnel not accustomed to the different sales cycles and approaches required for products newly added to their portfolio may experience delays and difficulties in selling these newly added products. Furthermore, it may be difficult to retain key sales personnel. As a result, JDS Uniphase may fail to take full advantage of the combined sales forces' efforts, and Uniphase's and JDS FITEL's respective sales approaches and distribution channels may be ineffective in promoting the other entity's products, which may materially harm JDS Uniphase's business, financial condition or operating results.

     INTEGRATION COSTS AND EXPENSES ASSOCIATED WITH UNIPHASE'S COMBINATION WITH JDS FITEL HAVE BEEN SUBSTANTIAL AND JDS UNIPHASE MAY INCUR ADDITIONAL RELATED EXPENSES IN THE FUTURE

     JDS Uniphase has incurred direct transaction costs associated with the combination of approximately $8.0 million, which were included as a part of the total purchase cost for accounting purposes. JDS Uniphase may incur additional material charges in subsequent quarters to reflect transition costs associated with the combination which will be expensed as incurred.

     DIFFICULTIES IN INTEGRATING OTHER ACQUISITIONS COULD ADVERSELY AFFECT JDS UNIPHASE'S BUSINESS


     In March 1997, Uniphase acquired Uniphase Laser Enterprise, which produces JDS Uniphase's 980-nanometer pump laser products. In June 1998, Uniphase acquired Uniphase Netherlands. In the case of both acquisitions, Uniphase acquired businesses that had previously been engaged primarily in research and development and that needed to make the transition from a research activity to a commercial business with sales and profit levels that are consistent with JDS Uniphase's overall financial goals. This transition has not yet been completed at Uniphase Netherlands, which continues to operate at higher expense levels and lower gross margins than those required to meet JDS Uniphase's profitability goals. In addition, in November 1998, Uniphase acquired Uniphase Broadband, which manufactures test instruments, transmitter cards and transceivers for telecommunications applications, and in August 1999, JDS Uniphase acquired AFC Technologies, which produces amplifiers for telecommunications applications. Also, in November 1999, JDS Uniphase acquired EPITAXX, Inc., which supplies optical detectors and receivers for fiber optic telecommunications and cable television networks. In December 1999, JDS Uniphase acquired SIFAM Limited, a leading supplier of fused components for fiber optic telecommunications networks which is based in the United Kingdom, and Oprel Technologies Inc., a developer of optical amplifiers, test equipment and optoelectronic packaging. JDS Uniphase may not successfully manufacture and sell its products or successfully manage its growth, and failure to do so could materially harm JDS Uniphase's business, financial condition and operating results.


     DIFFICULTIES IN COMMERCIALIZING NEW PRODUCT LINES


     JDS Uniphase intends to continue to develop new product lines to address its customers' diverse needs and the several market segments in which it participates. As JDS Uniphase targets new product lines and markets, it will further increase its sales and marketing, customer support and administrative functions to support anticipated increased levels of operations from these new products and markets as well as growth from its existing products. JDS Uniphase may not be successful in creating this infrastructure nor may it realize any increase in the level of its sales and operations to offset the additional expenses resulting from this increased infrastructure. Uniphase commenced operations at Uniphase Telecommunications Products in 1996 to penetrate the cable television markets and at Uniphase Network Components in 1998 to develop and market a line of complementary optical components for its telecommunications customers. In each case, Uniphase hired development, manufacturing and other staff in anticipation of developing and selling new products. JDS Uniphase operations may not achieve levels sufficient to justify the increased expense levels associated with these new businesses.


     ANY FAILURE OF JDS UNIPHASE'S INFORMATION TECHNOLOGY INFRASTRUCTURE COULD MATERIALLY HARM ITS RESULTS OF OPERATIONS

     JDS Uniphase's success depends, among other things, upon the capacity, reliability and security of its information technology hardware and software infrastructure. Any failure relating to JDS Uniphase's information technology infrastructure could significantly and adversely impact the results of JDS Uniphase's operations. In connection with JDS Uniphase's growth, it has identified the need to update its current information technology infrastructure and expects to incur significant costs relating to this upgrade. JDS Uniphase must continue to expand and adapt its system infrastructure to keep pace with its growth. Demands on infrastructure that exceed JDS Uniphase's current forecasts could result in technical difficulties. Upgrading the network infrastructure will require substantial financial, operational and management resources, the expenditure of which could affect the results of JDS Uniphase's operations. JDS Uniphase may not successfully and in a timely manner upgrade and maintain its information technology infrastructure, and a failure to do so could materially harm JDS Uniphase's business, results of operations and financial condition.


JDS UNIPHASE IS SUBJECT TO MANUFACTURING DIFFICULTIES

     IF JDS UNIPHASE DOES NOT ACHIEVE ACCEPTABLE MANUFACTURING VOLUMES, YIELDS OR SUFFICIENT PRODUCT RELIABILITY, ITS OPERATING RESULTS COULD SUFFER


     The manufacture of JDS Uniphase's products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in JDS Uniphase's manufacturing processes or those of its suppliers, or their inadvertent use of defective or contaminated materials, could significantly reduce its manufacturing yields and product reliability. Because the majority of JDS Uniphase's manufacturing costs are relatively fixed, manufacturing yields are critical to its results of operations. Some of JDS Uniphase's divisions have in the past experienced lower than expected production yields, which could delay product shipments and impair gross margins. These divisions or any of JDS Uniphase's other manufacturing facilities may not maintain acceptable yields in the future.



     JDS Uniphase's existing Uniphase Netherlands facility has not achieved acceptable manufacturing yields since the June 1998 acquisition, and there is continuing risk attendant to this facility and its manufacturing yields and costs. In addition, JDS Uniphase recently completed construction of a new laser fabrication facility at Uniphase Netherlands, and this facility has not yet reached targeted yields, volumes or cost levels. Uniphase Netherlands may not successfully manufacture laser products in the future at volumes, yields or cost levels necessary to meet JDS Uniphase's customers' needs. In addition, Uniphase Fiber Components is establishing a production facility in Sydney, Australia for fiber Bragg grating products. This facility may not manufacture grating products to customers' specifications at the volume, cost and yield levels required. To the extent JDS Uniphase does not achieve acceptable manufacturing yields or experience product shipment delays, JDS Uniphase's business, operating results and financial condition would be materially and adversely affected.


     As JDS Uniphase customers' needs for its products increase, JDS Uniphase's efforts to increase its manufacturing volumes to meet these needs and satisfy customer demand may materially harm its business, operating results and financial condition. In some cases, existing manufacturing techniques, which involve substantial manual labor, may be insufficient to achieve the volume or cost targets of its customers. As such, JDS Uniphase will need to develop new manufacturing processes and techniques, which are anticipated to involve higher levels of automation, to achieve the targeted volume and cost levels. In addition, it is frequently difficult at a number of JDS Uniphase manufacturing facilities to hire qualified manufacturing personnel in a timely fashion, if at all, when customer demands increase over shortened time periods. While JDS Uniphase continues to devote research and development efforts to improvement of its manufacturing techniques and processes, it may not achieve manufacturing volumes and cost levels in its manufacturing activities that will fully satisfy customer demands.

     IF JDS UNIPHASE'S CUSTOMERS DO NOT QUALIFY ITS MANUFACTURING LINES FOR VOLUME SHIPMENTS, ITS OPERATING RESULTS COULD SUFFER

     Customers will not purchase any of JDS Uniphase's products (other than limited numbers of evaluation units) prior to qualification of the manufacturing line for the product. Each new manufacturing line must go through varying levels of qualification with JDS Uniphase's customers. This qualification process determines whether the manufacturing line achieves the customers' quality, performance and reliability standards. Delays in qualification can cause a product to be dropped from a long term supply program and result in significant lost revenue opportunity over the term of that program. As noted above, JDS Uniphase is currently completing a new manufacturing facility in Australia. JDS Uniphase may experience delays in obtaining customer qualification of this facility and its new facility at Uniphase Netherlands. If JDS Uniphase fails in the timely qualification of these or other new manufacturing lines, its operating results and customer relationships would be adversely affected.

JDS UNIPHASE'S OPERATING RESULTS SUFFER AS A RESULT OF PURCHASE ACCOUNTING TREATMENT, PRIMARILY DUE TO THE IMPACT OF AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES RELATING TO ITS COMBINATION WITH JDS FITEL


     Under U.S. generally accepted accounting principles that apply to JDS Uniphase, it accounted for a number of business combinations using the purchase method of accounting, the most significant being the combination of Uniphase and JDS FITEL. Under purchase accounting, JDS Uniphase recorded the market value of its common shares and the exchangeable shares of its subsidiary, JDS Uniphase Canada Ltd., issued in connection with Uniphase's combination with JDS FITEL, the fair value of the options to purchase JDS FITEL common shares which became options to purchase JDS Uniphase common shares and the amount of direct transaction costs as the cost of acquiring the business of JDS FITEL. That cost was allocated to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as acquired technology, acquired trademarks and trade names, acquired workforce and in-process research and development, based on their respective fair values. JDS Uniphase allocated the excess of the purchase cost over the fair value of the net assets to goodwill. JDS Uniphase expensed in-process research and development of $210.4 million as of June 30, 1999. Goodwill and other intangible assets are being amortized over a five-year period. The amount of purchase cost allocated to goodwill and other intangibles was $3.4 billion, including the related deferred tax effect. The amortization of goodwill and other intangible assets in equal quarterly amounts over a five-year period is resulting in an accounting charge attributable to these items of $168 million per quarter and $672 million per year. Additionally, in the first quarter of 2000 JDS Uniphase's gross profit was adversely impacted by $11.4 million due to purchase accounting adjustments to products acquired in the transaction and sold in the period. As a result, purchase accounting treatment of Uniphase's combination with JDS FITEL will result in a net loss for JDS Uniphase in the foreseeable future, which could materially harm the market value of its stock.


JDS UNIPHASE'S STOCK PRICE COULD FLUCTUATE SUBSTANTIALLY

     THE UNPREDICTABILITY OF JDS UNIPHASE'S QUARTERLY OPERATING RESULTS COULD CAUSE ITS STOCK PRICE TO BE VOLATILE OR DECLINE

     JDS Uniphase expects to continue to experience fluctuations in its quarterly results, which in the future may be significant and cause substantial fluctuations in the market price of its stock. All of the concerns JDS Uniphase discusses under "Risk Factors" could affect its operating results, including, among others:

     - the timing of the receipt of product orders from a limited number of major customers;

     - the loss of one or more of JDS Uniphase's major suppliers or customers;

     - competitive pricing pressures;

     - the costs associated with the acquisition or disposition of businesses;

     - JDS Uniphase's ability to design, manufacture and ship technologically advanced products with satisfactory yields on a timely and cost-effective basis;

     - the announcement and introduction of new products by JDS Uniphase; and

     - expenses associated with any intellectual property or other litigation.

     In addition to concerns potentially affecting JDS Uniphase's operating results addressed elsewhere under Risk Factors, the following factors may also influence its operating results:

     - JDS Uniphase's product mix;

     - the relative proportion of JDS Uniphase's domestic and international sales;

     - the timing differences between when JDS Uniphase incurs expenses to increase its marketing and sales capabilities and when it realizes benefits, if any, from such expenditures; and

     - fluctuations in the foreign currencies of JDS Uniphase's foreign operations.


     Furthermore, JDS Uniphase's sales often reflect orders shipped in the same quarter that they are received, which makes its sales vulnerable to short-term fluctuations in customer demand and difficult to predict. Also, customers may cancel or reschedule shipments, and production difficulties could delay shipments. In addition, JDS Uniphase sells its telecommunications equipment products to OEMs who typically order in large quantities, and therefore, the timing of their purchases may significantly affect JDS Uniphase's quarterly results. An OEM supplies system-level network products to telecommunications carriers and others and incorporates JDS Uniphase's components in these system-level products. The timing of such OEM sales can be affected by factors beyond JDS Uniphase's control, such as demand for the OEMs' products and manufacturing risks experienced by OEMs. In this regard, JDS Uniphase has experienced rescheduling of orders by customers in each of its markets and may experience similar rescheduling in the future. As a result of all of these factors, JDS Uniphase's results from operations may vary significantly from quarter to quarter.



     In addition to the effect of ongoing operations on quarterly results, acquisitions or dispositions of businesses, JDS Uniphase's products or technologies have in the past resulted in, and may in the future, result in reorganization of its operations, substantial charges or other expenses, which have caused, and may in the future, cause fluctuations in its quarterly operating results and cash flows.


     Finally, JDS Uniphase's net revenues and operating results in future quarters may be below the expectations of public market securities analysts and investors. If that happens, the price of JDS Uniphase's common stock and the exchangeable shares of its subsidiary, JDS Uniphase Canada Ltd., would likely decline, perhaps substantially.

     FACTORS OTHER THAN JDS UNIPHASE'S QUARTERLY RESULTS COULD CAUSE ITS STOCK PRICE TO BE VOLATILE OR DECLINE


     The market price of JDS Uniphase's common stock has been and, is likely to continue to be, highly volatile because of causes other than its historical quarterly results, such as:


     - announcements by JDS Uniphase's competitors and customers of technological innovations or new products;

     - developments with respect to patents or proprietary rights;

     - governmental regulatory action; and

     - general market conditions.

     In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies, which may cause the price of JDS Uniphase's stock to decline.

JDS UNIPHASE'S SALES WOULD SUFFER IF ONE OR MORE OF ITS KEY CUSTOMERS SUBSTANTIALLY REDUCED ORDERS FOR ITS PRODUCTS

     JDS Uniphase's customer base is highly concentrated. Historically, orders from a relatively limited number of OEM customers accounted for a substantial portion of Uniphase's and JDS FITEL's net sales from telecommunications products. Two customers, Lucent and Nortel, each accounted for over 10% of JDS Uniphase's net sales for the quarter ended September 30, 1999. JDS Uniphase expects that, for the foreseeable future, sales to a limited number of customers will continue to account for a high percentage of its net sales. Sales to any single customer may vary significantly from quarter to quarter. If current customers do not continue to place orders, JDS Uniphase may not be able to replace these orders with new orders from new customers. In the telecommunications markets, JDS Uniphase's customers evaluate its products and competitive products for deployment in their telecommunications systems. JDS Uniphase's failure to be selected by a customer for particular system projects can significantly impact its business, operating results and financial condition. Similarly, even if JDS Uniphase's customers select it, if its customers are not selected as the primary supplier for an overall system installation, JDS Uniphase can be similarly adversely affected. Such fluctuations could materially harm JDS Uniphase's business, financial condition and operating results.

INTERRUPTIONS AFFECTING JDS UNIPHASE'S KEY SUPPLIERS COULD DISRUPT PRODUCTION, COMPROMISE ITS PRODUCT QUALITY AND ADVERSELY AFFECT ITS SALES


     JDS Uniphase currently obtains various components included in the manufacture of its products from single or limited source suppliers. A disruption or loss of supplies from these companies or a price increase for these components would materially harm JDS Uniphase's results of operations, product quality and customer relationships. JDS Uniphase has a sole source supply agreement for a critical material used in the manufacture of its passive products. This agreement may be terminated by either party on six months prior notice. It is JDS Uniphase's objective to maintain strategic inventory of the key raw material provided by this supplier. JDS Uniphase has also been dependent on OCLI as its sole source for filters for its WDM products, and following the merger JDS Uniphase will continue to be dependent on this source for filters. In addition, JDS Uniphase currently utilizes a sole source for the crystal semiconductor chip sets incorporated in its solid state microlaser products and acquires its pump diodes for use in its solid state laser products from Opto Power Corporation and GEC. JDS Uniphase obtains lithium niobate wafers, gallium arsenide wafers, specialized fiber components and some lasers used in its telecommunications products primarily from Crystal Technology, Inc., Fujikura, Ltd., Philips Key Modules and Sumitomo, respectively. JDS Uniphase does not have long-term or volume purchase agreements with any of these suppliers (other than for its passive products supplier described in this paragraph), and these components may not in the future be available in the quantities required by JDS Uniphase, if at all.


JDS UNIPHASE MAY BECOME SUBJECT TO COLLECTIVE BARGAINING AGREEMENTS


     JDS Uniphase's employees who are employed at manufacturing facilities located in North America are not bound by or party to any collective bargaining agreements with it. These employees may become bound by or party to one or more collective bargaining agreements with JDS Uniphase in the future. Some of JDS Uniphase's employees outside of North America, particularly in The Netherlands and Germany, are subject to collective bargaining agreements. If, in the future, any such employees become bound by or party to any collective bargaining agreements, then JDS Uniphase's related costs and its flexibility with respect to managing its business operations involving such employees may be materially adversely affected.

ANY FAILURE TO REMAIN COMPETITIVE IN JDS UNIPHASE'S INDUSTRY WOULD IMPAIR ITS OPERATING RESULTS

     IF JDS UNIPHASE'S BUSINESS OPERATIONS ARE INSUFFICIENT TO REMAIN COMPETITIVE IN ITS INDUSTRY, ITS OPERATING RESULTS COULD SUFFER

     The telecommunications and laser subsystems markets in which JDS Uniphase sells its products are highly competitive. In each of the markets JDS Uniphase serves, it faces intense competition from established competitors. Many of these competitors have substantially greater financial, engineering, manufacturing, marketing, service and support resources than does JDS Uniphase and may have substantially greater name recognition, manufacturing expertise and capability and longer standing customer relationships than it does. To remain competitive, JDS Uniphase believes it must maintain a substantial investment in research and development, marketing, and customer service and support. JDS Uniphase may not compete successfully in all or some of its markets in the future, and it may not have sufficient resources to continue to make such investments, or it may not make the technological advances necessary to maintain its competitive position so that its products will receive market acceptance. In addition, technological changes or development efforts by JDS Uniphase's competitors may render its products or technologies obsolete or uncompetitive.

     FIBER OPTIC COMPONENT AVERAGE SELLING PRICES ARE DECLINING

     Prices for telecommunications fiber optic components are generally declining because of, among other things, increased competition and greater unit volumes as telecommunications service providers continue to deploy fiber optic networks. Uniphase and JDS FITEL have in the past and JDS Uniphase may in the future experience substantial period to period fluctuations in average selling prices. JDS Uniphase anticipates that average selling prices will decrease in the future in response to product introductions by competitors and it or to other factors, including price pressures from significant customers. Therefore, JDS Uniphase must continue to (1) timely develop and introduce new products that incorporate features that can be sold at higher selling prices and (2) reduce its manufacturing costs. Failure to achieve any or all of the foregoing could cause JDS Uniphase's net sales and gross margins to decline, which may have a material adverse effect on its business, financial condition and operating results.

     IF JDS UNIPHASE FAILS TO ATTRACT AND RETAIN KEY PERSONNEL, ITS BUSINESS COULD SUFFER


     JDS Uniphase's future depends, in part, on its ability to attract and retain key personnel. In particular, JDS Uniphase's research and development efforts depend on hiring and retaining qualified engineers. Competition for highly skilled engineers is extremely intense, and JDS Uniphase is currently experiencing difficulty in identifying and hiring qualified engineers in many areas of its business. JDS Uniphase may not be able to hire and retain such personnel at compensation levels consistent with its existing compensation and salary structure. JDS Uniphase's future also depends on the continued contributions of its executive officers and other key management and technical personnel, each of whom would be difficult to replace. Uncertainty resulting from the Uniphase/JDS FITEL merger could further adversely affect JDS Uniphase's ability to retain key employees. JDS Uniphase does not maintain a key person life insurance policy on its chief executive officer, its chief operating officer or any other officer. The loss of the services of one or more of JDS Uniphase's executive officers or key personnel or the inability to continue to attract qualified personnel could delay product development cycles or otherwise materially harm its business, financial condition and operating results.

MARKET CONSOLIDATION HAS CREATED AND CONTINUES TO CREATE COMPANIES THAT ARE LARGER AND HAVE GREATER RESOURCES THAN JDS UNIPHASE

     In the recent past, there have been a number of significant acquisitions announced among JDS Uniphase's competitors and customers, including:


     - Motorola, Inc./General Instruments Corporation;


     - Cisco Systems, Inc./Cerent Corporation; and

     - Corning Incorporated/Oak Industries, Inc.

     The effect of these completed and pending acquisitions on JDS Uniphase cannot be predicted with accuracy, but some of these competitors are aligned with companies that are larger or more well established than JDS Uniphase. As a result, these competitors may have access to greater financial, marketing and technical resources than JDS Uniphase. Also, consolidation of these and other companies may disrupt JDS Uniphase's marketing and sales efforts.

JDS UNIPHASE'S PARTICIPATION IN INTERNATIONAL MARKETS CREATES RISKS TO ITS BUSINESS NOT FACED BY COMPANIES THAT SELL THEIR PRODUCTS IN THE UNITED STATES

     International sales are subject to inherent risks, including:

     - unexpected changes in regulatory requirements;

     - tariffs and other trade barriers;

     - political and economic instability in foreign markets;

     - difficulties in staffing and management;

     - integration of foreign operations;

     - longer payment cycles;

     - greater difficulty in accounts receivable collection;

     - currency fluctuations; and

     - potentially adverse tax consequences.

     International sales accounted for approximately 40%, 38% and 32% of Uniphase's net sales in 1999, 1998 and 1997, respectively. International sales (excluding sales to the U.S.) accounted for approximately 21%, 25% and 20% of JDS FITEL's net sales in 1999, 1998 and 1997, respectively. JDS Uniphase expects that international sales will continue to account for a significant portion of its net sales. JDS Uniphase may continue to expand its operations outside of the United States and to enter additional international markets, both of which will require significant management attention and financial resources.


     Since a significant portion of JDS Uniphase's foreign sales are denominated in U.S. dollars, its products may also become less price competitive in countries in which local currencies decline in value relative to the U.S. dollar. JDS Uniphase's business and operating results may also be materially and adversely affected by lower sales levels that typically occur during the summer months in Europe and some other overseas markets. Furthermore, the sales of many of JDS Uniphase's OEM customers depend on international sales and consequently further exposes it to the risks associated with such international sales.

THE YEAR 2000 PROBLEM MAY DISRUPT JDS UNIPHASE'S AND ITS CUSTOMERS' AND SUPPLIERS' BUSINESSES

     JDS Uniphase is aware of the risks associated with the operation of information technology and non-information technology systems as the Year 2000 approaches. The problem is pervasive and complex and may affect many information technology and non-information technology systems. The Year 2000 problem results from the rollover of the two digit year value from "99" to "00." Systems that do not properly recognize such date-sensitive information could generate erroneous data or fail. In addition to JDS Uniphase's own systems, it relies on external systems of its customers, suppliers, creditors, financial organizations, utilities providers and government entities, both domestic and international (which this joint proxy statement-prospectus collectively refers to as "third parties"). Consequently, JDS Uniphase could be affected by disruptions in the operations of third parties with which it interacts. Furthermore, as customers expend resources to correct their own systems, they may reduce their purchasing frequency and volume of JDS Uniphase products.

     JDS Uniphase is using both internal and external resources to assess:

     - JDS Uniphase's state of readiness (including the readiness of third parties with which it interacts) concerning the Year 2000 problem;

     - JDS Uniphase's costs to correct material Year 2000 problems related to its internal information technology and non-information technology systems;

     - the known risks related to any failure to correct any Year 2000 problems JDS Uniphase identifies; and

     - the contingency plan, if any, that JDS Uniphase should adopt should any identified Year 2000 problems not be corrected.


     To date, JDS Uniphase has incurred costs not exceeding $2.0 million to upgrade its information technology and non-information technology systems, among other things, to make such systems Year 2000 ready. JDS Uniphase continues to evaluate the estimated costs associated with the efforts to prepare for Year 2000 based on actual experience. While the efforts will involve additional costs, JDS Uniphase believes, based on (1) available information, (2) amounts spent to date and (3) the fact that JDS Uniphase's information technology and non-information technology systems depend on third-party software which, it believes, has been or is being updated to address the Year 2000 problem, that JDS Uniphase will manage its total Year 2000 transition without any material harm to its business operations, financial condition, products or financial prospects. The actual outcomes and results could be affected by future factors including, but not limited to:


     - the continued availability of skilled personnel;

     - cost control;

     - the ability to locate and remediate software code problems;

     - critical suppliers and subcontractors meeting their Year 2000 compliance commitments; and

     - timely actions by customers.

     JDS Uniphase anticipates that all systems will be corrected for the Year 2000 problem prior to December 31, 1999. JDS Uniphase is working with third parties to identify any Year 2000 problems affecting such third parties that could materially harm its business, financial condition or results of operations. However, it would be impracticable for JDS Uniphase to attempt to address all potential Year 2000 problems of third parties that have been or may in the future be identified. Specifically, Year 2000 problems have arisen or may arise regarding the information technology and non-information technology systems of third parties having widespread national and international interactions with persons and entities generally (for example, some information technology and non-information technology systems of governmental agencies, utilities and information and financial networks) that, if uncorrected, could materially impact JDS Uniphase's business, financial condition or results of operations. JDS Uniphase is still assessing the effect the Year 2000 problem will have on its suppliers and, at this time, cannot determine such impact. However, JDS Uniphase has identified alternative suppliers and, in the event that any significant supplier suffers unresolved material Year 2000 problems, it believes that it would only experience short-term disruptions in supply, not exceeding 90 days, while the supplier is replaced.


IF JDS UNIPHASE HAS INSUFFICIENT PROPRIETARY RIGHTS OR IF IT FAILS TO PROTECT THOSE IT HAS, ITS BUSINESS WOULD BE MATERIALLY IMPAIRED

     JDS UNIPHASE MAY NOT OBTAIN THE INTELLECTUAL PROPERTY RIGHTS IT REQUIRES


     The telecommunications and laser markets in which JDS Uniphase sells its products experience frequent litigation regarding patent and other intellectual property rights. Numerous patents in these industries are held by others, including academic institutions and JDS Uniphase's competitors. In the past, Uniphase and JDS FITEL have acquired and in the future JDS Uniphase may seek to acquire license rights to these or other patents or other intellectual property to the extent necessary for its business. Unless JDS Uniphase is able to obtain such licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit its development of new products for its markets. While in the past licenses generally have been available to Uniphase and JDS FITEL where third-party technology was necessary or useful for the development or production of their products, in the future licenses to third-party technology may not be available on commercially reasonable terms, if at all. Generally, a license, if granted, includes payments by JDS Uniphase of up-front fees, ongoing royalties or a combination thereof. Such royalty or other terms could have a significant adverse impact on JDS Uniphase's operating results. JDS Uniphase is a licensee of a number of third party technologies and intellectual property rights and is required to pay royalties to these third party licensors on some of its telecommunications products and laser subsystems.



     JDS UNIPHASE'S PRODUCTS MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS



     The industry in which JDS Uniphase operates experiences periodic claims of patent infringement or other intellectual property rights. JDS Uniphase has in the past and may from time to time in the future receive notices from third parties claiming that its products infringe upon third party proprietary rights. Any litigation to determine the validity of any third-party claims, regardless of the merit of these claims, could result in significant expense to JDS Uniphase and divert the efforts of its technical and management personnel, whether or not JDS Uniphase is successful in such litigation. If JDS Uniphase is unsuccessful in any such litigation, it could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology that is the subject of the litigation. JDS Uniphase may not be successful in such development or such licenses may not be available on terms acceptable to JDS Uniphase, if at all. Without such a license, JDS Uniphase could be enjoined from future sales of the infringing product or products.


     JDS UNIPHASE'S INTELLECTUAL PROPERTY RIGHTS MAY NOT BE ADEQUATELY PROTECTED


     JDS Uniphase's future depends in part upon its intellectual property, including trade secrets, know-how and continuing technological innovation. JDS Uniphase currently holds approximately 150 U.S. patents on products or processes and corresponding foreign patents and has applications for some patents currently pending. The steps taken by JDS Uniphase to protect its intellectual property may not adequately prevent misappropriation or ensure that others will not develop competitive technologies or products. Other companies may be investigating or developing other technologies that are similar to JDS Uniphase's. It is possible that patents may not be issued from any application pending or filed by JDS Uniphase and, if patents do issue, the claims allowed may not be sufficiently broad to deter or prohibit others from marketing similar products. Any patents issued to JDS Uniphase may be challenged, invalidated or circumvented. Further, the rights under JDS Uniphase's patents may not provide a competitive advantage to it. In addition, the laws of some territories in which JDS Uniphase's products are or may be developed, manufactured or sold, including Asia, Europe or Latin America, may not protect its products and intellectual property rights to the same extent as the laws of the United States.


IF JDS UNIPHASE FAILS TO SUCCESSFULLY MANAGE ITS EXPOSURE TO THE WORLDWIDE FINANCIAL MARKETS, ITS OPERATING RESULTS COULD SUFFER

     JDS Uniphase is exposed to financial market risks, including changes in interest rates, foreign currency exchange rates and marketable equity security prices. JDS Uniphase utilizes derivative financial instruments to mitigate these risks. JDS Uniphase does not use derivative financial instruments for speculative or trading purposes. The primary objective of JDS Uniphase's investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, a majority of JDS Uniphase's marketable investments are floating rate and municipal bonds, auction instruments and money market instruments denominated in U.S. dollars. JDS Uniphase hedges currency risks of investments denominated in foreign currencies with forward currency contracts. Gains and losses on these foreign currency investments are generally offset by corresponding gains and losses on the related hedging instruments, resulting in negligible net exposure to JDS Uniphase. A substantial portion of JDS Uniphase's revenue, expense and capital purchasing activities are transacted in U.S. dollars. However, JDS Uniphase does enter into these transactions in other currencies, primarily Canadian and European currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, JDS Uniphase has established hedging programs. Currency forward contracts are utilized in these hedging programs. JDS Uniphase's hedging programs reduce, but do not always entirely eliminate, the impact of foreign currency exchange rate movements. Actual results on JDS Uniphase's financial position may differ materially.

IF JDS UNIPHASE FAILS TO OBTAIN ADDITIONAL CAPITAL AT THE TIMES, IN THE AMOUNTS AND UPON THE TERMS REQUIRED, ITS BUSINESS COULD SUFFER

     JDS Uniphase is devoting substantial resources for new facilities and equipment to the production of source lasers, fiber Bragg gratings and modules used in telecommunications and for the development of new solid state lasers. Although JDS Uniphase believes existing cash balances, cash flow from operations, available lines of credit and the proceeds from the recently completed public offering of its common stock and the private placement in Canada of exchangeable shares of its subsidiary, JDS Uniphase Canada, Ltd., will be sufficient to meet its capital requirements at least for the next 12 months, JDS Uniphase may be required to seek additional equity or debt financing to compete effectively in these markets. JDS Uniphase cannot precisely determine the timing and amount of such capital requirements and will depend on several factors, including its acquisitions and the demand for its products and products under development. Such additional financing may not be available when needed, or, if available, may not be on terms satisfactory to JDS Uniphase.

JDS UNIPHASE'S CURRENTLY AUTHORIZED PREFERRED STOCK AND ITS ABILITY TO ISSUE ADDITIONAL PREFERRED STOCK COULD IMPAIR THE RIGHTS OF ITS COMMON STOCKHOLDERS


     JDS Uniphase's board of directors has the authority to issue up to 799,999 shares of undesignated preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of JDS Uniphase's stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock. The issuance of preferred stock under some circumstances could have the effect of delaying, deferring or preventing a change in control. Each outstanding share of JDS Uniphase's common stock includes one-quarter of a right. Each right entitles the registered holder, subject to the terms of the rights agreement, to purchase from JDS Uniphase one unit, equal to one one-thousandth of a share of series B preferred stock, at a purchase price of $600 per unit, subject to adjustment. The rights are attached to all certificates representing outstanding shares of JDS Uniphase common stock, and no separate rights certificates have been distributed. The purchase price is payable in cash or by certified or bank check or money order payable to JDS Uniphase's order. The description and terms of the rights are set forth in a rights agreement between JDS Uniphase and American Stock Transfer & Trust Company, as rights agent, dated as of June 22, 1998, as amended from time to time.



     Some provisions contained in the rights plan, and in the equivalent rights plan of JDS Uniphase's subsidiary, JDS Uniphase Canada Ltd., has adopted with respect to its exchangeable shares, may have the effect of discouraging a third party from making an acquisition proposal for JDS Uniphase and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of common stock or exchangeable shares which offers may be attractive to the stockholders, or deter purchases of large blocks of common stock or exchangeable shares, thereby limiting the opportunity for stockholders to receive a premium for their shares of common stock or exchangeable shares over the then-prevailing market prices.



SOME ANTI-TAKEOVER PROVISIONS CONTAINED IN JDS UNIPHASE'S CHARTER AND UNDER DELAWARE LAW COULD IMPAIR A TAKEOVER ATTEMPT



     JDS Uniphase is subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under some circumstances, publicly-held Delaware corporations from engaging in business combinations with some stockholders for a specified period of time without the approval of the holders of substantially all of its outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving JDS Uniphase, even if such events could be beneficial, in the short term, to the interests of the stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of JDS Uniphase's common stock. JDS Uniphase's certificate of incorporation and bylaws contain provisions relating to the limitations of liability and indemnification of its directors and officers, dividing its board of directors into three classes of directors serving three-year terms and providing that its stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of JDS Uniphase.

                    THE SPECIAL MEETING OF OCLI STOCKHOLDERS

PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so that stockholders of OCLI may consider and vote upon a proposal to adopt the merger agreement, dated as of November 3, 1999, by and among JDS Uniphase, Vintage Acquisition, and OCLI and to transact any other business that properly comes before the special meeting or any adjournment of the special meeting. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

STOCKHOLDER RECORD DATE FOR THE SPECIAL MEETING


     OCLI's board of directors has fixed the close of business on December 15, 1999, as the record date for determination of OCLI stockholders entitled to notice of and entitled to vote at the special meeting. On the record date, there were 14,288,076 shares of OCLI common stock outstanding, held by approximately 669 holders of record.


VOTE OF OCLI STOCKHOLDERS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT

     A majority of the outstanding shares of OCLI common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of OCLI's common stock outstanding and entitled to vote at the special meeting is required to adopt the merger agreement. You are entitled to one vote for each share of OCLI common stock held by you on the record date on each proposal to be presented to stockholders at the special meeting.


     As of the record date for the special meeting, directors and executive officers of OCLI and their affiliates held approximately 1,176,470 shares of OCLI common stock, which represented approximately 7.8% of all outstanding shares of OCLI common stock entitled to vote at the special meeting. Also, employees of OCLI held approximately 8.4% of the outstanding shares of OCLI common stock through OCLI's 401(k) plan on that date.


PROXIES

     All shares of OCLI common stock represented by properly executed proxies that OCLI receives before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR adoption of the merger agreement. You are urged to mark the applicable box on the proxy to indicate how to vote your shares.

     If a properly executed proxy is returned and the stockholder has abstained from voting on adoption of the merger agreement, the OCLI common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Similarly, if an executed proxy is returned by a broker holding shares of OCLI common stock in street name which indicates that the broker does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     You may also vote by telephone by following the telephone voting instructions on the bottom of the proxy card.


     Because adoption of the merger agreement requires the affirmative vote of at least a majority of OCLI's common stock outstanding as of the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

     OCLI does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

     You may revoke your proxy at any time before it is voted by:

     - notifying OCLI by writing to Corporate Secretary, Optical Coating Laboratory, Inc., 2789 Northpoint Parkway, Santa Rosa, California 95407;

     - granting a subsequent proxy; or

     - appearing in person and voting at the special meeting; or


     - if your broker holds your shares in street name, you must follow directions received from your broker to change your voting instructions; or



     - if you voted by telephone, you can change your vote at any time by following the telephone voting instructions on the bottom of the proxy card.


JDS Uniphase and OCLI will equally share the expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. OCLI and ChaseMellon Shareholder Services, L.L.C. will request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement-prospectus to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR OCLI COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

AVAILABILITY OF ACCOUNTANTS


     Deloitte & Touche LLP has acted as OCLI's independent accountants since 1968. Representatives of Deloitte & Touche LLP, expected to be present at the special meeting, will be available to respond to appropriate questions.


SOLICITATION OF PROXIES


     OCLI will initially pay the costs of soliciting proxies. In addition to solicitation by mail, OCLI's directors, officers and employees may solicit proxies by telephone, facsimile or otherwise. The directors, officers and employees of OCLI will not receive compensation for such solicitation but may receive reimbursement by OCLI for out-of-pocket expenses incurred in connection with such solicitation. OCLI will request that brokerage firms, fiduciaries and other custodians forward copies of the proxies and this proxy statement-prospectus to the beneficial owners of shares of OCLI common stock held of record by them, and OCLI will reimburse them for their reasonable expenses incurred in forwarding such material. OCLI has retained a proxy solicitation firm, ChaseMellon Shareholder

Services, L.L.C., to aid it in the solicitation. OCLI anticipates that its fees plus expenses will be approximately $7,500.

                                   THE MERGER


     This section of the proxy statement-prospectus describes material aspects of the proposed merger, including the merger agreement, the stock option agreement, the affiliate agreements, noncompetition commitments and employee agreements. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.


BACKGROUND OF THE MERGER

     The provisions of the merger agreement are the result of arm's length negotiations conducted among representatives of JDS Uniphase and OCLI and their respective legal and financial advisors. The following is a summary of the meetings, negotiations and discussions between the parties that preceded execution of the merger agreement.


     In February 1997, OCLI and JDS FITEL entered into a strategic alliance covering the design, manufacture and distribution of specified passive WDM products. The strategic alliance combined OCLI's expertise in wavelength discrimination technologies, primarily optical thin film filters, with JDS FITEL's expertise in the design, packaging and marketing of those products. The strategic alliance did not provide for the sharing of technologies nor did it cover active telecommunications products or all types of passive WDM products for which OCLI's filter technologies could be applicable. Also, the strategic alliance was of relatively short duration.


     As a result, during 1997, discussions soon began between the parties aimed at either expanding the strategic alliance, combining OCLI's filter technologies with JDS FITEL or merging the two companies. In January 1998, OCLI and JDS FITEL entered into a non-disclosure agreement which included an agreement limiting JDS FITEL's ability to make an unsolicited offer for OCLI. At this time, OCLI retained Hambrecht & Quist to serve as its financial advisor.


     On March 31, 1998, OCLI's management briefed its board of directors, in executive session at a regularly scheduled meeting, on the discussions being held between OCLI and JDS FITEL regarding strategic alternatives for the Telecommunications Division and the retention of Hambrecht & Quist.


     On May 27, 1998, representatives of senior management of OCLI and JDS FITEL met in Toronto to present their respective business plans. After due deliberation, although OCLI's management felt that a merger would be the best long-term strategic outcome for OCLI, not enough value could be realized in a merger transaction given what JDS FITEL was able to offer at the time. Therefore, the merger was abandoned in favor of expanding the scope of the strategic alliance. OCLI's common stock was trading in the range of $14.38 to $19.75 during the period May 1, 1998 to July 31, 1998.

     On January 28, 1999, the merger between JDS FITEL and Uniphase Corporation was announced, and on April 15, 1999, JDS FITEL and OCLI expanded the scope and extended the duration of the strategic alliance to 2015.

     On May 20, 1999, OCLI completed a public offering at $70 per share, and on June 30, 1999, the merger of JDS FITEL and Uniphase was completed to form JDS Uniphase Corporation.

     On July 27, 1999, Charles J. Abbe, president and chief executive officer of OCLI, met with Kevin N. Kalkhoven, chief executive officer of JDS Uniphase, and Dr. Jozef Straus, chief operating officer of JDS Uniphase, at JDS Uniphase's headquarters in San Jose to discuss further expansion of the strategic alliance in light of the closing of the merger. One of the conclusions reached was that the parties could work together better if there were no barriers to the sharing of technology and product information as was the case with the strategic alliance. Discussions included JDS Uniphase making an investment in OCLI and providing OCLI with JDS Uniphase packaging and assembly technology.


     On August 6, 1999, Mr. Kalkhoven met with Mr. Abbe at OCLI's headquarters in Santa Rosa to continue discussions toward expanding the relationship between the parties either through the strategic alliance or otherwise, including by merger.

     On September 2, 1999, Mr. Abbe and Mr. Kalkhoven met in the San Francisco offices of OCLI's counsel, Collette & Erickson, to discuss the possible acquisition of OCLI by JDS Uniphase.

     On September 16, 1999, Mr. Abbe briefed OCLI's board of directors in executive session on the discussions being held with JDS Uniphase. Mr. Abbe advised the board that it was his opinion that OCLI could implement its fiber optic telecommunications strategy more quickly and efficiently in a merger with JDS Uniphase than alone, working with other companies around specific products and technologies or in a merger with any other possible strategic partner. The existence of the strategic alliance with JDS Uniphase, as well as Mr. Abbe's belief that JDS Uniphase would emerge as one of the dominant participants in the fiber optic telecommunications field, combined to make JDS Uniphase the logical choice to be a merger partner for OCLI and provide OCLI with the resources necessary to implement the strategy of moving into the design, development, manufacturing and marketing of fiber optic telecommunications components and products. Also, a strategy based on the acquisition of significant participants in the fiber optic products market would likely find OCLI competing unsuccessfully for these acquisitions with JDS Uniphase and other companies with far greater resources. The board concurred in this view and authorized Mr. Abbe to continue to pursue merger negotiations with JDS Uniphase and to retain Hambrecht & Quist as financial advisor to assist in the negotiations.


     On September 17, 1999, Mr. Kalkhoven met with Mr. Abbe at Mr. Abbe's Healdsburg home and discussed JDS Uniphase's and OCLI's requirements regarding an acquisition. That afternoon, Craig B. Collins, OCLI's chief financial officer, met with Mr. Abbe to discuss Mr. Kalkhoven's proposal. Together, they called Hambrecht & Quist and retained the firm to act as OCLI's financial advisor in the negotiations with JDS Uniphase.


     On September 20, 1999, Mr. Abbe and Mr. Collins met with representatives of Hambrecht & Quist in San Francisco to discuss Mr. Kalkhoven's proposal and to review financial models designed to establish a value for OCLI in an acquisition by JDS Uniphase that would satisfy JDS Uniphase's and OCLI's requirements.

     On September 24, 1999, Mr. Abbe and Mr. Collins met with representatives of Hambrecht & Quist in San Francisco and later the same day Mr. Abbe met with Mr. Kalkhoven and representatives of Banc of America Securities, JDS Uniphase's financial advisor, in the offices of Collette & Erickson.


     On September 28, 1999, Mr. Abbe met with Mr. Kalkhoven, Zita Cobb, senior vice president of JDS Uniphase, and representatives of Banc of America Securities at the San Francisco Airport to discuss further the various financial valuation models. The parties agreed to meet next on October 11, 1999.

     On October 8, 1999, Mr. Abbe and Mr. Collins met with Hambrecht & Quist in San Francisco to review revised financial models of the acquisition.


     On October 11, 1999, Mr. Abbe, Mr. Collins and representatives of Hambrecht & Quist met with Mr. Kalkhoven, Ms. Cobb and representatives of Banc of America Securities at JDS Uniphase's headquarters in San Jose. After considerable discussion regarding the extent to which the acquisition would meet JDS Uniphase's accretion requirement and OCLI's premium requirement, Mr. Kalkhoven and Mr. Abbe reached a preliminary understanding regarding an acquisition on a stock-for-stock basis based on current market conditions and subject to completion of due diligence, negotiation of definitive agreements, delivery of fairness opinions and approval of the respective boards of directors. Michael C. Phillips, JDS Uniphase's general counsel, joined the meeting for a discussion of the terms and timing of the proposed merger. The parties discussed additional terms for the acquisition including a "break" fee equal to 3% of the value of the acquisition and an option for 20% of OCLI's outstanding shares of common stock exercisable by JDS Uniphase under some conditions. The closing price of JDS Uniphase's common stock on October 11, 1999 was $131.563 and the closing price of OCLI's common stock was $94.75.


     On October 17, 1999, a telephonic board meeting was held by the OCLI board of directors during which Mr. Abbe informed the board of the status of discussions with JDS Uniphase. A representative of Hambrecht & Quist described the process by which the exchange ratio would be determined. A first draft of the merger agreement was available and a representative from Collette & Erickson reported on the status of negotiations.


     On October 19, 1999, a due diligence meeting was held at the offices of Collette & Erickson attended by Mr. Collins, Joseph C. Zils, vice president, legal counsel and corporate secretary of OCLI, and representatives of Hambrecht & Quist and Deloitte & Touche, OCLI's independent public accountants, on behalf of OCLI and, on behalf of JDS Uniphase, by financial, legal and technical personnel of JDS Uniphase and representatives of Banc of America Securities and Ernst & Young, JDS Uniphase's independent public accountants


     On October 24, 1999, representatives of senior management of both JDS Uniphase and OCLI met in San Francisco to discuss how the two companies' operations could be coordinated if a transaction was consummated.


     On October 28, 1999, Mr. Collins and Mr. Zils held a meeting at the offices of Collette & Erickson with representatives of Hambrecht & Quist, Collette & Erickson and Deloitte & Touche to review the results of financial and legal due diligence.



     On October 29, 1999, Mr. Abbe, Mr. Collins, Mr. Zils, Glenn K. Yamamoto, vice president and general manager of OCLI's Telecommunications Division, Michael J. Cumbo, OCLI's vice president and chief technical officer, and Gary Hochman, OCLI's director of human resources, met at JDS Uniphase's San Jose headquarters with Mr. Kalkhoven, Ms. Cobb, Mr. Phillips, Frederick L. Leonberger, senior vice president and chief technical officer, and Anthony R. Muller, senior vice president and chief financial officer of JDS Uniphase, and, by video conference from JDS Uniphase's Nepean, Canada location, Dr. Straus and Leo Lefebvre, vice president, operations finance, and Joseph Ip, senior vice president, product strategy. Representatives of Hambrecht & Quist and Banc of America Securities were also present. At this meeting, the two companies presented their respective business plans and responded to questions regarding the plans.


     On October 30, 1999, OCLI held a meeting of its board of directors in San Francisco attended by all of OCLI's directors. Also present at this meeting were Mr. Collins, Mr. Zils and representatives of Hambrecht & Quist and Collette & Erickson. Hambrecht & Quist presented the bases for its fairness opinion, although the final fairness opinion was not delivered at the meeting. The status of the negotiations of the merger agreement was also discussed and the most recent draft was made available to all the directors. A further telephonic meeting was scheduled for November 3, 1999, after the close of the market at which time it was anticipated final approval of the merger would be considered and the Hambrecht & Quist fairness opinion delivered.

     On November 3, 1999, at 12:00 p.m. PST, the JDS Uniphase board convened a special meeting to discuss the OCLI acquisition. Mr. Kalkhoven reported that the volatility in the JDS Uniphase stock price had prevented the parties from coming to an agreement on the exchange ratio.


     At 2:00 p.m. PST after the market closed, OCLI held a telephonic board of directors meeting. All directors participated along with Mr. Collins, Mr. Zils and representatives of Hambrecht & Quist and Collette & Erickson. Mr. Abbe reported that at the time, in light of the movement in the price of JDS Uniphase's stock, there was no agreement on an exchange ratio. JDS Uniphase's stock price that day had risen $21.4375 to $191.4375, a 45.5% increase over its price on October 11, 1999, the date of the preliminary understanding. OCLI's closing price of $119.25 represented a 25.9% increase over its price on October 11, 1999. After considerable discussion, the board voted unanimously to authorize Mr. Abbe to attempt to negotiate for an exchange ratio of 0.95 or a premium for OCLI's stock of just under 50% based on the next day's close.


     Mr. Abbe called Mr. Kalkhoven and informed him of the OCLI board's decision. Mr. Kalkhoven proposed an exchange ratio of 0.928 which, based on the November 3 closing prices of the two companies' stock, represented a premium of 49%. Mr. Abbe felt that this would be acceptable and said he would take the proposal to the OCLI board.

     At 4:30 p.m. PST, the OCLI board of directors convened another telephonic meeting with all those persons who participated in the earlier meeting present except for one director. Mr. Abbe presented the proposal of a 0.928 exchange ratio. After further discussions and the delivery orally of the fairness opinion of Hambrecht & Quist, the OCLI board of directors approved the transaction. The transaction was later approved unanimously by all members of the OCLI board of directors.

     At 9:00 p.m. PST, the JDS Uniphase board reconvened to consider the merger at an exchange ratio of 0.928. Representatives of JDS Uniphase's financial advisor, Banc of America Securities, orally delivered to the JDS Uniphase board a fairness opinion with respect to the transaction. The merger was then unanimously approved by the JDS Uniphase board members present at this special meeting.

     Later on November 3, 1999 and following approvals from both boards of directors, the merger agreement was executed and the transaction announced. Because of the proposed stock dividend of one share of JDS Uniphase common stock for each outstanding share of JDS Uniphase common stock, to be effective December 22, 1999, the exchange ratio of 0.928 of a share of JDS Uniphase common stock has been treated as adjusted to 1.856 shares of JDS Uniphase common stock to reflect the proposed stock dividend and to maintain the economic terms of the original transaction.

REASONS FOR THE TRANSACTION


     In February 1997, JDS Uniphase, through JDS FITEL, and OCLI entered into a strategic alliance pursuant to which OCLI contributed its expertise in optical thin film technology and products for some WDM applications and JDS FITEL contributed its expertise in the design, manufacture and marketing of these products. JDS Uniphase assumed this relationship upon completion of the combination of Uniphase and JDS FITEL. Since its inception, the strategic alliance has been a success for both companies. OCLI and JDS Uniphase believe that the merger allows the parties to expand upon the success of the strategic alliance by combining complementary products and technologies enabling the combined company to expand its broad based leadership position in the rapidly growing market for fiber optic components and modules for the telecommunications networking marketplace.

     The current demand for increased capacity in fiber optic telecommunications networks, which is largely the result of increased requirements for information transfer due to Internet usage, has caused the complexity and performance requirements of fiber optic network systems to substantially increase and the product life cycles for these network systems to decrease. OEM system suppliers are under pressure from their customers to provide higher capacity and more complex systems in shorter time periods. These same pressures apply at all levels of their system, including the component and module levels. Given these factors, OCLI and JDS Uniphase believe there is increasing demand for products designed, manufactured and distributed by merchant suppliers.

     In this market environment, OCLI and JDS Uniphase believe that both companies will be able to serve their respective customers more effectively with OCLI as part of the JDS Uniphase family of companies than as a separate company operating through the strategic alliance. The primary reasons for this belief are:

The existence of the strategic alliance makes JDS Uniphase the logical strategic partner for OCLI in the fiber optic telecommunications field.


     Under the strategic alliance, OCLI and JDS Uniphase agreed to work exclusively with each other through 2015 in the design, development, manufacturing and marketing of some WDM products. As it became increasingly apparent to OCLI that, in order to compete effectively in this market as a supplier of complete components and products, a strategic partner with manufacturing, assembly and distribution resources would be required, JDS Uniphase emerged as the logical choice to fill this role.


Combines OCLI's Technical Expertise in Optics With All of JDS Uniphase's Product Offerings.

     Under the strategic alliance, OCLI's expertise in optical thin film filters was combined with JDS FITEL's position as a leading merchant supplier of "passive" optical filter based WDM products. Uniphase Corporation, prior to the merger with JDS FITEL, was a leading merchant supplier of "active" optoelectronic components. "Active" devices incorporate both optical and electronic technology and perform different functions in fiber optic network than "passive" devices, which operate only in the optical domain of the network. A major reason for the merger that created JDS Uniphase was to combine the leading position of both JDS FITEL and Uniphase Corporation in passive and active components. By combining OCLI with JDS Uniphase, OCLI's thin film filter technology is seamlessly available for products in both the passive and active components business currently served by JDS Uniphase.

Brings JDS Uniphase's Product Design, Assembly and Qualification Expertise to OCLI's New Product Development Activities.

     OCLI has recently introduced telecommunications products outside of the strategic alliance which incorporate OCLI's thin film filters as well as complementary technology. It is part of OCLI's strategic plan in the telecommunications market, as well as other markets that it serves, to move from a supplier of optical thin film filters and related products to complete high performance optical components for the telecommunications market. In order to achieve this, OCLI needs to develop expertise in the area of design, assembly and qualification of these products. By joining JDS Uniphase, OCLI will have access to the considerable expertise of JDS Uniphase in these areas.

Allows JDS Uniphase and OCLI to More Efficiently Manufacture Products Than Was Possible Through the Strategic Alliance.


     Under the strategic alliance, because of the lack of sharing of intellectual property, selected manufacturing activities that may be more efficiently performed in OCLI's facility in Santa Rosa, California, have been performed at JDS Uniphase's existing facilities. By combining with JDS Uniphase, OCLI may be in a position to take on some manufacturing tasks in Santa Rosa without the concern for the protection of intellectual property that existed under the strategic alliance. The allocation of manufacturing tasks would facilitate increased manufacturing capacity expansion at JDS Uniphase's other facilities, including Canada. In addition, OCLI has a large manufacturing infrastructure with room for substantial expansion in and around its facility in Santa Rosa. Because of the high growth rate anticipated for JDS Uniphase's products, additional manufacturing space will be required, and having access to OCLI's manufacturing infrastructure and expansion capabilities in Santa Rosa can facilitate this growth.


Provides the Opportunity to Work More Closely With Customers and Speed the Introduction of New Products that Meet Customers' Requirements.

     OCLI and JDS Uniphase believe that by combining their operations, the resulting breadth of technologies and product lines will enable the combined organization to respond more quickly to its customers' specifications and to reduce product design times.

Allows Broader Cooperation on Research and Development Projects.

     Because of the difficulties under the strategic alliance to share intellectual property, there was little opportunity for joint research and development projects which could enhance existing product lines and create new products. By combining OCLI with JDS Uniphase, joint research and development projects can be more easily undertaken.

Allows OCLI to Speed Up Implementation of Its High Performance Optical Products Strategy Outside of the Telecommunications Product Area.

     A strategic goal for OCLI is to implement a program of introducing high performance optical products in the other markets that it currently serves. By gaining access to JDS Uniphase's expertise in product manufacturing, OCLI hopes to be able to speed up the implementation of this strategy as well.

RECOMMENDATION OF OCLI'S BOARD OF DIRECTORS

     THE OCLI BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTION IS FAIR TO OCLI STOCKHOLDERS AND IN THE BEST INTERESTS OF OCLI AND ITS STOCKHOLDERS. ACCORDINGLY, THE OCLI BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TRANSACTION AND RECOMMENDS THAT OCLI STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

     Each of the directors of OCLI has advised OCLI that he will vote the OCLI common stock held by him in favor of the merger.

     In making its recommendation, the OCLI board of directors considered a number of factors, including:

     - the board's belief that the merger was necessary for OCLI's continued success in the telecommunications market;

     - the success of the strategic alliance with JDS Uniphase made JDS Uniphase the logical merger partner for OCLI;

     - the Hambrecht & Quist fairness opinion to the effect that, as of the date of such opinion, the consideration to be paid by JDS Uniphase to the OCLI stockholders was fair, from a financial point of view, to the OCLI stockholders;

     - the trading prices of the OCLI common stock and the JDS Uniphase common stock prior to November 3, 1999;

     - the opportunity afforded by the merger for OCLI to combine its operations with those of JDS Uniphase; and

     - the terms and conditions of the merger agreement generally, including the circumstances in which the break fee is payable to JDS Uniphase, and the fact that the terms of the merger agreement and the stock option agreement, while perhaps discouraging competing offers, do not prevent a third party from making a competing offer or proposing a competing transaction or the OCLI directors from considering such offers and transactions if required to do so in the exercise of their fiduciary duties.

     In considering the transaction, the OCLI board of directors recognized that there were some risks associated with the transaction, including the risk that the potential benefits set forth above may not be realized or that there may be higher than anticipated costs associated with realizing such benefits and the facts as set forth in this proxy statement-prospectus under the heading "Risk Factors."

     In view of the variety of factors considered in connection with its evaluation of the transaction, the OCLI board of directors did not consider it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.


     In considering the recommendation of OCLI's board of directors with respect to the merger agreement, you should be aware that some directors and officers of OCLI have interests in the merger that are different from, or are in addition to, the interests of OCLI stockholders generally. Please see the section entitled "Interests of Directors and Officers in the Merger" on page 54 of this proxy statement-prospectus.


OPINION OF OCLI'S FINANCIAL ADVISOR

     OCLI engaged Hambrecht & Quist to act as its exclusive financial advisor in connection with the proposed transaction and to render an opinion to the OCLI board as to the fairness, from a financial point of view, to the holders of shares of common stock of OCLI of the consideration to be received by them in the merger. The OCLI board selected Hambrecht & Quist based on its qualifications, experience and reputation, as well as Hambrecht & Quist's historic investment banking relationship and familiarity with OCLI. Hambrecht & Quist rendered its oral opinion to the OCLI board (as confirmed in writing) on November 3, 1999 that, as of that date, the consideration to be received in the merger by holders of OCLI common stock was fair to them, from a financial point of view. The amount of the consideration was determined through negotiations between JDS Uniphase and OCLI and not as a result of recommendations by Hambrecht & Quist.

     THE FULL TEXT OF THE OPINION DELIVERED BY HAMBRECHT & QUIST TO THE OCLI BOARD DATED NOVEMBER 3, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY HAMBRECHT & QUIST IN RENDERING ITS OPINION, IS ATTACHED TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE.

HAMBRECHT & QUIST'S OPINION IS DIRECTED TO THE OCLI BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMMON STOCK OF OCLI. HAMBRECHT & QUIST'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY OCLI STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED TRANSACTION. IN FURNISHING ITS OPINION, HAMBRECHT & QUIST DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT. THE SUMMARY OF HAMBRECHT & QUIST'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION. OCLI STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     In arriving at its opinion, Hambrecht & Quist, among other things:

     - reviewed the publicly available consolidated financial statements of JDS Uniphase for recent years and interim periods to date and certain other relevant financial and operating data of JDS Uniphase (including its capital structure) made available to Hambrecht & Quist from published sources and from the internal records of JDS Uniphase;

     - reviewed certain internal financial and operating information relating to JDS Uniphase prepared by the management of JDS Uniphase;

     - discussed the business, financial condition and prospects of JDS Uniphase with selected members of senior management;

     - reviewed the publicly available consolidated financial statements of OCLI for recent years and interim periods to date and certain other relevant financial and operating data of OCLI made available to Hambrecht & Quist from published sources and from the internal records of OCLI;

     - reviewed certain financial and operating information relating to OCLI prepared by the senior management of OCLI;

     - discussed the business, financial condition and prospects of OCLI with selected members of senior management;

     - reviewed the recent reported prices and trading activity for the common stocks of JDS Uniphase and OCLI and compared this information and selected financial information for JDS Uniphase and OCLI with similar information for selected other companies engaged in businesses Hambrecht & Quist considers comparable;

     - reviewed the financial terms, to the extent publicly available, of selected comparable merger and acquisition transactions;

     - reviewed a draft of the merger agreement dated November 3, 1999;

     - discussed the tax and accounting treatment of the proposed transaction with JDS Uniphase and JDS Uniphase's lawyers and accountants; and

     - performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as it deemed relevant.

     Hambrecht & Quist did not independently verify any of the information concerning OCLI or JDS Uniphase in connection with its review of the proposed transaction and, for purposes of its opinion, Hambrecht & Quist assumed and relied on the accuracy and completeness of all the information supplied to it by the parties. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent valuation or appraisal of any of the assets or liabilities of OCLI or JDS Uniphase, nor did it conduct a physical inspection of the properties and facilities of OCLI or JDS Uniphase. With respect to the financial projections used in its analysis, Hambrecht & Quist assumed that they reflected the best currently available public estimates and judgments of the expected future financial performance of JDS Uniphase and OCLI, and that they provided a reasonable basis on which Hambrecht & Quist could form its opinion. Hambrecht & Quist assumed that as of the date of the opinion neither OCLI nor JDS Uniphase was a party to any material pending transactions, including external financings, recapitalizations or mergers. Hambrecht & Quist assumed that the proposed transaction would qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and that the proposed transaction would be accounted for as a purchase. Hambrecht & Quist further assumed that the proposed transaction would be consummated substantially on the terms specified in the merger agreement, without any waiver of any material terms or conditions by any party thereto.

     Hambrecht & Quist's opinion is necessarily based on market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion. Any subsequent change in such conditions would require a reevaluation of such opinion. Hambrecht & Quist expresses no opinion as to the price at which JDS Uniphase common stock will trade at any time, before or after the completion of the merger. In rendering its opinion, Hambrecht & Quist was not requested to solicit indications of interest from any other parties in connection with a possible acquisition of OCLI or business combination with OCLI, and made no such solicitation.

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not necessarily susceptible to partial analysis or summary description. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole. It believes that selecting portions of its analyses without considering all analyses, or considering the following summary without considering all factors and analyses, could create an incomplete and misleading view of the processes underlying the analyses performed by Hambrecht & Quist in connection with its opinion. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hambrecht & Quist did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the Hambrecht & Quist opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of OCLI and JDS Uniphase. The analyses performed by Hambrecht & Quist do not necessarily indicate actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. Such analyses were prepared solely as part of the Hambrecht & Quist analysis of the fairness to OCLI stockholders, from a financial point of view, of the consideration in the proposed transaction. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

     The following is a brief summary of the material financial analyses performed by Hambrecht & Quist in connection with providing its opinion to the OCLI board on November 3, 1999. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, you should read the tables together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

     Pro Forma Merger Analysis. Hambrecht & Quist analyzed the pro forma impact of the merger on the projected financial results of JDS Uniphase, for calendar year 2000. Projections for JDS Uniphase and OCLI were based on published Wall Street research estimates. Hambrecht & Quist observed that the pro forma impact of the merger on JDS Uniphase's calendar year 2000 earnings per share was accretive assuming no synergies and ignoring goodwill and other purchase accounting adjustments. Hambrecht & Quist also observed that OCLI's contribution to the combined company's pro forma revenues, operating income and pretax income for calendar year 2000 was 14.9%, 13.0% and 11.8%, respectively. This compared to the OCLI stockholders' pro forma ownership percentage of 7.3% of the combined company on a fully diluted basis.

     Analysis of Selected Public Companies. Using published Wall Street estimates, Hambrecht & Quist compared, among other things, selected trading, operating and valuation statistics for OCLI to corresponding measures for four publicly traded optical components companies. The companies that Hambrecht & Quist reviewed in connection with this analysis were Corning, E-Tek Dynamics, SDL Inc. and Ortel Corporation.

     Hambrecht & Quist derived trading multiples of trailing twelve months revenues, projected calendar 1999 and 2000 revenues and projected calendar 1999 and 2000 earnings per share for these public companies. The results of such analysis are indicated in the table below:

                          OPTICAL COMPONENTS COMPANIES

                                                                              OCLI PROPOSED
                                                   AVERAGE    HIGH     LOW     TRANSACTION
                                                   -------   ------   -----   -------------
Last twelve months revenues......................   21.9x     60.4x    5.6x        9.0x
Calendar year 1999 estimated revenues............   16.8x     41.2x    5.0x        7.9x
Calendar year 1999 estimated earnings............  128.5x    186.3x   41.3x      109.2x
Calendar year 2000 estimated revenues............   11.6x     27.2x    4.1x        6.4x
Calendar year 2000 estimated earnings............   80.4x    125.4x   33.1x       83.2x

Applying the average projected calendar 1999 and 2000 earnings multiples indicated by such analysis, to projected calendar 1999 and 2000 earnings of OCLI, implied an equity value per share of OCLI of $209.45 and $172.06, respectively. Applying the average calendar year 1999 and 2000 revenue multiples indicated by such analysis, to the projected calendar 1999 and 2000 revenues of OCLI, implied an equity value per share of $377.56 and $325.06, respectively. These values compared to an equity value per share of OCLI in the proposed transaction of $177.65 as of November 3, 1999. Hambrecht & Quist noted that none of the selected companies were identical to OCLI and that any analysis of the selected companies necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading values. In addition, Hambrecht & Quist noted that a significant portion of OCLI's revenues and earnings comes from slower growth non-optics products.

     Analysis of Selected Transactions. Hambrecht & Quist compared the proposed transaction with selected merger and acquisition transactions. Hambrecht & Quist derived the multiples of the trailing twelve months' revenues for 17 transactions since 1997 involving companies in the optical components markets for which relevant information was available, as well as 10 communications equipment company transactions since 1998. Hambrecht & Quist also determined the one trading-day and twenty trading-day premiums for 25 public-to-public technology merger and acquisition transactions announced since January 1, 1999 with a value over $1 billion. The results of this analysis are indicated in the table below:

                                   COMMUNICATIONS    OPTICAL     TECHNOLOGY DEALS      OCLI
                                     EQUIPMENT      COMPONENTS   OVER $1 BILLION     PROPOSED
                                     (AVERAGE)      (AVERAGE)       (AVERAGE)       TRANSACTION
                                   --------------   ----------   ----------------   -----------
Last twelve months revenues......       4.5x            8.1x     Not meaningful         9.0x
Last twelve months net income....      59.1x          102.2x     Not meaningful       138.9x
One-day trading premium..........      50.8%           43.5%          48.3%            49.6%
Twenty-day trading premium.......      53.9%           90.0%          65.6%            88.7%

Applying the average trailing twelve months' revenue multiple of the selected communications equipment and optical components transactions indicated by this analysis, to the trailing twelve months' revenues of OCLI, implied equity values per share of OCLI of $88.86 and $159.96. Hambrecht & Quist applied the average one and twenty trading day premiums for the selected communications equipment transactions ($179.83 and $146.40), Optical Components transactions ($171.12 and $180.74), and technology transactions over $1 billion for the year 1999 to date ($176.85 and $157.53) indicated by this analysis, to OCLI's historical share prices implying a range of equity value per share based on precedent transactions. These values compared to an implied equity value per share of OCLI in the transaction of $177.65 as of November 3, 1999.

     No company or transaction used in the above analyses is identical to OCLI and no transaction used in the above analyses is identical to the proposed transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

     Exchange Ratio Analysis. Hambrecht & Quist observed the natural exchange ratio implied by the trading prices of JDS Uniphase and OCLI for various periods over the last twelve months and compared these ratios to the proposed exchange ratio of 0.928 JDS Uniphase shares for each OCLI share, prior to giving effect to the stock dividend of one share of JDS Uniphase common stock for each outstanding share of JDS Uniphase common stock effected on December 22, 1999. Hambrecht & Quist also compared the premium implied by the proposed exchange ratio to the natural exchange ratios over different periods. Based on trailing average stock prices for OCLI and JDS Uniphase, the natural exchange ratios and implied premiums were:

                       PERIOD                          NATURAL EXCHANGE RATIO   IMPLIED PREMIUM
                       ------                          ----------------------   ---------------
Closing price on 11/3/99.............................          0.623                49.0%
1-week average.......................................          0.661                40.4%
1-month average......................................          0.714                30.0%
3-month average......................................          0.722                28.5%
6-month average......................................          0.810                14.6%
Last twelve months average...........................          0.801                15.9%

Fee Arrangements

     Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist has acted as a financial advisor to the board of directors of OCLI in connection with the proposed merger.

     In the past, Hambrecht & Quist has provided investment banking and other financial advisory services to OCLI and has received fees for rendering these services. Hambrecht & Quist was the lead manager in OCLI's follow-on offering of common stock completed in May 1999. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of JDS Uniphase and OCLI and receives customary compensation in connection therewith, and also provides research coverage for JDS Uniphase and OCLI. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of JDS Uniphase and OCLI for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to JDS Uniphase and OCLI.


     Under an engagement letter, OCLI has agreed to pay Hambrecht & Quist a fee of $500,000 in connection with the delivery of the fairness opinion rendered on November 3, 1999. Upon consummation of the proposed transaction, OCLI has agreed to pay Hambrecht & Quist a fee of $8,000,000, less any fees previously paid, including the fee paid in connection with the delivery of the fairness opinion. OCLI has also agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against some liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.



INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER


     When considering the recommendation of OCLI's board of directors, you should be aware that OCLI's directors and officers have interests in the merger that are different from, or are in addition to, your interests. In particular, some of the directors and officers of OCLI participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests.


     Effective October 30, 1999, OCLI entered into change-in-control agreements with some of its officers and other select employees. Similar agreements have been in effect since November 1987. The agreements have a term through November 20, 2001. The agreements covering some of OCLI's officers provide that if OCLI terminates the officer within two years of a change in control, including this merger, the officer will receive an amount equal to 24 months' salary at the highest rate paid in the previous twelve months, unless OCLI has terminated the officer for cause or the officer left voluntarily. These officers will also receive payment of two years' salary if there is a "constructive dismissal" by OCLI, as defined in the agreements, within the same two-year period. The agreements provide that no amount shall be paid which would be classified as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code. The agreements also provide that all unvested options held by these officers will immediately vest upon a change of control, including this merger. As a result, on the completion of the merger, up to 688,569 shares of OCLI common stock underlying options held by these officers may vest. In connection with the merger, noncompetition provisions were included in these agreements.


     Under the merger agreement, JDS Uniphase has agreed to honor OCLI's obligations under indemnification agreements between OCLI and its directors and officers in effect before the completion of the merger and any indemnification provisions of OCLI's certificate of incorporation and bylaws. JDS Uniphase has also agreed to provide for indemnification provisions in the certificate of incorporation and bylaws of the surviving corporation of the merger that are at least as favorable as OCLI's provisions.

     In addition, JDS Uniphase has agreed to maintain OCLI's directors' and officers' liability insurance for three years from the completion of the merger, provided that JDS Uniphase is not required to pay more than 125% of the amount of the premium OCLI paid for insurance at the completion of the merger.

     As a result of these interests, these directors and officers of OCLI are more likely to vote to approve the merger agreement than if they did not hold these interests. OCLI's stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     JDS Uniphase and OCLI will complete the merger when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by the stockholders of OCLI. The merger will become effective on the filing of a certificate of merger with the State of Delaware.

     JDS Uniphase and OCLI are working towards completing the merger as quickly as possible and hope to complete it in the first calendar quarter of 2000.

STRUCTURE OF THE MERGER AND CONVERSION OF OCLI COMMON STOCK


     In accordance with the merger agreement and Delaware law, Vintage Acquisition will merge with and into OCLI. As a result of the merger, the separate corporate existence of Vintage Acquisition will cease and OCLI will survive the merger as a wholly owned subsidiary of JDS Uniphase.



     Upon completion of the merger, each outstanding share of OCLI common stock, other than shares held by JDS Uniphase and its subsidiaries, will be converted into the right to receive 1.856 fully paid and nonassessable shares of JDS Uniphase common stock. The number of shares of JDS Uniphase common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to OCLI common stock or JDS Uniphase common stock that takes place between the date of the merger agreement and the completion of the merger.


     No certificate or scrip representing fractional shares of JDS Uniphase common stock will be issued in connection with the merger. Instead of a fraction of a share you will receive cash, without interest, equal to the product of the fraction and the average closing price of one share of JDS Uniphase common stock on the last trading day before the effective time of the merger.

EXCHANGE OF OCLI STOCK CERTIFICATES FOR JDS UNIPHASE STOCK CERTIFICATES

     When the merger is completed, the exchange agent will mail you a letter of transmittal and instructions for surrendering your OCLI stock certificates in exchange for JDS Uniphase stock certificates. When you deliver your OCLI stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your OCLI stock certificates will be canceled and you will receive JDS Uniphase stock certificates representing the number of full shares of JDS Uniphase common stock to which you are entitled under the merger agreement. You will receive payment in cash, without interest, instead of any fractional shares of JDS Uniphase common stock which you would otherwise have received.

     YOU SHOULD NOT SUBMIT YOUR OCLI STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.


     You are not entitled to receive any dividends or other distributions on JDS Uniphase common stock until the merger is completed and you have surrendered your OCLI stock certificates in exchange for JDS Uniphase stock certificates.

     If there is any dividend or other distribution on JDS Uniphase common stock with a record date after the merger and a payment date prior to the date you surrender your OCLI stock certificates in exchange for JDS Uniphase stock certificates, promptly after your shares of JDS Uniphase common stock are issued you will receive the distribution or dividend on those shares. If there is any dividend or other distribution on JDS Uniphase common stock with a record date after the merger and a payment date after the date you surrender your OCLI stock certificates in exchange for JDS Uniphase stock certificates, you will receive the distribution or dividend on your shares promptly after the payment date.

     JDS Uniphase will only issue a JDS Uniphase stock certificate or a check in lieu of a fractional share in a different name than the name in which a surrendered OCLI stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER

     In the opinion of Morrison & Foerster LLP and Collette & Erickson LLP, the following are the material United States federal income tax considerations of the merger assuming that the merger is effected as described in this proxy statement-prospectus. These opinions and the following discussion are based on and subject to the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Internal Revenue Code, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect, and assumptions, limitations, representations and covenants, including those contained in certificates of officers of JDS Uniphase and OCLI expected to be executed as of the completion of the merger. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

     - stockholders who are not citizens or residents of the United States;


     - stockholders subject to the alternative minimum tax provisions of the tax code;


     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities;

     - stockholders who acquired their shares of OCLI common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation; and

     - stockholders who hold their shares of OCLI common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

This discussion assumes you hold your shares of OCLI common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

     JDS Uniphase's and OCLI's obligations to complete the merger are conditioned on, among other things, their receipt of opinions dated as of the completion of the merger from Collette & Erickson LLP and Morrison & Foerster LLP, in each case stating that the merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The opinions of counsel to be provided at the completion of the merger will assume the absence of changes in existing facts and will rely on assumptions, representations and covenants including those contained in certificates executed by officers of JDS Uniphase, OCLI and Vintage Acquisition and dated as of the completion of the merger. The opinions neither bind the IRS nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither JDS Uniphase nor OCLI intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.


     Tax Implications to OCLI Stockholders. Except as discussed below, you will not recognize gain or loss for United States federal income tax purposes when you exchange your OCLI common stock for JDS Uniphase common stock pursuant to the merger. The aggregate tax basis of the JDS Uniphase common stock you receive as a result of the merger will be the same as your aggregate tax basis in the OCLI common stock you surrender in exchange for the JDS Uniphase common stock, reduced by the tax basis of any shares of OCLI common stock for which you receive cash instead of fractional shares of JDS Uniphase common stock. The holding period of the JDS Uniphase common stock you receive as a result of the exchange will include the period during which you held the OCLI common stock you exchange in the merger.

     You will recognize gain or loss for United States federal income tax purposes with respect to the cash you receive instead of a fractional share interest in JDS Uniphase common stock. Your gain or loss will be measured by the difference between the amount of cash you receive and the portion of the tax basis of your shares of OCLI common stock allocable to the shares of OCLI common stock exchanged for the fractional share interest. This gain or loss will be capital gain or loss and will be a long-term capital gain or loss if you have held your shares of OCLI common stock for more than one year at the time the merger is completed.

     THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

ACCOUNTING TREATMENT OF THE MERGER

     JDS Uniphase intends to account for the merger with OCLI as the accounting acquiror in a purchase business combination for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of OCLI will be included in the consolidated financial statement of JDS Uniphase.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER


     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and related waiting periods end or expire. JDS Uniphase and OCLI have made the required filings with the Department of Justice or the Federal Trade Commission and the applicable waiting periods have expired. JDS Uniphase and OCLI intend to comply with all requests for information from any government entity. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.


     However, the Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or another person could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. JDS Uniphase and OCLI cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, JDS Uniphase and OCLI will prevail.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF OCLI AND JDS UNIPHASE


     The shares of JDS Uniphase common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of JDS Uniphase common stock issued to any person who is deemed to be an affiliate of either JDS Uniphase or OCLI at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either JDS Uniphase or OCLI and may include some of their officers and directors, as well as their principal stockholders. Some affiliates of OCLI entered into affiliate agreements in connection with the merger. See "Affiliate Agreements" on page 68. Affiliates may not sell their shares of JDS Uniphase common stock acquired in connection with the merger except under:


     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.

     JDS Uniphase's registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of JDS Uniphase common stock to be received by affiliates in the merger.

LISTING ON THE NASDAQ NATIONAL MARKET OF JDS UNIPHASE COMMON STOCK TO BE ISSUED IN THE MERGER

     Under the merger agreement, JDS Uniphase shall cause the shares of JDS Uniphase common stock to be issued in the merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

NO APPRAISAL RIGHTS

     Under Delaware corporate law, holders of OCLI common stock are not entitled to appraisal rights in connection with the merger because, on the record date, OCLI common stock was designated and quoted for trading on the Nasdaq National Market and will be converted into shares of JDS Uniphase common stock, which at the effective time of the merger will be listed on the Nasdaq National Market.

DELISTING AND DEREGISTRATION OF OCLI COMMON STOCK AFTER THE MERGER

     If the merger is completed, OCLI common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

DIVIDEND POLICY

     JDS Uniphase has never paid a cash dividend on its common stock since its inception and does not anticipate paying any cash dividends in the foreseeable future. Since 1991, OCLI has paid a semiannual cash dividend of $0.06 per share on its common stock.

THE MERGER AGREEMENT

     Representations and Warranties. JDS Uniphase and OCLI each made a number of customary representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

     The representations given by OCLI cover the following topics, among others, as they relate to OCLI and its subsidiaries:

     - OCLI's corporate organization and its qualification to do business;

     - OCLI's certificate of incorporation and bylaws;

     - OCLI's capitalization;


     - OCLI's authorization of the merger agreement and stock option agreement;


     - OCLI's filings and reports with the SEC;

     - OCLI's financial statements;

     - the absence of material changes or events in OCLI's business since July 31, 1999;

     - OCLI's liabilities;

     - OCLI's material contracts;

     - litigation affecting OCLI's ability to complete the merger;

     - OCLI's employee benefit plans and employment agreements;

     - OCLI's labor matters;

     - information supplied by OCLI in this proxy statement-prospectus and the related registration statement filed by JDS Uniphase;

     - OCLI's taxes and tax returns;

     - environmental laws that apply to OCLI;

     - OCLI's brokers;


     - OCLI's full disclosure;


     - OCLI's financial advisors;

     - intellectual property owned or used by OCLI;

     - OCLI's change in control payments;

     - antitakeover statutes;

     - OCLI's title to the properties it owns and leases;

     - OCLI's Year 2000 matters;

     - OCLI's shareholder rights plan; and

     - OCLI's accounts receivable.

     The representations given by JDS Uniphase cover the following topics, among others, as they relate to JDS Uniphase and its subsidiaries:

     - JDS Uniphase's corporate organization and its qualification to do business;

     - JDS Uniphase's certificate of incorporation and bylaws;

     - JDS Uniphase's and Vintage Acquisition's capitalization;


     - JDS Uniphase's authorization of the merger agreement and stock option agreement;


     - JDS Uniphase's filings and reports with the SEC;

     - JDS Uniphase's financial statements;

     - the absence of material changes or events in JDS Uniphase's business since June 30, 1999;

     - JDS Uniphase's liabilities;

     - litigation affecting JDS Uniphase's ability to complete the merger;

     - JDS Uniphase's labor matters;

     - information supplied by JDS Uniphase in this proxy statement-prospectus and the related registration statement filed by JDS Uniphase;

     - JDS Uniphase's taxes and tax returns;

     - environmental laws that apply to JDS Uniphase;

     - JDS Uniphase's brokers;


     - JDS Uniphase's full disclosure;


     - JDS Uniphase's financial advisors;

     - intellectual property owned or used by JDS Uniphase;

     - JDS Uniphase's title to properties it owns and leases; and

     - JDS Uniphase's year 2000 matters.

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Merger Sub."

     OCLI's Conduct of Business before Completion of the Merger. OCLI agreed that until the earlier of the completion of the merger or the termination of the merger agreement or unless JDS Uniphase consents in writing, OCLI and its subsidiaries will operate its businesses in the usual, regular and ordinary course and use commercially reasonable efforts to:

     - preserve intact its assets and current business organizations;

     - keep available the services of its current officers, employees and consultants; and

     - maintain its material contracts and preserving its relationships with:

      - customers;

      - suppliers; and

      - others having business dealings with OCLI and its subsidiaries.

     OCLI also agreed that until the earlier of the completion of the merger or the termination of the merger agreement or unless JDS Uniphase consents in writing, OCLI and its subsidiaries would conduct their business in compliance with specific restrictions relating to, among other things, the following:

     - modification of OCLI's certificate of incorporation and bylaws;

     - the issuance and redemption of securities, except under existing employee stock option and purchase plans;

     - the disposition of OCLI's assets;

     - any modification in the vesting period of options granted under OCLI's stock option plans;

     - the issuance of dividends or other distributions, except OCLI's regularly scheduled semi-annual dividend of $0.06 per share in December 1999;

     - the liquidation or restructuring of OCLI, or a merger involving OCLI;

     - an increase in the compensation payable to OCLI's officers or employees, except regular annual salary adjustments made in the ordinary course of business;

     - changes in accounting policies and procedures;

     - the incurrence of indebtedness;

     - the acquisition of assets or other entities;

     - capital expenditures;

     - the entrance into contracts, or their termination or modification;

     - employees and employee benefits;

     - liens;

     - settlement of litigation and claims;

     - tax elections and liabilities; and

     - the transfer or license of intellectual property.

     The agreements related to the conduct of OCLI's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the article of the merger agreement entitled "Conduct of Business Pending the Merger."

     No Other Negotiations Involving OCLI. Until the merger is completed or the merger agreement is terminated, OCLI has agreed, subject to limited exceptions, that neither it nor any of its subsidiaries will, directly or indirectly:

     - solicit, initiate, encourage or induce the making, submission or announcement of any "alternative transaction," as defined below;

     - participate in any discussions or negotiations regarding any alternative transaction;

     - furnish to any person any nonpublic information with respect to any alternative transaction;

     - take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any alternative transaction;

     - engage in discussions with any person with respect to any alternative transaction, except as to the existence of the alternative transaction provisions in the merger agreement;

     - approve, endorse or recommend any alternative transaction; and

     - enter into any letter of intent or similar document or enter into any contract, agreement or commitment contemplating or otherwise relating to any alternative transaction, as defined below.

     If any officer or director of OCLI or any of its subsidiaries or any investment banker, attorney or other advisor or representative of OCLI or any of its subsidiaries violates any of the restrictions in the immediately preceding paragraph, OCLI will be deemed to have breached the relevant restriction.


     Between the date of the merger agreement and the earlier of the completion of the merger or the termination of the merger agreement, OCLI may furnish information regarding OCLI to, or enter into discussions with, any person or group in response to an unsolicited bona fide proposal by the person or group, and not withdrawn, relating to an alternative transaction, if, and only to the extent that:


     - OCLI's board of directors concludes in good faith, after consultation with its outside legal counsel, that the action is required for OCLI's board of directors to comply with its fiduciary obligations to OCLI's stockholders under applicable law;

     - prior to furnishing any such information to, or entering into discussions or negotiations with, the person or group, OCLI gives JDS Uniphase written notice of the identity of such person or group and of OCLI's intention to furnish information to, or enter into discussions or negotiations with, such person or group; and

     - OCLI complies with Rule 14e-2 of the Securities Exchange Act of 1934 with regard to an alternative transaction.

     OCLI has agreed to promptly inform JDS Uniphase of any of the following:

     - a request for nonpublic information that OCLI reasonably believes would lead to an alternative transaction;


     - any alternative transaction or any inquiry that OCLI believes or reasonably should believe would lead to any alternative transaction;

     - the material terms and conditions of such request, alternative transaction or inquiry; and

     - the identity of the person or group making any such request, alternative transaction or inquiry.

OCLI further agreed to keep JDS Uniphase informed in all material respects of the status and details, including material amendments or proposed amendments of any such request, alternative transaction or inquiry.

     An "alternative transaction" is any inquiry, proposal or offer, other than an inquiry, proposal or offer by JDS Uniphase, except an acquisition of securities by a broker-dealer in connection with a public offering, relating to:


     - any acquisition or purchase from OCLI, or any tender offer or exchange offer, by any person or group of more than a 15% interest in the total outstanding voting securities of OCLI;



     - any merger, consolidation, business combination or similar transaction involving OCLI in which any third party acquires more than 15% of the total outstanding voting securities of OCLI or any entity resulting from such transaction;


     - any transaction by which a third party acquires control of OCLI's assets;

     - any liquidation or dissolution of OCLI; or

     - any repurchase by OCLI of at least 15% of its total outstanding voting securities.


     OCLI's Employee Benefit Plans. Individuals who are employed by OCLI at the time the merger is completed will continue to be employees of OCLI as the surviving corporation in the merger. JDS Uniphase has agreed to continue OCLI's employee benefit plans through October 31, 2000.


     Treatment of OCLI Stock Options. Upon completion of the merger, each outstanding option to purchase OCLI common stock will be converted, in accordance with its terms, into an option to purchase the number of shares of JDS Uniphase common stock equal to 1.856 times the number of shares of OCLI common stock which could have been obtained before the merger upon the exercise of each option, rounded down to the nearest whole share. The exercise price will equal the exercise price per share of OCLI common stock subject to the option before conversion divided by 1.856, rounded up to the nearest whole cent. All unvested options held by the executive officers will immediately vest on the completion of the merger.


     The other terms for each option and for the OCLI option plans referred to above under which the options were issued will continue to apply, including any provisions providing for acceleration. In addition, executive officers of OCLI have entered into change-in-control agreements which provide for the acceleration of unvested options on the completion of the merger. Upon completion of the merger, each outstanding award, including restricted stock, stock equivalents and stock units, under any employee incentive or benefit plans, programs or arrangements maintained by OCLI that provide for grants of equity-based awards, will be amended or converted into a similar instrument of JDS Uniphase, with adjustments to preserve their value. The other terms of each OCLI award, and the plans or agreements under which they were issued, will continue to apply, including any provisions providing for acceleration.


     JDS Uniphase will file a registration statement on Form S-8 for the shares of JDS Uniphase common stock issuable with respect to options under the OCLI stock option plans and will use its commercially reasonable efforts to maintain the effectiveness of that registration statement for as long as any of the options remain outstanding, to the same extent that JDS Uniphase maintains the effectiveness of its existing Forms S-8.

     OCLI 1999 Director Stock Plan. Under the merger agreement, all options under OCLI's Director Stock Plan will be converted into the right to receive JDS Uniphase common stock on the same basis as the other OCLI stock options are being converted.


     Indemnification. JDS Uniphase has agreed to honor OCLI's obligations under indemnification agreements between OCLI and its directors and officers in effect before the completion of the merger and any indemnification provisions of OCLI's certificate of incorporation and bylaws. JDS Uniphase has also agreed to provide for indemnification provisions in the certificate of incorporation and bylaws of the surviving corporation of the merger that are at least as favorable as OCLI's provisions.


     In addition, JDS Uniphase has agreed to maintain OCLI's directors' and officers' liability insurance for three years from the completion of the merger, provided that JDS Uniphase is not required to pay more than 125% of the premium for OCLI's insurance.

CONDITIONS TO COMPLETION OF THE MERGER

     The obligations of JDS Uniphase and OCLI to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the merger agreement must be approved and adopted and the merger must be approved by the holders of a majority of outstanding shares of OCLI common stock entitled to vote;

     - JDS Uniphase's registration statement must be effective, no stop order suspending its effectiveness will be in effect and no proceedings for suspension of its effectiveness will be pending before or threatened by the SEC;


     - no law, regulation, injunction or other order may be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the merger agreement; and



     - JDS Uniphase and OCLI must each receive from their respective tax counsel, an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and such opinions must not have been withdrawn.


     OCLI's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - JDS Uniphase's representations and warranties must be true and correct as of the date the merger is to be completed as if made at and as of such time except for the following:

      - to the extent JDS Uniphase's representations and warranties address matters only as of a particular date, they must be true and correct as of that date;

      - if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties does not have a material adverse effect on JDS Uniphase, then this condition will be deemed satisfied; and

      - changes contemplated by the merger agreement may occur;

     - JDS Uniphase must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by JDS Uniphase at or before completion of the merger;

     - JDS Uniphase has received all consents necessary to complete the merger; and

     - a material adverse change relating to JDS Uniphase has not occurred.

     JDS Uniphase's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - OCLI's representations and warranties must be true and correct as of the date the merger is to be completed as if made at and as of such time except for the following:

      - to the extent OCLI's representations and warranties address matters only as of a particular date, they must be true and correct as of that date;


      - if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties does not have a material adverse effect on OCLI, then this condition will be deemed satisfied; and


      - changes contemplated by the merger agreement may occur;

     - OCLI must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by OCLI at or before completion of the merger;

     - the merger agreement must be approved and adopted and the merger must be approved by the holders of a majority of outstanding shares of OCLI common stock entitled to vote;

     - OCLI has received all consents necessary to complete the merger;

     - a material adverse change relating to OCLI has not occurred;

     - each of OCLI's affiliates have entered into an affiliate agreement and each of the agreements are in full force and effect as of the date of the merger; and

     - OCLI's executive officers will remain employed with OCLI and remain bound by employment agreements regarding protection of trade secrets, assignment of inventions and noncompetition with OCLI.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval and adoption of the merger agreement and approval of the merger by the OCLI stockholders:

     - by mutual written consent of JDS Uniphase and OCLI;

     - by JDS Uniphase or OCLI, if the merger is not completed before June 30, 2000, except that this right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been a cause of or resulted in the failure of the merger to occur on or before June 30, 2000;

     - by JDS Uniphase or OCLI, if there is any order, decree or ruling of a court or governmental authority having the effect of permanently restraining, enjoining or prohibiting the completion of the merger which is final and non-appealable, except that this right to terminate the merger agreement is not available to any party who has failed to comply with its respective obligation to obtain any consents, approvals and other appropriate authorizations required by the merger agreement;

     - by JDS Uniphase or OCLI, if the requisite vote of the OCLI stockholders necessary for the approval and adoption of the merger agreement fails to be obtained at the OCLI special meeting or at any adjournment of that meeting;

     - by OCLI, upon a material breach of any representation, warranty, covenant or agreement on the part of JDS Uniphase in the merger agreement, or if any of JDS Uniphase's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met;

     - by JDS Uniphase, upon a material breach of any representation, warranty, covenant or agreement on the part of OCLI set forth in the merger agreement, or if any of OCLI's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met; or

     - by JDS Uniphase, if any of the following shall have occurred, in which case OCLI will also pay to JDS Uniphase a termination fee of $85 million within one business day of the termination of the merger agreement:

      (a) OCLI's board of directors withdraws or amends or modifies in a manner adverse to JDS Uniphase its recommendation in favor of the adoption and approval of the merger agreement;

      (b) OCLI's board of directors recommends to OCLI's stockholders an "alternative transaction" as described above; or

      (c) a tender offer or exchange offer for 15% or more of the outstanding shares of OCLI common stock is commenced and OCLI's board of directors recommends to OCLI's stockholders to tender or exchange their shares.

     We refer to each of (a), (b) and (c) above as a "termination fee event" in this proxy statement-prospectus.

PAYMENT OF TERMINATION FEE

     If the merger agreement is terminated by JDS Uniphase because of the occurrence of a termination fee event, OCLI will pay JDS Uniphase a termination fee of $85 million within one business day upon demand by JDS Uniphase.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Subject to applicable law, JDS Uniphase and OCLI may amend the merger agreement before completion of the merger by mutual written consent.

     Either JDS Uniphase or OCLI may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

THE STOCK OPTION AGREEMENT

     The stock option agreement grants JDS Uniphase the option to acquire up to 2,838,060 shares of OCLI common stock, which represent 19.9% of the issued and outstanding OCLI common stock as of October 31, 1999. The exercise price of the option is $177.65 per share of OCLI common stock, payable in cash. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution. JDS Uniphase required OCLI to enter into the stock option agreement as a condition to entering into the merger agreement.

     The option is intended to increase the likelihood that the merger will be completed. Some of the aspects of the stock option agreement may have the effect of discouraging persons who might be interested in acquiring all or a significant interest in OCLI or its assets before completion of the merger.


     The full text of the stock option agreement is attached as Annex B to this proxy statement-prospectus, and you are urged to read the entire stock option agreement in its entirety.


     Exercise Events. JDS may exercise the option, in whole or part, from time to time, upon any inquiry, proposal or offer relating to an alternative transaction where the alternative transaction is made publicly known or is publicly announced prior to the expiration of the option and before termination of the merger agreement or the time of the OCLI stockholder meeting.

     Termination. The option will terminate and cease to be exercisable upon the earliest to occur of any of the following:

     - completion of the merger;

     - termination of the merger agreement by OCLI, other than upon or during an exercise event, due to:

      - mutual written consent of JDS Uniphase and OCLI;

      - a failure of the merger to be completed before June 30, 2000 where the failure has not resulted from OCLI's failure to fulfill any obligation under the merger agreement;

      - the issuance of a final and unappealable order, decree or ruling of a court or governmental authority having the effect of permanently restraining, enjoining or prohibiting the completion of the merger, except where OCLI has failed to comply with its respective obligation to obtain any consents, approvals and other appropriate authorizations required under the merger agreement;


      - a failure to obtain the requisite vote of the OCLI stockholders necessary for the approval and adoption of the merger agreement at the OCLI special meeting or at any adjournment of that meeting;


      - a material breach of any representation, warranty, covenant or agreement on the part of JDS Uniphase in the merger agreement, or if any of JDS Uniphase's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met;

      - 12 months after the termination of the merger agreement by OCLI where the termination occurs upon or during an exercise event; or

      - if the option becomes exercisable but cannot be exercised by JDS Uniphase because an order, decree or ruling of a court or governmental authority has the effect of permanently restraining, enjoining or prohibiting the exercise of the option, ten business days after the prohibition to exercise has been removed or has become final and not subject to any appeal.

     Repurchase at the Option of JDS Uniphase. During the period when the option is exercisable, JDS Uniphase may require OCLI to repurchase from JDS Uniphase the unexercised portion of the option and all the shares of OCLI common stock purchased by JDS Uniphase under the option that JDS Uniphase then owns.

     Economic Benefit to JDS Uniphase is Limited. The stock option agreement limits the cash payment, including the amount, if any, paid to JDS Uniphase as a termination fee under the merger agreement, which may be received by JDS Uniphase on exercise of its put right, to $127 million.

     Registration Rights. The stock option agreement grants registration rights to JDS Uniphase with respect to the shares of OCLI common stock represented by the option, including the right to demand that OCLI register all or part of such shares with the SEC, provided that JDS Uniphase will only be able to make two such demands and the right to register all or part of such shares may be reduced if OCLI, at the time of such a demand, is in registration with respect to an underwritten public offering of its shares.

AFFILIATE AGREEMENTS

     As a condition to JDS Uniphase's obligation to close the merger agreement, each member of OCLI's board of directors and some officers of OCLI will have executed affiliate agreements. Under the affiliate agreements, JDS Uniphase will be entitled to place appropriate legends on the certificates evidencing any JDS Uniphase common stock to be received by these persons and to issue stop transfer instructions to the transfer agent for the JDS Uniphase common stock. Further, these persons have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of JDS Uniphase common stock to be received by them in the merger.

NONCOMPETITION COMMITMENTS


     Some officers of OCLI have entered into change-in-control agreements. In connection with the merger, noncompetition provisions were included in these agreements. These noncompetition provisions provide that, in the event of an officer's termination, the officer will not for a period of two years after such termination:


     - carry on or engage in any business similar to that conducted by OCLI as of the date of the officer's termination, except where the officer's aggregate ownership in any such business is less than 5% of that business's outstanding equity;

     - solicit the employees, officers, directors or consultants of OCLI, its subsidiaries or affiliates for employment in any business similar to that conducted by OCLI as of the date of the officer's termination or cause any such person to terminate his or her relationship with OCLI, its subsidiaries or affiliates; or

     - solicit or enter into any business relationship with OCLI's customers, without OCLI's prior written consent, on behalf of any business similar to that conducted by OCLI as of the date of the officer's termination.

OPERATIONS AFTER THE MERGER


     Following the merger, OCLI will continue its operations as a wholly owned subsidiary of JDS Uniphase for a period of time determined by JDS Uniphase. The membership of JDS Uniphase's board of directors will remain unchanged as a result of the merger. Anthony R. Muller, senior vice president and chief financial officer of JDS Uniphase, Michael C. Phillips, senior vice president and general counsel of JDS Uniphase, and Charles J. Abbe, OCLI's current chief executive officer, will be the directors of OCLI after the completion of the merger. The current officers of OCLI will continue to be officers of OCLI after the completion of the merger. In addition, some officers of JDS Uniphase may also serve as officers of OCLI. The stockholders of OCLI will become stockholders of JDS Uniphase, and their rights as stockholders will be governed by the JDS Uniphase certificate of incorporation, as currently in effect, the JDS Uniphase bylaws and the laws of the State of Delaware. See "Comparison of Rights of Holders of OCLI Common Stock and JDS Uniphase Common Stock" below.


            COMPARISON OF RIGHTS OF HOLDERS OF OCLI COMMON STOCK AND
                           JDS UNIPHASE COMMON STOCK

     This section of the proxy statement-prospectus describes the material differences between the rights of holders of OCLI common stock and holders of JDS Uniphase common stock. While JDS Uniphase and OCLI believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of OCLI and being a stockholder of JDS Uniphase.

     JDS Uniphase and OCLI are incorporated under the laws of the State of Delaware. The rights of their stockholders are governed by Delaware law and by their respective certificates of incorporation and bylaws. If the merger is completed, stockholders of OCLI will become stockholders of JDS Uniphase and the rights of stockholders of OCLI will be governed by Delaware law, the JDS Uniphase certificate and JDS Uniphase bylaws. The following summarizes differences in the charter documents of OCLI and JDS Uniphase that could materially affect the rights of stockholders of OCLI after completion of the merger. A number of the provisions of JDS Uniphase's charter documents may have the effect of delaying, deferring or preventing a change in control of JDS Uniphase.

CAPITALIZATION


     The total authorized shares of capital stock of OCLI consist of (1) 30,000,000 shares of common stock, $0.01 par value per share, and (2) 100,000 shares of preferred stock, $0.01 par value per share, 20,000 of which are designated as series A preferred stock and 6,650 of which are designated as series B cummulative convertible preferred stock. At the close of business on December 15, 1999, there were 14,288,076 shares of OCLI common stock outstanding and no shares of OCLI preferred stock outstanding.



     The OCLI board of directors is authorized to issue preferred stock from time to time in one or more series and to determine and fix voting powers, designations, preferences and rights granted to or imposed upon any unissued series of preferred shares, including the rights and terms of dividends, redemption, conversion and liquidation preference of the shares of any such series. The OCLI board of directors, without stockholder approval, can issue OCLI preferred stock with dividend, voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of OCLI common stock. OCLI preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of OCLI or make removal of management more difficult. Additionally, issuing OCLI preferred stock may cause the market price of OCLI common stock to decrease.



     The total authorized shares of capital stock of JDS Uniphase consist of (1) 600,000,000 shares of common stock $0.001 par value per share, and (2) 1,000,000 shares of preferred stock, $0.001 par value per share, 100,000 of which are designated as series A preferred stock, 100,000 of which are designated as series B preferred stock and one of which is designated as special voting stock. At the close of business on December 15, 1999, there were 355,829,476 shares of JDS Uniphase common stock outstanding (including 113,925,292 shares of common stock issuable upon exchange of the outstanding exchangeable shares of JDS Uniphase's subsidiary, JDS Uniphase Canada, Ltd.), 100,000 shares of series A preferred stock outstanding, no shares of series B preferred stock outstanding and one share of special voting stock outstanding. In addition, on that date, there were 113,925,292 exchangeable shares of JDS Uniphase's subsidiary, JDS Uniphase Canada, Ltd., outstanding. Holders of the exchangeable shares of JDS Uniphase Canada, Ltd., may tender their holdings for JDS Uniphase common stock on a one-for-one basis at any time.


     The JDS Uniphase board of directors' right to issue preferred stock is similar to the right of the OCLI board to issue preferred stock.

NUMBER OF DIRECTORS

     JDS Uniphase's bylaws fix the authorized number of directors at ten. JDS Uniphase's board of directors or stockholders may change such number by amending the bylaws.

     OCLI's bylaws fix the authorized number of directors at seven. OCLI's board of directors or stockholders may change such number by amending the bylaws.

VOTING RIGHTS

     Each holder of JDS Uniphase and OCLI common stock is entitled to one vote for each share held of record. Elections of directors are determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

     Under Delaware law, unless the corporation's certificate of incorporation provides otherwise, there can be no cumulative voting for the election of directors. JDS Uniphase's and OCLI's certificates do not provide for cumulative voting.

CLASSIFIED BOARD OF DIRECTORS

     A classified board is one to which some, but not all, of the directors are elected on a rotating basis each year. Delaware law permits, but does not require, a classified board of directors with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Currently, JDS Uniphase has a classified board under which one-third of its directors are elected each year for a term of three years. OCLI does not have a classified board. Having a classified board of directors makes it more difficult for stockholders to change management.

DIRECTOR VOTING

     JDS Uniphase's bylaws and OCLI's bylaws provide that the number of directors constituting a quorum shall be a majority of the number of authorized directors.

REMOVAL OF DIRECTORS

     Under Delaware law, unless otherwise restricted by the certificate of incorporation or by the corporation's bylaws, any director or the entire board of directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that so long as stockholders of the corporation are entitled to cumulative voting, no individual director may be removed without cause, unless the entire board is removed, if the number of votes cast against such removal would be sufficient to elect the director if then cumulatively voted at an election of the class of directors of which the director is a part. Whenever the holders of any class or series are entitled to elect one or more directors by the certificate of incorporation, the director or directors may be removed without cause only if there are sufficient votes by the holders of the outstanding shares of that class or series. A vacancy created by the removal of a director may be filled only by the approval of the stockholders.

     OCLI's certificate and bylaws provides that any director may be removed with cause by the holders of at least 80% of the combined voting power of the shares then entitled to vote at an election of directors and may be removed without cause by a vote of 90%.

     JDS Uniphase's bylaws provide that the board of directors or any director may be removed with or without cause at a special meeting of stockholders by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.

     Under Delaware law, no reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of the director's term of office.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws and unless the certificate of incorporation directs that a particular class is to elect the director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. JDS Uniphase's and OCLI's bylaws allow a majority of the directors then in office to fill any vacancy on the board even if they make up less than a quorum.

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS


     JDS Uniphase's and OCLI's bylaws provide that no matter proposed by their respective stockholders will be considered at an annual meeting or special stockholder meeting unless:


     - it is specified in the notice of meeting;

     - it is brought by or at the direction of the board of directors; or

     - it is brought by a stockholder of the corporation who was a stockholder of record on the record date and has provided written notice of the matter to either JDS Uniphase or OCLI in compliance with the time and content requirements in JDS Uniphase's and OCLI's bylaws, as applicable.

POWER TO CALL SPECIAL MEETINGS OF STOCKHOLDERS


     Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Pursuant to JDS Uniphase's bylaws, special meetings may be called by the chairman of the board, the board of directors or the chief executive officer. OCLI's bylaws provide that special meetings may be called by the chairman of the board, the president or any officer at the written request of a majority of the board.

BUSINESS COMBINATION FOLLOWING A CHANGE OF CONTROL

     In the last several years, a number of states have adopted special laws designed to make some kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant stockholders, more difficult. Under Section 203 of the Delaware General Corporation Law, some business combinations by Delaware corporations with interested stockholders are subject to a three-year moratorium unless specified conditions are met. Section 203 prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for three years following the date that such person becomes an interested stockholder. With some exceptions, an interested stockholder is generally a person or group who or which owns 15% or more of the corporation's outstanding voting stock, including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only, or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

     Because OCLI's and JDS Uniphase's certificates of incorporation and bylaws do not contain a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law, they are subject to Section 203. However, because the board of directors of OCLI approved the merger prior to the execution of the merger agreement, the business combination that will result from the merger is not prohibited by Section 203.

AMENDMENT OF CHARTER DOCUMENTS

     Generally, under Delaware law, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote on the amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of their class, increase or decrease the par value of the shares of their class, or alter or change the powers, preferences or special rights of the shares of their in a way that affects them adversely. JDS Uniphase's and OCLI's certificates can be amended, altered or repealed or rescinded in any manner now or hereafter prescribed by Delaware law. OCLI's bylaws may be altered, amended, repealed or rescinded by the board of directors or by the affirmative vote of 80% or more of the voting stock. JDS Uniphase's bylaws may be altered, amended, repealed or rescinded by unanimous written consent of the board of directors or by the affirmative vote of a majority of the stockholders.

INDEMNIFICATION

     JDS Uniphase's and OCLI's certificates of incorporation indemnify directors and officers to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, a corporation may not indemnify directors' or officers' liability for the following:

     - breaches of a director's or officer's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

     - the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

     - transactions in which the director or officer received an improper personal benefit.

     JDS Uniphase's bylaws authorize it to provide insurance for its directors, officers or agents against any expense, liability or loss, whether or not JDS Uniphase would have the power to indemnify such a person against such expense, liability or loss under Delaware law.


     OCLI's bylaws authorize it to provide insurance for directors, officers, employees or agents. The merger agreement provides that JDS Uniphase will use its best efforts for a period of three years to maintain in effect the directors' and officers' liability policies maintained by OCLI.

RESTRICTION ON SALES OF STOCK

     JDS Uniphase and OCLI are public companies, each of which lists its shares of common stock for trading on the Nasdaq National Market. As a result, JDS Uniphase's and OCLI's certificates and bylaws do not provide for any restrictions on the transfer of outstanding shares, other than those imposed by federal or other securities laws for shares offered under exempt transactions.

INSPECTION OF STOCKHOLDERS LIST

     Delaware law permits any stockholder by making a written demand under oath stating the purpose at the inspection, to inspect a corporation's stock ledger, a list of its stockholders and its other books and records, and to make copies of extracts from the books and records for any proper purpose. If the corporation refuses such a request, or fails to respond within five business days after the demand has been made, the stockholder may petition the court for an order to compel such an inspection. The court may prescribe limitations or conditions upon the inspection, or award any other or further relief the court deems just and proper.

APPRAISAL RIGHTS

     Under Delaware law, a stockholder of a corporation participating in some major corporate transactions may, under varying circumstances, be entitled to appraisal rights under which the stockholder may receive cash in the amount of the fair market value of his or her shares instead of the consideration he or she would otherwise receive in the transaction.

     Under Delaware law, appraisal rights are not available:

     - in a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders; or

     - to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, if each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if other conditions are met.

Because JDS Uniphase and OCLI are listed on the Nasdaq National Market, JDS Uniphase's and OCLI's stockholders are not entitled to appraisal rights under Delaware Law.


RIGHTS PLANS



     JDS Uniphase's Rights Plans. Each outstanding share of JDS Uniphase common stock includes one-quarter of a right. Each right entitles the registered holder, subject to the terms of the rights agreement, to purchase from JDS Uniphase one unit, equal to one one-thousandth of a share of JDS Uniphase series B preferred stock, at a purchase price of $600 per unit, subject to adjustment. The rights are attached to all certificates representing outstanding shares of JDS Uniphase common stock, and no separate rights certificates have been distributed. The purchase price is payable in cash or by certified or bank check or money order payable to the order of JDS Uniphase. The description and terms of the rights are set forth in a rights agreement between JDS Uniphase and American Stock Transfer & Trust Company, as rights agent, dated as of June 22, 1998, as amended from time to time. JDS Uniphase's subsidiary, JDS Uniphase Canada Ltd., has adopted an equivalent rights plan with respect to its exchangeable shares.


     OCLI's Rights Plan. Each outstanding share of OCLI common stock includes one right. Each right entitles the registered holder, subject to the terms of the rights agreement, to purchase from OCLI one unit, equal to one one-thousandth of a share of OCLI series A preferred stock, at a purchase price of $600 per unit, subject to adjustment, for each share of common stock held by the holder. The rights are attached to all certificates representing outstanding shares of OCLI common stock, and no separate rights certificates have been distributed. The purchase price is payable in cash, by certified bank check or bank draft payable to the order of OCLI. The description and terms of the rights are set forth in a rights agreement between OCLI and ChaseMellon Shareholder Services, L.L.C., as rights agent, dated as of December 17, 1999, as amended from time to time.

                   SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS,
                        MANAGEMENT AND DIRECTORS OF OCLI


     The following table sets forth information concerning the beneficial ownership of common stock of OCLI as of December 15, 1999 for the following:


     - each person or entity who is known by OCLI to own beneficially more than five percent of the outstanding shares of OCLI common stock;

     - each of OCLI's current directors;

     - the chief executive officer and other four most highly compensated officers of OCLI (the "Named Executive Officers"); and

     - all directors and executive officers of OCLI as a group.


     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of December 15, 1999 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned and has an address of c/o Optical Coating Laboratory, Inc., 2789 Northpoint Parkway, Santa Rosa, California 95407.


                    DIRECTORS, OFFICERS AND 5% STOCKHOLDERS


                                                                     COMMON STOCK
                                                       ----------------------------------------
                                                        NUMBER OF SHARES         PERCENT OF
                                                       BENEFICIALLY OWNED    OUTSTANDING SHARES
                                                       ------------------    ------------------
PRINCIPAL STOCKHOLDERS:
OCLI 401(k) Plan(1)..................................      1,201,656                8.4%
c/o Optical Coating Laboratory, Inc.
2789 Northpoint Parkway
Santa Rosa, California 95407
I.G. Investment Management, Ltd.(2)..................      1,126,500                7.9%
One Canada Centre
447 Portage Avenue
Winnipeg, Manitoba
Canada R3C 3B6

DIRECTORS (OTHER THAN THOSE INCLUDED IN THE
  NAMED EXECUTIVE OFFICERS GROUP):
Douglas C. Chance(3).................................         24,200                  *
Herbert M. Dwight, Jr.(4)............................        333,543                2.3%
Shoei Kataoka(5).....................................          5,000                  *
John McCullough(6)...................................         10,106                  *
Julian Schroeder(7)..................................         32,000                  *
Renn Zaphiropoulos(8)................................         13,000                  *

                                                                     COMMON STOCK
                                                       ----------------------------------------
                                                        NUMBER OF SHARES         PERCENT OF
                                                       BENEFICIALLY OWNED    OUTSTANDING SHARES
                                                       ------------------    ------------------
NAMED EXECUTIVE OFFICERS:
Charles J. Abbe(9)...................................        331,172                2.3%
Joseph C. Zils(10)...................................         84,775                  *
Kenneth D. Pietrelli(11).............................         72,006                  *
Glenn K. Yamamoto(12)................................         58,744                  *
Craig B. Collins(13).................................         51,249                  *
All directors and executive officers as a group (16
  persons)(14).......................................      1,176,470                7.8%


-------------------------
  *  Less than 1%

 (1) Under the terms of the Trust Agreement between the OCLI 401(k) Plan (the "Plan") and T. Rowe Price, Trustee for the Plan (the "Trustee"), the Trustee votes the shares held in the Plan upon instructions given by individual participants as to their vested shares, and in the discretion of the Trustee otherwise.

 (2) These securities are owned by various individual and institutional investors which I.G. Investment Management, Ltd. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, I.G. Investment Management, Ltd. is deemed to be a beneficial owner of such securities as of June 30, 1999; however, I.G. Investment Management, Ltd. disclaims that it is, in fact, the beneficial owner of such securities.

 (3) Includes 3,000 shares under options exercisable within 60 days of the record date.


 (4) Includes 32,334 shares under options exercisable within 60 days of the record date and 10,080 shares held for the benefit of Mr. Dwight by the OCLI 401(k) Plan.


 (5) Includes 3,000 shares under options exercisable within 60 days of the record date.

 (6) Includes 3,000 shares under options exercisable within 60 days of the record date and 106 shares held for the benefit of Mr. McCullough by the OCLI 401(k) Plan.

 (7) Includes 3,000 shares under options exercisable within 60 days of the record date.

 (8) Includes 3,000 shares under options exercisable within 60 days of the record date.

 (9) Includes 318,472 shares under options exercisable within 60 days of the record date and 200 shares held for the benefit of Mr. Abbe by the OCLI 401(k) Plan.

(10) Includes 79,781 shares under options exercisable within 60 days of the record date.


(11) Includes 44,423 shares under options exercisable within 60 days of the record date and 10,638 shares held for the benefit of Mr. Pietrelli by the OCLI 401(k) Plan.



(12) Includes 48,402 shares under options exercisable within 60 days of the record date and 9,342 shares held for the benefit of Mr. Yamamoto by the OCLI 401(k) Plan.


(13) Includes 51,249 shares under options exercisable within 60 days of the record date.

(14) Includes 735,903 shares under options exercisable within 60 days of the record date and 38,786 shares held for the benefit of all officers and directors by the OCLI 401(k) Plan.

                                 LEGAL MATTERS

     The validity of the shares of JDS Uniphase common stock offered by this proxy statement-prospectus and certain legal matters with respect to the federal income tax consequences of the merger will be passed upon for JDS Uniphase by Morrison & Foerster LLP, San Francisco, California. Some legal matters with respect to federal income tax consequences of the merger will be passed upon for OCLI by Collette & Erickson LLP, San Francisco, California. A partner of Collette & Erickson owns 18,883 shares of common stock of OCLI.

                                    EXPERTS

     The consolidated financial statements of JDS Uniphase Corporation appearing in JDS Uniphase Corporation's Annual Report (Form 10-K/A) for the year ended June 30, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of JDS FITEL, Inc., for the three year period ended May 31, 1999 contained in JDS Uniphase's Current Report on Form 8-K/A dated November 3, 1999, have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their reports therein or incorporated by references therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Optical Coating Laboratory, Inc. (OCLI) and its consolidated subsidiaries as of October 31, 1998 and 1997 and for each of the three years in the period ended October 31, 1998, except for Flex Products, Inc., a consolidated subsidiary, as of October 31, 1997 and for each of the two years in the period ended October 31, 1997, incorporated by reference in this proxy statement-prospectus have been audited by Deloitte & Touche LLP, as stated in their report, which is incorporated by reference herein.

     The financial statements of Flex Products, Inc., not included herein, as of November 2, 1997, and for each of the two years in the period ended November 2, 1997, have been audited by KPMG LLP, as stated in their report, such report being incorporated by reference herein. The financial statements of OCLI and its consolidated subsidiaries have been incorporated in reliance upon the reports of Deloitte & Touche LLP and KMPG LLP given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

     With respect to the unaudited interim financial information included in Optical Coating Laboratory, Inc.'s Quarterly Reports on Form 10-Q for the quarters ended January 31, 1999, April 30, 1999 and July 31, 1999 which is incorporated by reference from the Current Report on Form 8-K/A of JDS Uniphase Corporation filed November 30, 1999, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in those Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

              STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING OF
                OCLI STOCKHOLDERS IF THE MERGER IS NOT COMPLETED

     OCLI will hold a 2000 annual meeting of OCLI stockholders only if the merger is not completed before the previously scheduled date of the annual meeting. The deadline for submission of stockholder proposals for inclusion in OCLI's proxy materials for the 2000 annual meeting of OCLI stockholders has passed.

     If the merger is not completed, OCLI stockholders may present proper proposals for consideration at the next annual meeting of OCLI stockholders by submitting their proposal in writing to the Secretary of OCLI in a timely manner. However, in order for such stockholder proposals to be eligible to be brought before OCLI's stockholders at the next annual meeting of OCLI's stockholders, the stockholder submitting the proposal must also comply with the procedures, including the deadlines, required by the certificate of incorporation and bylaws of OCLI. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in OCLI's proxy statement.

     THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS WITH RESPECT TO OCLI AND ITS SUBSIDIARIES WAS PROVIDED BY OCLI AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS WITH RESPECT TO JDS UNIPHASE WAS PROVIDED BY JDS UNIPHASE.

                                                                         ANNEX A

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                                     AMONG
                           JDS UNIPHASE CORPORATION,
                           VINTAGE ACQUISITION, INC.
                                      AND
                       OPTICAL COATING LABORATORY, INC.,
                          DATED AS OF NOVEMBER 3, 1999

                                                                         ANNEX A

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

     This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of November 3, 1999 (this "AGREEMENT"), among JDS UNIPHASE CORPORATION, a Delaware corporation ("PARENT"), VINTAGE ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and OPTICAL COATING LABORATORY, INC., a Delaware corporation (the "COMPANY").

                                  WITNESSETH:

     WHEREAS, the boards of directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a strategic business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, the boards of directors of Parent, Merger Sub and the Company have each approved the merger (the "MERGER") of Merger Sub with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), and upon the terms and subject to the conditions set forth herein;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company has entered into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A (the "STOCK OPTION AGREEMENT"), pursuant to which the Company has granted to Parent an option to purchase validly issued, fully paid and nonassessable shares of the common stock of the Company, par value $0.01 per share (the "COMPANY COMMON STOCK"), in an aggregate amount equal to 19.9% of the outstanding shares of Company Common Stock as of the date specified therein;

     WHEREAS, Parent, Merger Sub and the Company intend that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that, by approving resolutions authorizing this Agreement, this Agreement be adopted as a plan of reorganization under Section 368(a) of the Code; and

     WHEREAS, pursuant to the Merger, each outstanding share of Company Common Stock (a "SHARE") shall be exchanged for the right to receive the Merger Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

     SECTION 1.01. The Merger.

     (a) At the Effective Time (as defined in Section 1.02 hereof), and subject to and upon the terms and conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease upon the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and the Company shall continue as the surviving company being the successor to all the property, rights, powers, privileges, liabilities and obligations of both Merger Sub and the Company. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING COMPANY."

     (b) The closing of the Merger (the "CLOSING") shall take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in
Article VI, unless another time or date is agreed to in writing by the parties hereto. The Closing will be held at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105, unless another place is agreed to in writing by the parties hereto.

     SECTION 1.02. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, but in no event later than three days thereafter, the parties hereto shall cause the Merger to be consummated by filing all necessary documentation (the "MERGER DOCUMENTS"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "EFFECTIVE TIME").

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and privileges of the Company and Merger Sub shall vest in the Surviving Company, and all liabilities and obligations of the Company and Merger Sub shall become the liabilities and obligations of the Surviving Company.

     SECTION 1.04. Certificate of Incorporation and Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the certificate of incorporation and bylaws of the Company shall be amended to read in their entireties as the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time; provided, however, that Article I of the Certificate of Incorporation shall be amended to read as follows: "The name of the company is Optical Coating Laboratory, Inc. and as so amended, shall be the certificate of incorporation and bylaws of the Surviving Company (the "CERTIFICATE OF INCORPORATION" and "BYLAWS") until thereafter changed or amended as provided therein or by the DGCL.

     SECTION 1.05. Directors and Officers. The directors of the Merger Sub immediately prior to the Effective Time, together with the Company's current chief executive officer, shall be the initial directors of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and Bylaws, and the officers of the Merger Sub immediately prior to the Effective Time, together with the Company's current chief executive officer, who shall be chief executive officer of the Surviving Company, shall be the officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.06. Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the Shares:

     (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b) and any Dissenting Shares as defined in Section 1.09) shall be converted, subject to Section 1.06(f), into the right to receive 0.928 shares (the "EXCHANGE RATIO") of validly issued, fully paid and nonassessable shares of Parent Common Stock, $0.001 par value per share ("PARENT COMMON SHARES").

     (b) Cancellation. Each Share owned by the Company, Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired without payment of any consideration therefor and cease to exist.

     (c) Assumption of Stock Options.

          (i) At the Effective Time, each outstanding option to purchase Company Common Stock (a "STOCK OPTION") granted under the Company's 1993, 1995, 1996, 1998 and 1999 Incentive Compensation Plans and the 1999 Director Stock Plan (collectively, the "COMPANY STOCK OPTION PLANS"), whether vested or unvested, and each right to purchase Company Common Stock under the Company's 1999 Employee Stock Purchase Plan ("STOCK PURCHASE RIGHT") shall be deemed assumed by Parent and deemed to constitute an option or stock purchase right to acquire, on the same terms and conditions as were applicable under such Stock Option or Stock Purchase Right prior to the Effective Time, and in the case of a Stock Option, the number (rounded down to the nearest whole number) of Parent Common Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share rounded up to the nearest whole cent equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of Parent Common Shares deemed purchasable pursuant to such Stock Option; provided, however, that the vesting schedule of the assumed options shall continue to be determined by reference to the applicable Company Stock Option Plan.

          (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option or Stock Purchase Right an appropriate notice setting forth such holder's rights pursuant thereto and such Stock Option or Stock Purchase Right shall continue in effect on the same terms and conditions (including any applicable anti-dilution provisions, and subject to the adjustments required by this
     Section 1.06(c) after giving effect to the Merger). Parent shall comply with the terms of all such Stock Options and Stock Purchase Rights and ensure, to the extent required by, and subject to the provisions of, the applicable Company Stock Option Plan or the 1999 Employee Stock Purchase Plan that any Stock Options or Stock Purchase Rights which qualified for special tax treatment prior to the Effective Time continue to so qualify after the Effective Time. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery pursuant to the terms set forth in this Section 1.06(c).

          (iii) As soon as practicable, but in no event later than thirty (30) days after the Effective Time, Parent shall file with the SEC an amendment to its existing registration statement on Form S-8 or file a new registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to the exercise of Stock Options assumed by Parent and the Stock Purchase Rights under the Company's 1999 Employee Stock Purchase Plan.

     (d) Common Stock of Merger Sub. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for a validly issued, fully paid and nonassessable share of common stock of the Surviving Company. Each share certificate of Merger Sub evidencing ownership of any such shares shall evidence, from and after the Effective Time, ownership of such shares of the Surviving Company.

     (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any share split, reverse split, share dividend (including any dividend or distribution of securities convertible into Parent Common Shares or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Shares or Company Common Stock occurring after the date hereof and prior to the Effective Time.

     (f) Fractional Shares. No fraction of a Parent Common Share will be issued, but in lieu thereof each holder of Company Common Stock who would otherwise be entitled to a fraction of a Parent Common Share (after aggregating all fractional Parent Common Shares to be received by such holder) shall receive from Parent an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the closing price of a Parent Common Share on the Nasdaq National Market on the last trading day immediately prior to the Effective Time (as reported in the Wall Street Journal or, if not reported therein, any other authoritative source).

     SECTION 1.07. Exchange of Certificates.

     (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of a bank or trust company designated by Parent (the "EXCHANGE AGENT"), in trust for the benefit of the holders of Company Common Stock (other than Dissenting Shares), for exchange in accordance with this
Section 1.07, through the Exchange Agent, certificates evidencing the Parent Common Shares issuable pursuant to Section 1.06 in exchange for outstanding Shares. Parent shall make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares.

     (b) Exchange Procedures. On or prior to the tenth (10) Business Day after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares (other than Dissenting Shares) (the "CERTIFICATES") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Common Shares and, in lieu of any fractional shares thereof, cash. Upon surrender of a Certificate to the Exchange Agent for cancellation together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Common Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate,
(B) any dividends or other distributions with respect to Shares to which such holder was entitled to receive prior to the Effective Time, and (C) cash in lieu of fractional Parent Common Shares to which such holder is entitled pursuant to
Section 1.06(f) (the Parent Common Shares, dividends, distributions and cash described in clauses (A)-(C) delivered for each Share being, collectively, the "MERGER CONSIDERATION"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, Parent Common Shares and cash may be issued and paid in accordance with this
Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock/share transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full Parent Common Shares into which such Shares shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.06.

     (c) Distributions With Respect to Unexchanged Parent Common Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Shares and cash in lieu of any fractional Parent Common Share pursuant to
Section 1.06(f) above.

     (d) Transfers of Ownership. If any certificate for Parent Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Common Shares in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Shares for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     SECTION 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, the Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Company of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.09. Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company held by a holder who has exercised appraisal rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 1.06, but the holder thereof shall only be entitled to such rights as are granted under the DGCL.

     (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates representing such Dissenting Shares.

     (c) The Company shall give Parent (i) prompt notice of any written demands received by the Company to require the Company to purchase shares of capital stock of the Company pursuant to the DGCL, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and
(ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

     SECTION 1.10. Lost, Stolen or Destroyed Certificate. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Common Shares and cash as may be required pursuant to Section 1.06; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 1.11. Tax and Accounting Consequences. It is intended by the parties here to that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 368 of the Code.

     SECTION 1.12. Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, or Parent or any of its respective subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, prospects, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries (a "COMPANY MATERIAL ADVERSE EFFECT") or Parent and its respective subsidiaries (a "PARENT MATERIAL ADVERSE EFFECT"), respectively, in each case taken as a whole, but other than those adverse effects occurring as a result of the execution of this Agreement, the consummation of the transactions contemplated hereby or general market or industry conditions.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule previously delivered by the Company to Parent, the paragraphs of which are numbered to correspond to the Sections of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"):

     SECTION 2.01. Organization and Qualification; Subsidiaries.

     The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Company Material Adverse Effect. The Company's subsidiaries are the only entities in which the Company has any equity interest.

     SECTION 2.02. Charter Documents. The Company has heretofore furnished to Parent a complete and correct copy of the charter documents (including the articles or certificate of incorporation and bylaws, if any), as most recently amended to date of the Company and each of its subsidiaries. Each such charter document is in full force and effect. Neither the Company nor any subsidiary is in violation of any of the provisions of its respective charter documents.

     SECTION 2.03. Capitalization. The authorized capital stock of the Company consists of shares of Company Common Stock and shares of Preferred Stock. As of October 31, 1999, (i) 14,261,607 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held in the Company's treasury or by any subsidiary, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 1,963,441 shares of Company Common Stock were reserved for future issuance pursuant to outstanding employee stock options granted pursuant to the Company's Stock Option Plans and (v) 400,000 shares of Company Common Stock were reserved for issuance pursuant to the Company's Employee Stock Purchase Plan. No shares of Company Common Stock have been issued between October 31, 1999 and the date hereof, other than pursuant to the Company's Stock Option Plans. Except as set forth in Sections 2.03, 2.08 or 2.10 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares (or other equity interests) of the Company or of any subsidiary or obligating the Company or any subsidiary to issue or sell any shares of, or other equity interests in, the Company or any subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or of any subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the shares of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity other than guarantees of bank obligations of a subsidiary entered into in the ordinary course of business. None of the options, warrants, rights, agreements, arrangements or commitments identified in Section 2.03 or 2.10 of the Company Disclosure Schedule provide that, absent action by the board of directors of the Company or a committee thereof, upon exercise or conversion the holder thereof shall receive cash, and no such action of the board of directors or a committee thereof has been taken. Except as set forth in Section 2.03 of the Company Disclosure Schedule, all of the outstanding shares of each subsidiary (and all shares to be issued prior to the Effective Time) are or will be duly authorized, validly issued, fully paid and nonassessable, and all such shares are or will be owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, encumbrances or rights or interests of others of any nature whatsoever (collectively, "LIENS"), other than Liens for taxes not yet due and payable.

     SECTION 2.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and subject to obtaining any necessary stockholder approval of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Merger by at least a majority of the holders of the outstanding Shares entitled to vote in accordance with the DGCL and the Company's certificate of incorporation and bylaws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The board of directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a strategic business combination with Parent upon the terms and subject to the conditions of this Agreement, and has recommended that the Company's stockholders approve and adopt this Agreement and the transactions contemplated hereby.

     SECTION 2.05. SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports, exhibits and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since July 31, 1999 and has made available to Parent (i) its Quarterly Report on Form 10-Q for the period ended July 31, 1999 and its Annual Reports on Form 10-K for the period ended October 31, 1997 and October 31, 1998, respectively, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since October 31, 1997, (iii) all other reports or registration statements (other than reports on Forms 3, 4 or 5 filed on behalf of affiliates of the Company) filed by the Company with the SEC since October 31, 1998, (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "COMPANY SEC REPORTS") and (v) documents which the Company will be required to file. The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the SEC's rules thereunder (collectively, the "Federal Securities Laws"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No subsidiary is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     SECTION 2.06. Absence of Certain Changes or Events. Except as set forth in
Section 2.06 of the Company Disclosure Schedule or the Company SEC Reports, since July 31, 1999, the Company has conducted its business in the ordinary course and there has not occurred: (i) any Company Material Adverse Effect; (ii) any amendments or changes in the certificate of incorporation or bylaws of the Company; (iii) any damage to, destruction or loss of any asset of the Company, (whether or not covered by insurance) that could have a Company Material Adverse Effect; (iv) any change by the Company in its accounting methods, principles or practices; (v) any revaluation of any of the Company's or any subsidiary's assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale, pledge, disposition of or encumbrance upon a material amount of property of the Company or of any subsidiary, except in the ordinary course of business and consistent with past practice; (vii) any material Tax (as defined below) election inconsistent with past practices or the settlement or compromise of any material Tax liability;
(viii) any declaration, issuance or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof); or
(ix) the creation of any indebtedness for borrowed money or the issuance of any debt securities or the assumption, guarantee (other than guarantees of bank debt of a subsidiary entered into in the ordinary course of business) or endorsement or other accommodation whereby the Company became responsible for, the obligations of any person, or the making of any loans or advances, except in the ordinary course of business consistent with past practice.

     SECTION 2.07. No Undisclosed Liabilities. Except as is disclosed in Section
2.07 of the Company Disclosure Schedule and in the Company SEC Reports, neither the Company nor any subsidiary has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (a) adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended October 31, 1998, (b) incurred in the ordinary course of business and not required under U.S. GAAP to be reflected on such balance sheet; or (c) incurred since July 31, 1999 in the ordinary course of business and consistent with past practice, and liabilities incurred in connection with this Agreement.

     SECTION 2.08. Material Contracts; No Violation. (a) Section 2.08(a) of the Company Disclosure Schedule includes a list of (i) all joint venture, technology sharing and noncompetition agreements to which the Company or any of its subsidiaries is a party or has any obligation; (ii) all material intellectual property licensing agreements other than commercial shrinkwrap licenses; (iii) all material agreements between the Company and any consultant, employee, officer or director; (iv) all material distribution agreements; and (v) all agreements, contracts or other instruments (including all amendments thereto) which, as of the date hereof, will be required to be filed by the Company with the SEC pursuant to the requirements of the Exchange Act as "material contracts" and have not been filed ((i) through (v) collectively with all agreements, contracts and other instruments (including amendments thereto) which have been filed by the Company with the SEC, being, collectively, the "Material Contracts") of the Company and its subsidiaries. The Company has made available to Parent prior to the date hereof, true, correct and complete copies in all material respects of each such Material Contract.

     (b) Except as set forth in Section 2.08(b) of the Company Disclosure Schedule, (i) neither the Company nor any subsidiary has breached, is in default under, or has received written notice of any breach of or default under, any Material Contract, (ii) to the best knowledge of the Company, no other party to any of the Material Contracts has breached or is in default of any of its obligations thereunder, and (iii) each of the Material Contracts is in full force and effect, except in any such case for breaches, defaults or failures to be in full force that in the aggregate do not constitute a Company Material Adverse Effect.

     (c) Except as set forth in Section 2.08 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Company,

(ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or any subsidiary or by which any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract, or result in the creation of a Lien on any of the properties or assets of the Company or any subsidiary pursuant to, any Material Contract or other note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 2.09. Absence of Litigation. Except as set forth in Section 2.09 of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or against any subsidiary and (ii) there is no judgment, decree, injunction, rule or order outstanding against the Company or its subsidiaries other than, in each case, those that the outcome of which, individually or in the aggregate, would not have a Company Material Adverse Effect or a material adverse effect on the Company's ability to consummate the Merger.

     SECTION 2.10. Employee Benefit Plans; Employment Agreements.

     (a) For purposes of this Section 2.10: "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; "COMPANY ERISA AFFILIATE" means any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company or any subsidiary of the Company; and "COMPANY EMPLOYEE PLANS" means all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, as well as each such plan with respect to which the Company or a Company ERISA Affiliate could incur liability under applicable law (if such plan has been or were terminated), and excluding agreements with former employees under which the Company has no remaining monetary obligations.

     (b) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than coverage mandated by applicable law or benefits, the full cost of which is borne by the retiree.

     (c) Except as would not have a Company Material Adverse Effect: (i) the Company and its subsidiaries have complied with ERISA, the Code and all laws and regulations applicable to the Company Employee Plans and each Company Employee Plan has been maintained and administered in compliance with its terms; and (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS"), and nothing has occurred which may reasonably be expected to impair such determination.

     (d) Neither the Company nor its subsidiaries have incurred any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Company Employee Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

To the knowledge of the Company, there are not any facts or circumstances that would materially change the funded status of any Company Employee Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No Company Employee Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

     (e) With respect to each of the Company Employee Plans that is subject to Title IV of ERISA, the present value of accrued benefits under each such plan did not, as of its latest valuation date, exceed the then current value of the aggregate assets of such plans allocable to the payment of such benefits.

     SECTION 2.11. Labor Matters. Except as set forth in Section 2.11 of the Company Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have or may reasonably be expected to have a Company Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or by any of its subsidiaries nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees, and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or of any of its subsidiaries.

     SECTION 2.12. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the "COMPANY PROXY STATEMENT") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on the approval and adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The foregoing representations and warranties will not apply to statements or omissions included in the Company Proxy Statement or any amendment or supplement thereto based upon information furnished to the Company by Parent for use therein. None of the information furnished to Parent for use in (or incorporation by reference in) the Registration Statement (as defined in Section 3.11) or any amendment or supplement thereto will contain, at the time the Registration Statement or any amendment or supplement thereto becomes effective or at the Effective Time, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

     SECTION 2.13. Taxes.

     (a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, goods and services, fringe benefits, withholding, sales, use, service, real or personal property, special assessments, Common Stock, license, payroll, withholding, employment, social security, accident compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) The Company has furnished all Tax Returns filed by the Company and its subsidiaries for all periods ending on or after October 31, 1995. Except as disclosed on Schedule 2.13(b) of the Company Disclosure Schedule, the Company and each subsidiary have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and have duly paid or made adequate provision on their books for the payment of all Taxes which have been incurred or are due and payable. Except as disclosed on Schedule 2.13(b) of the Company Disclosure Schedule (i) there are no pending audits, examinations or proposed audits or examinations of any tax returns filed by the Company or by any subsidiary, (ii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company or applicable subsidiary is maintaining reserves to the extent currently required unless the failure to do so does not have a Material Adverse Effect, and (iii) neither the Company nor any subsidiary has given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes for which the Company or any subsidiary may be liable. Except as set forth on Schedule 2.13(b) of the Company Disclosure Schedule, as of the date of this Agreement the consolidated Tax Returns of the Company and its subsidiaries have been audited by the IRS (or the appropriate statute of limitations has expired) for all fiscal years through October 31, 1998.

     (c) Except as set forth on Schedule 2.13(c) of the Company Disclosure Schedule, neither the Company nor any subsidiary: (i) is a party to any agreement providing for the allocation, payment or sharing of taxes among the Company, its subsidiaries, or any third parties; or (ii) has an application pending with respect to any Tax requesting permission for a change in accounting method.

     SECTION 2.14. Environmental Matters. Each of the Company and its subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("ENVIRONMENTAL PERMITS"), except for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Each of such Environmental Permits is in full force and effect and each of the Company and its subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

     (b) There is no Environmental Claim (as defined below) pending or to the knowledge of the Company threatened against the Company or any of its subsidiaries or to the knowledge of the Company, pending or threatened against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law that is reasonably expected to have a Company Material Adverse Effect.

     (c) To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material (as defined below) which could form the basis of any Environmental Claim against the Company or any of its subsidiaries, or to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for such liabilities which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

     (d) To the knowledge of the Company, no site or facility now or previously owned, operated or leased by the Company or any of its subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA").

     (e) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its subsidiaries, other than any such Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect, and no action of any Governmental or Regulatory Authority (as defined below) has been taken or, to the knowledge of the Company, is in process which could subject any of such properties to such Liens.

     (f) To the best of the Company's knowledge, the Company has delivered or otherwise made available for inspection to the Parent true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any of its subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its subsidiaries, or regarding the Company's or any of its subsidiaries' compliance with applicable Environmental Laws.

     (g) As used herein: (i) "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision; (ii) "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its subsidiaries, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; (iii) "ENVIRONMENTAL LAW" means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of Hazardous Material, pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment; and (iv) "HAZARDOUS MATERIAL" means (A) any petroleum or petroleum products, flammable materials, radioactive materials, friable asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and
(C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

     SECTION 2.15. Brokers. No broker, finder or investment banker (other than Hambrecht & Quist, LLC ("H&Q")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and H&Q pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     SECTION 2.16. Full Disclosure. No statement contained in any representation or warranty contained herein or any statement contained in any certificate or schedule furnished or to be furnished by the Company or by any subsidiary to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     SECTION 2.17. Opinion of Financial Advisor. The Company has been advised by its financial advisor, H&Q, that, in its opinion, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to the Company's stockholders and has delivered a written copy of such opinion dated the date hereof to Parent.

     SECTION 2.18. Intellectual Property.

     (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how and tangible or intangible proprietary information, inventions, trade secrets, processes or material that are required for the conduct of the business of the Company and its subsidiaries as currently conducted (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"). Section 2.19 of the Company Disclosure Schedule contains a list of all registered Company Intellectual Property Rights and the jurisdictions where such registrations have been made.

     Either the Company or a subsidiary is the sole and exclusive owner of, or the exclusive or non-exclusive licensee of, with all right, title and interest in and to (free and clear of any Liens), the Company Intellectual Property Rights, and, in the case of Company Intellectual Property Rights owned by the Company or a subsidiary, has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation by the Company or any of its subsidiaries of any patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how and tangible or intangible proprietary information, inventions, trade secrets or processes of any third party. All registered patents, trademarks, service marks and copyrights held by the Company are valid and subsisting. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any subsidiary. No Company Intellectual Property Right or product of the Company or any subsidiary is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any subsidiary, except to the extent any such restriction does not constitute a Company Material Adverse Effect. Neither the Company nor any subsidiary has entered into any agreement under which the Company or any subsidiary is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market, except to the extent any such restriction does not constitute a Company Material Adverse Effect. Each of the Company and its subsidiaries has used all commercially reasonable efforts to (i) assert and enforce (and in connection with patent, copyright and trademark rights, register) all patent, copyright, trademark and trade secret rights of the Company and its subsidiaries (ii) protect through nondisclosure agreements or other appropriate means all trade secrets and confidential information of the Company and its subsidiaries, and (iii) otherwise to secure and protect for the Company's benefit all Company Intellectual Property Rights of the Company. Each employee, officer and consultant of the Company and each of its subsidiaries has executed a proprietary information and inventions agreement substantially in the form provided by the Company to Parent. The execution of this Agreement and the consummation of the transactions contemplated hereby will not impair or invalidate in any way any of the Company Intellectual Property Rights.

     SECTION 2.19. Change in Control Payments. Neither the Company nor any of its subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company. The Board of Directors of the Company has determined in connection with the authorization of the execution of this Agreement that such execution does not constitute a change in control transaction within the meaning of its Stockholder Rights Plan.

     SECTION 2.20. Antitakeover Statutes. The board of directors of the Company has approved this Agreement and the transactions contemplated hereby and neither
Section 203 of the DGCL nor any other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated hereby.

     SECTION 2.21. Title to Property. The Company and its subsidiaries own or lease no material real property other than as set forth in Section 2.21 of the Company Disclosure Schedule or the Company SEC Reports. Except as reflected in the Company's financial statements included in the Company SEC Reports, each of the Company and its subsidiaries has good and defensible title to all of its respective properties and assets, free and clear of all Liens except Liens for taxes not yet due and payable; and, to the knowledge of the Company, all leases pursuant to which the Company or any subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or any of its subsidiaries, as applicable, has not taken adequate steps to prevent such a default from occurring).

     SECTION 2.22. Year 2000 Matters. Any reprogramming required to permit the proper functioning in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by the Company or any of its subsidiaries or used or relied upon in the conduct of their respective businesses (including any systems and other equipment supplied by others or with which the computer systems of the Company or any of its subsidiaries interface) has been completed. The testing of all such systems and other equipment as so reprogrammed has been completed. The costs to the Company and its subsidiaries for such reprogramming and testing and for other foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 will not have a Company Material Adverse Effect.

     SECTION 2.23. Company Rights Plan. Under the Shareholder Rights Plan, the transactions contemplated by this Agreement will not cause a distribution date (as defined therein) to occur or cause the rights issued pursuant to the Shareholder Rights Plan to become exercisable, and as a result of the terms of the Shareholder Rights Plan such rights will be cancelled and cease to exist immediately prior to the Effective Time.

     SECTION 2.24. Accounts Receivable. Section 2.24 of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable of the Company as of November 2, 1999. All existing accounts receivable of the Company represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business and are current and where known collection problems exist, such problems have been disclosed in Section 2.24 of the Company Disclosure Schedule.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby represent and warrant to the Company that, except as set forth in the written disclosure schedule previously delivered by Parent to the Company, the paragraphs of which are numbered to correspond to the Sections of this Agreement (the "PARENT DISCLOSURE SCHEDULE"):

     SECTION 3.01. Organization and Qualification; Subsidiaries.

     Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Parent Material Adverse Effect.

     SECTION 3.02. Certificate of Incorporation and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws, as amended to date, of Parent and the Certificate of Incorporation and Bylaws, as amended to date, of Merger Sub. Such Certificates of Incorporation and Bylaws of Parent and Merger Sub are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

     SECTION 3.03. Capitalization.

     (a) The authorized capital stock of Parent consists of (i) shares of Parent Common Stock and (ii) shares of Preferred Stock, $0.001 par value ("PARENT PREFERRED STOCK") were authorized, of which (x) shares of Series A Preferred Stock were authorized, and (y) shares of Series B Preferred Stock were authorized. As of October 15, 1999, (1) 186,018,815 shares of Parent Common Stock were issued and outstanding (including 73,230,302 exchangable shares of JDS Uniphase Canada, Ltd.), (2) 100,000 shares of Series A Preferred Stock were issued and outstanding, (3) one share of Series B Preferred Stock was issued and outstanding, (4) no shares of capital stock were held in its treasury, and (5) 29,434,223 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options under Parent's stock option plans("PARENT'S STOCK OPTION PLANS"). No shares of Parent Common Stock have been issued between October 15, 1999 and the date hereof, except for shares issued upon exercise of options outstanding under Parent's Stock Option Plans. The authorized common stock of Merger Sub consists of 100 shares of common stock, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective common stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for options outstanding under Parent's Stock Option Plans and as set forth in Section 3.03 of the Parent Disclosure Schedule and as described in the Parent SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued common stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of common stock of, or other equity interests in, Parent or any of its subsidiaries. There are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Common

Shares or the common stock of any subsidiary. Except as set forth in Section 3.03(a) of the Parent Disclosure Schedule or as will not have a Material Adverse Effect, all of the outstanding shares of common stock (or other equity interests) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another subsidiary free and clear of all Liens, other than Liens for taxes not yet due and payable.

     (b) The Parent Common Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and shall be available for trading on the Nasdaq National Market.

     SECTION 3.04. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and subject to obtaining any necessary stockholder approval of this Agreement by Merger Sub, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval by Parent as sole stockholder of Merger
Sub). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each in accordance with its terms. The board of directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into a strategic business combination with the Company upon the terms and subject to the conditions of this Agreement.

     SECTION 3.05. SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports, exhibits and other documents required to be filed with the SEC since June 30, 1999 and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal year ended June 30, 1999 and June 30, 1998, respectively, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since June 30, 1998, (iii) all other reports or registration statements (other than Reports on Form 3, 4 or 5 filed on behalf of affiliates of the Parent) filed by Parent with the SEC since June 30, 1998 (iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "PARENT SEC REPORTS") and (v) documents which Parent will be required to file. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Federal Securities Laws, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     SECTION 3.06. Absence of Certain Changes or Events. Except as set forth in
Section 3.06 of the Parent Disclosure Schedule or the Parent SEC Reports, since June 30, 1999, Parent has conducted its business in the ordinary course and there has not occurred: (i) any Parent Material Adverse Effect; (ii) any amendments or changes in the certificate of incorporation or bylaws of Parent;
(iii) any damage to, destruction or loss of any asset of Parent, (whether or not covered by insurance) that could have a Parent Material Adverse Effect; (iv) any change by Parent in its accounting methods, principles or practices; (v) any revaluation of any of Parent's or any subsidiary's assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale, pledge, disposition of or encumbrance upon a material amount of property of Parent or of any subsidiary, except in the ordinary course of business and consistent with past practice; (vii) any material Tax (as defined below) election inconsistent with past practices or the settlement or compromise of any material Tax liability.

     SECTION 3.07. No Undisclosed Liabilities. Except as is set forth in the Parent SEC Reports, neither the Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Parent and its subsidiaries taken as a whole, except liabilities (a) adequately provided for in the Parent's balance sheet (including any related notes thereto) as of June 30, 1999, (b) incurred in the ordinary course of business and not required under U.S. GAAP to be reflected on such balance sheet, or (c) incurred since June 30, 1999 in the ordinary course of business and consistent with past practice, and liabilities incurred in connection with this Agreement.

     SECTION 3.08. Absence of Litigation. Except as set forth in the Parent SEC Reports, (i) there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against Parent or against any subsidiary and (ii) there is no judgment, decree, injunction, rule or order outstanding against Parent or its subsidiaries, other than, in each case those that the outcome of which, individually or in the aggregate, would not have a Parent Material Adverse Effect or a material adverse effect on Parent's ability to consummate the Merger.

     SECTION 3.09. Labor Matters. Except as set forth in Section 3.09 of the Parent Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of Parent or any of its subsidiaries, threatened between Parent or any of its subsidiaries and any of their respective employees, which controversies have or may reasonably be expected to have a Parent Material Adverse Effect;
(ii) neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees, and (iii) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries.

     SECTION 3.10. Disclosure Documents. The registration statement of Parent to be filed with the SEC with respect to the offering of Parent Common Shares in connection with the Merger (the "REGISTRATION STATEMENT") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statement, as amended or supplemented, if applicable, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. The foregoing representations and warranties will not apply to statements or omissions included in the Registration Statement or any amendment or supplement thereto based upon information furnished to Parent or Merger Sub by the Company for use therein. None of the information furnished to the Company for use in (or incorporation by reference in) the Company Proxy Statement or any amendment or supplement thereto will contain, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company or at any time the stockholders vote on the approval and adoption of this Agreement, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.11. Taxes. Except as disclosed on Schedule 3.11(b) of the Parent Disclosure Schedule, Parent and its subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and have duly paid or made adequate provision on their books for the payment of all taxes which have been incurred or are due and payable.

     SECTION 3.12. Environmental Matters.

     (a) Each of the Parent and its subsidiaries has obtained all Environmental Permits, except for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect. Each of such Environmental Permits is in full force and effect and each of the Parent and its subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect.

     (b) Except as described in the Parent SEC Reports, there is no Environmental Claim pending or to the knowledge of the Parent threatened against the Parent or any of its subsidiaries or to the knowledge of the Parent, against any person or entity whose liability for any Environmental Claim the Parent or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law that is reasonably expected to have a Parent Material Adverse Effect.

     (c) Except as described in the Parent SEC Reports, to the knowledge of Parent, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material which could form the basis of any Environmental Claim against Parent or any of its subsidiaries, or to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for such liabilities which, individually or in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect.

     (d) To the knowledge of Parent, no site or facility now or previously owned, operated or leased by Parent or any of its subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA.

     (e) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by Parent or any of its subsidiaries, other than any such Liens which would, individually or in the aggregate, have a Parent Material Adverse Effect, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of Parent, is in process which could subject any of such properties to such Liens.

     SECTION 3.13. Brokers. No broker, finder or investment banker (other than Banc of America Securities LLC ("BAS") is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub. Parent has heretofore furnished to the Company a complete and correct copy of all agreements between Parent and BAS pursuant to which such firm would be entitled to any payment relating to the transaction contemplated hereunder.

     SECTION 3.14. Full Disclosure. No statement contained in any representation or warranty contained herein or any statement contained in any certificate or schedule furnished or to be furnished by Parent or Merger Sub to the Company in, or pursuant to the provisions of, this Agreement contains or will contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     SECTION 3.15. Opinion of Financial Advisor. Parent has been advised by its financial advisor, BAS, that, in its opinion, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to Parent and has delivered a written copy of such opinion dated the date hereof to the Company.

     SECTION 3.16. Intellectual Property.

     (a) Parent, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how and tangible or intangible proprietary information, inventions, trade secrets, processes or material that are required for the conduct of the business of Parent and its subsidiaries as currently conducted (the "PARENT INTELLECTUAL PROPERTY RIGHTS"). Section 3.17 of the Parent Disclosure Schedule contains a list of all registered Parent Intellectual Property Rights and the jurisdictions where such registrations have been made.

     Either Parent or a subsidiary is the sole and exclusive owner of, or the exclusive or non-exclusive licensee of, with all right, title and interest in and to (free and clear of any Liens), the Parent Intellectual Property Rights, and, in the case of Parent Intellectual Property Rights owned by Parent or a subsidiary, has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Parent Intellectual Property Rights are being used. To the knowledge of Parent, there is no unauthorized use, infringement or misappropriation by Parent or any of its subsidiaries of any patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how and tangible or intangible proprietary information, inventions, trade secrets or processes of any third party. All registered patents, trademarks, service marks and copyrights held by Parent are valid and subsisting. To the knowledge of Parent, there is no unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent or any subsidiary. No Parent Intellectual Property Right or product of Parent or any subsidiary is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Parent or any subsidiary, except to the extent any such restriction does not constitute a Parent Material Adverse Effect. Neither Parent nor any subsidiary has entered into any agreement under which Parent or any subsidiary is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market, except to the extent any such restriction does not constitute a Parent Material Adverse Effect. Each of Parent and its subsidiaries has used all commercially reasonable efforts to (i) assert and enforce (and in connection with patent, copyright and trademark rights, register) all patent, copyright, trademark and trade secret rights of Parent and its subsidiaries (ii) protect through nondisclosure agreements or other appropriate means all trade secrets and confidential information of Parent and its subsidiaries, and (iii) otherwise to secure and protect for Parent's benefit all Parent Intellectual Property Rights of Parent. Each employee, officer and consultant of Parent and each of its subsidiaries has executed a proprietary information and inventions agreement substantially in the form provided by Parent to the Company. The execution of this Agreement and the consummation of the transactions contemplated hereby will not impair or invalidate in any way any of the Parent Intellectual Property Rights.

     SECTION 3.17. Title to Property. Parent and its subsidiaries own or lease no material real property other than as set forth in Section 3.18 of the Parent Disclosure Schedule or the Parent SEC Reports. Except as reflected in Parent's financial statements included in the Parent SEC Reports, each of Parent and its subsidiaries has good and defensible title to all of its respective properties and assets, free and clear of all Liens except Liens for taxes not yet due and payable; and, to the knowledge of Parent, all leases pursuant to which Parent or any subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Parent or any of its subsidiaries, as applicable, has not taken adequate steps to prevent such a default from occurring).

     SECTION 3.18. Year 2000 Matters. Any reprogramming required to permit the proper functioning in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by Parent or any of its subsidiaries or used or relied upon in the conduct of their respective businesses (including any systems and other equipment supplied by others or with which the computer systems of Parent or any of its subsidiaries interface) has been completed. The testing of all such systems and other equipment as so reprogrammed has been completed. The costs to Parent and its subsidiaries for such reprogramming and testing and for other foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 will not have a Parent Material Adverse Effect.

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.01. Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise agree in writing or as required under this Agreement, the Company shall conduct its business and shall cause the business of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any subsidiary has significant business relations. Parent has read and approved the Company's fiscal year 2000 operating plan (the "AOP"), and the Company covenants and agrees that it shall, and shall cause its subsidiaries to, operate its and their businesses substantially in accordance with the AOP. In addition, and without limitation, the Company agrees that it shall not, and that it shall not permit any subsidiary, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective

Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

     (a) amend or otherwise change the Company's certificate of incorporation or bylaws;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Company capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any subsidiary or any of its affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to employee stock options under the Company Stock Option Plans which options are outstanding on the date hereof and the issuance of shares of Company Common Stock under the Company's 1999 Employee Stock Purchase Plan with respect to enrollment allowed under such plan commencing on November 8, 1999 and for the issuance of shares of Company Common Stock under such plan for the existing period ending December 31, 1999);

     (c) sell, pledge, dispose of or encumber any assets or inventory of the Company or of any subsidiary (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

     (d) except as is contemplated by this Agreement, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Employee Plans (including the Company Stock Option Plans) or authorize cash payments in exchange for any options granted under any of such plans;

     (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its common stock, except that a subsidiary may declare and pay a dividend to the Company, (ii) split, combine or reclassify any of its common stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of a subsidiary, or propose to do any of the foregoing;

     (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of a subsidiary entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) enter into or amend any contract or agreement other than in the ordinary course of business including without limitation any licensing or technology transfer agreement; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of 110% of the amount provided for any particular period set forth in the AOP ; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(f);

     (g) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or of any subsidiary who are not officers of the Company in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis) or other employee of the Company or of any subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

     (h) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

     (i) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the most recent Company SEC Report;

     (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice; or

     (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 4.02. No Solicitation.

     (a) The Company shall not, and shall use its best efforts to cause the Company's subsidiaries, its and their officers, directors, employees, affiliates, agents or other representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by it or any of its subsidiaries) to not, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Alternative Transaction (as defined in Section 7.03(c)), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Alternative Transaction, or agree to, or endorse, any Alternative Transaction, or authorize or permit any of the officers, directors, employees or agents of the Company or of any subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any subsidiary to take any such action and the Company shall promptly notify Parent of all relevant terms of any such inquiries or proposals received by the Company or by any subsidiary or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall promptly deliver or cause to be delivered to Parent a copy of such inquiry or proposal; provided, however, that nothing contained in this subsection (a) shall prohibit the board of directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any persons or entity in connection with an unsolicited bona fide proposal in writing by such person or entity relating to an Alternative Transaction if, and only to the extent that
(A) such unsolicited bona fide proposal is a bona fide written proposal made by a third party relating to an Alternative Transaction on terms that the board of directors of the Company determines , based on the written advice of the Company's independent outside counsel, that the fiduciary duties of the board of directors under Delaware law require acceptance of the Alternative Transaction (except with respect to furnishing information) and for which financing, to the extent required, is then committed, (B) the board of directors of the Company, after duly considering the written advice of the Company's independent outside counsel, determines in good faith that such action is required for the board of directors of the Company to comply with its fiduciary duties to stockholders imposed by Delaware law and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Transaction.

     (b) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party.

     (c) The Company shall ensure that the officers, directors and employees of the Company and of each subsidiary and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Proxy Statement.

     In connection with the meeting of the Company's stockholders to approve the Agreement and the transactions contemplated hereby (the "COMPANY STOCKHOLDERS' MEETING"), the Company will prepare and file with the SEC on or before December 15, 1999, use its reasonable best efforts to have cleared with the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, with the Company Proxy Statement and all other proxy materials subject to the review and reasonable approval of Parent.

     SECTION 5.02. Company Stockholders' Meeting. The Company shall call and hold the Company Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Stockholders' Meeting on the same day (and at the same time of such day) and as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall use its best efforts to hold the Company Stockholders' Meeting not later than January 31, 2000. The Company shall use its best efforts to solicit from its stockholders proxies in favor of the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL and the certificate of incorporation and bylaws of the Company to obtain such approvals.

     SECTION 5.03. Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period. The Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either party may reasonably request. Each party shall keep such information confidential in accordance with the terms of the letter agreement, entered into on October 11, 1999 (the "CONFIDENTIALITY AGREEMENT") between Parent and the Company. The Company and Parent shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of such reports promptly after the same are filed.

     SECTION 5.04. Consents; Approvals. The Company and Parent shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, the pre-merger notification filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all other filings with governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Company Proxy Statement and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any governmental body in connection with the transactions contemplated by this Agreement. Except where prohibited by applicable statutes and regulations, and subject to the Confidentiality Agreement, each party shall promptly provide the other (or its counsel) with copies of all filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

     SECTION 5.05. Agreements of Affiliates. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "AFFILIATE LETTER") identifying all persons who are, or may be deemed to be, at the time of the Company Stockholders' Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, prior to the Effective Time, a written agreement (an "AFFILIATE AGREEMENT") in a form mutually agreeable to the Company and Parent.

     SECTION 5.06. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and further provided that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 6.02(b) or 6.03(b) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 5.07. Further Assurances; Tax Treatment.

     (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company.

     (b) Each of Parent, Merger Sub and the Company shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

     (c) Each of Parent, Merger Sub and the Company shall cooperate with each other in obtaining the opinions of Morrison & Foerster LLP and Collette & Erickson LLP described in Section 6.01(c). In connection therewith, each of Parent and the Company shall deliver to such counsel customary representation letters substantially in the form of Exhibits 5.07(c) hereto.

     SECTION 5.08. Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the Nasdaq National Market if it has used all reasonable efforts to consult with the other party.

     SECTION 5.09. Listing of Parent Common Shares. Parent shall use its commercially reasonable best efforts to cause the shares of Parent Common Shares to be issued in the Merger to be approved for quotation on the Nasdaq National Market prior to the Effective Time.

     SECTION 5.10. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

     SECTION 5.11. Director and Officer Liability. After the Effective Time, Parent will cause the Surviving Company to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof. For a period of three years after the Effective Time, Parent and/or the Surviving Company shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time (or Parent and/or the Surviving Company may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective
Time); provided, however, that in no event shall Parent and/or the Surviving Company be required to expend in excess of 125 percent of the annual premium currently paid by the Company for such coverage, and provided further, that if the premium for such coverage exceeds such amount, Parent and/or the Surviving Company shall purchase a policy with the greatest coverage available for such 125 percent of the annual premium; and provided further, that Parent shall cause director's and officer's liability insurance to be available to cover the directors and officers of the Surviving Company after the Effective Time to the same extent it provides such insurance to the directors and officers of its other subsidiaries.

     SECTION 5.12. Employee Benefit Plans.

     The Company Employee Plans, including without limitation the Management Incentive Plan, the Company's 401(k) Plan, and the Shared Targets and Reward Program, will continue in effect without material reduction of benefits to plan participants through October 31, 2000; provided that, with respect to the Management Incentive Plan, Parent may modify the performance criteria set forth in such plan for the calculation of bonuses thereunder (solely with respect to the participants in such plan for whom bonuses are paid based, solely or in part, on the performance of the Company's fiber optic group) to the extent reasonably required by Parent to facilitate the integration of the operations of such group with the operations of Parent and its subsidiaries. The employees of the Company will be entitled to participate in Parent's employee stock option plans and similar stock based compensation plans on a basis comparable to Parent's employees having similar positions, responsibilities and compensation as those of the Company.


                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     SECTION 6.01. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Company Proxy Statement shall have been initiated or threatened by the SEC;

     (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal;

     (c) Tax Opinions. Parent and the Company shall have received opinions of Morrison & Foerster LLP and Collette & Erickson in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

     (d) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     SECTION 6.02. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time, except (i) for changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have a Company Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

     (c) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

     (d) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made ("MATERIAL CONSENTS"), by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such Material Consents would not have a Material Adverse Effect on the Company or Parent;

     (e) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect;

     (f) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect;

     (g) Noncompetition Agreements. The Company employees listed on Schedule 6.02(g) shall have entered into noncompetition agreements with Parent in form and substance satisfactory to Parent; and

     (h) Agreements with Employees. The Company employees listed in Section 6.02(h) of the Parent Disclosure Schedule shall remain employed with the Company and shall remain bound by agreements between such employees and the Company with respect to proprietary inventions at the Effective Time, and no such agreement shall contain a provision allowing for the termination or expiration of such agreement upon the Effective Time.

     SECTION 6.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time, except (i) for changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have, individually or in the aggregate, a Parent Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent;

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent;

     (c) Consents Obtained. All Material Consents required to be obtained or made by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, except where the failure to receive such Material Consents would not have a Material Adverse Effect on the Company or Parent; and

     (d) Material Adverse Effect. Since the date of this Agreement, there shall not have been a Parent Material Adverse Effect.

                                  ARTICLE VII
                                  TERMINATION

     SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

     (a) by mutual written consent duly authorized by the boards of directors of Parent and the Company; or

     (b) by either Parent or the Company if the Merger shall not have been consummated by June 30, 2000 (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Sections 5.04 and 5.07; or

     (d) by Parent or the Company if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company shall not have been obtained; or

     (e) by Parent, if (i) the board of directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing; (ii) the board of directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction (as defined in Section 7.03(c)); or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent), and the board of directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or

     (f) by Parent or the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement such that the conditions set forth in
Section 6.02(a) or 6.02(b), or Section 6.03(a) or 6.03(b), would not be satisfied (a "TERMINATING BREACH").

     SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Sections 7.03 and 8.01 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

     SECTION 7.03. Fees and Expenses.

     (a) Except as set forth in this Section 7.03, (i) all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, if the Merger is not consummated, or (ii) if the Merger is consummated, then the Surviving Company shall pay all such fees and expenses; provided, however, that Parent and the

Company shall share equally all documented fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Company Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b) The Company shall pay Parent a fee of $85,000,000 in cash (the "FEE"), plus reasonable, documented out-of-pocket expenses of Parent relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of Parent's counsel, accountants and financial advisers, but excluding any discretionary fees paid to such financial advisors) (such expenses, collectively, "Expenses"), upon the termination of this Agreement by Parent pursuant to Section 7.01(e).

     (c) As used herein, "ALTERNATIVE TRANSACTION" means any inquiry, proposal or offer from any person relating to (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "THIRD PARTY") seeks to acquire, directly or indirectly, more than 15 percent of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 15 percent of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of the assets of the Company (including for this purpose the outstanding equity securities of any subsidiary), (iv) the adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company's outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock or (v) the repurchase by the Company or any of its subsidiaries of shares of the Company's capital stock representing at least 15 percent or more of the aggregate voting power of all voting securities of the Company; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

     (d) The Fee payable pursuant to Section 7.03(b) shall be paid within one business day after the first to occur of the events described in Section 7.03(b).

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     SECTION 8.01. Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc.

     (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01(a) through (e), as the case may be, except that the agreements set forth in Article I and Section 5.11 shall survive the Effective Time indefinitely and the agreements and liabilities set forth or otherwise described in Section 7.03 shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

     (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent.

     SECTION 8.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telefacsimile number specified below:

     (a) If to Parent or Merger Sub:

         JDS Uniphase Corporation
         163 Baypointe Parkway
         San Jose, CA 95134
         Attention: Michael C. Phillips

         With copies to:
         Morrison & Foerster LLP
         425 Market Street
         San Francisco, CA 94105
         Fax: (415) 268-7522
         Attention: John W. Campbell

     (b) If to the Company:

         Optical Coating Laboratory Inc.
         2789 Northpoint Parkway
         Santa Rosa, CA 95407
         Attention: Charles J. Abbe

         With copies to:

         Collette & Erickson LLP
         555 California Street, Suite 4350
         San Francisco, CA 94104
         Fax: (415) 788-6929
         Attention: John V. Erickson

     Certain Definitions. For purposes of this Agreement, the term:

     (a) "AFFILIATES" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "BUSINESS DAY" means any day other than a day on which banks in San Francisco are required or authorized to be closed;

     (c) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "KNOWLEDGE" means (i) with respect to Chardonnay, the actual knowledge of Chardonnay's officers and directors after reasonable inquiry and (ii) with respect to Merlot, the actual knowledge of Merlot's executive officers after reasonable inquiry.

     (e) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (f) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Surviving Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Company, Parent or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, any of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 8.07. Entire Agreement. This Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement and supersede all prior agreements and undertakings (other than the Stock Option Agreement and the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 8.08. Assignment, Merger Sub. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION 8.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, without regard to the conflicts of laws provisions thereof.

     SECTION 8.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 8.12. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Reorganization and Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          JDS UNIPHASE CORPORATION

                                          By     /s/ MICHAEL C. PHILLIPS
                                            ------------------------------------
                                          Name Michael C. Phillips
                                              ----------------------------------
                                          Title       Senior Vice President,
                                                      Business Development,
                                                      General Counsel
                                                 -------------------------------

                                          VINTAGE ACQUISITION, INC.

                                          By     /s/ MICHAEL C. PHILLIPS
                                            ------------------------------------
                                          Name Michael C. Phillips
                                              ----------------------------------
                                          Title        Vice President and
                                                Secretary
                                             -----------------------------------

                                          OPTICAL COATING LABORATORY, INC.

                                          By       /s/ CHARLES J. ABBE
                                            ------------------------------------
                                          Name Charles J. Abbe
                                              ----------------------------------
                                          Title        President and
                                                       Chief Executive Officer
                                             -----------------------------------

                                                                         ANNEX B

                         COMPANY STOCK OPTION AGREEMENT
                                 BY AND BETWEEN
                           JDS UNIPHASE CORPORATION,
                                      AND
                       OPTICAL COATING LABORATORY, INC.,
                          DATED AS OF NOVEMBER 3, 1999

                                                                         ANNEX B

                         COMPANY STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "STOCK OPTION AGREEMENT"), dated as of November 3, 1999, is by and between JDS UNIPHASE CORPORATION, a Delaware corporation ("GRANTEE"), and OPTICAL COATING LABORATORY, INC., a Delaware corporation ("ISSUER").

                                    RECITALS

     A. Grantee and Issuer propose to enter into an Agreement and Plan of Reorganization and Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which has been executed in connection with this Agreement (each capitalized term used herein without definition shall have the meaning specified in the Merger Agreement).

     B. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. GRANT OF OPTION. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "OPTION") to purchase, subject to the terms hereof, up to 19.9% of the outstanding shares of common stock of the Issuer, par value $0.01 per share (the "COMMON STOCK"), fully paid and nonassessable, at a purchase price of $177.65 per share, as adjusted in accordance with the provisions of Section 5 of this Agreement (such price, as adjusted if applicable, the "OPTION PRICE").

     2. EXERCISE OF OPTION.

     (a) Exercise. Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined).

     (b) Option Termination Events. The term "OPTION TERMINATION EVENT" shall mean any of the following events: (i) immediately prior to the Effective Time of the Merger; (ii) termination of the Merger Agreement by Issuer pursuant to
Section 7.01 of the Merger Agreement (other than upon or during the continuance of a Triggering Event); or (iii) one year following any termination of the Merger Agreement upon or during the continuance of a Triggering Event (or if, at the expiration of such one year period the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal). Notwithstanding the foregoing, the Option may not be exercised if there has not been a Triggering Event and Grantee is in material breach of its representation or warranties, or in material breach of any of its covenants or agreements contained in this Agreement or the Merger Agreement.

     (c) Triggering Events. The term "TRIGGERING EVENT" shall mean an Alternative Transaction shall have been publicly announced or shall have become publicly known prior to the time the Merger Agreement is terminated or the time of the Company Stockholder Meeting.

     (d) Notice of Triggering Event. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

     (e) Notice of Exercise; Closing. In the event Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "NOTICE DATE") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 10 business days (or, in the event approval under the HSR Act is required, 60 calendar days) from the Notice Date for the closing of such purchase (the "CLOSING DATE"); provided, that if the closing of the purchase and sale pursuant to the Option (the "CLOSING") cannot be consummated, in the reasonable opinion of Grantee, by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which the restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. Notwithstanding this subsection (e), in no event shall any Closing Date be more than three years after the related Notice Date, and if the Closing Date shall not have occurred within three years after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

     (f) Purchase Price. At the Closing referred to in subsection (e) above, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

     (g) Issuance of Common Stock. At the Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this
Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by the Grantee and, if the Option is exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and the Grantee shall deliver to Issuer a copy of this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Legend. Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate are subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Record Grantee; Expenses. Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates, representing such shares of Common Stock shall not then be actually delivered to Grantee or the Issuer shall have failed or refused to designate the bank account described in subsection (f) of this Section 2. Issuer shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

     3. RESERVATION OF SHARES. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 5(a)) so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation complying with all premerger notification, reporting and waiting periods under the HSR Act) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

     4. DIVISION OF OPTION; LOST OPTIONS. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "AGREEMENT" and "OPTION" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

     (a) In the event that any additional shares of Common Stock, or any rights, options, warrants, subscriptions, calls, convertible securities or other agreements or commitments obligating Issuer to issue any shares of Common Stock, are issued or otherwise become outstanding after the date hereof (an "INCREASE"), the number of shares of Common Stock subject to the Option shall be increased so that the number of shares issuable upon exercise of the Option shall be equal to the product of (A) the percentage of the outstanding Common Stock for which the Option was exercisable immediately prior to the Increase and
(B) the number of shares of Common Stock outstanding immediately after the Increase; provided that the number of shares of Common Stock subject to the Option shall in no event exceed 19.9% of the issued and outstanding shares of Common Stock immediately prior to exercise.

     (b) In the event of any change in Common Stock by reason of stock dividends, splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other similar transactions and no adjustment is required pursuant to the terms of Section 5(a), then the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

     (c) Whenever the number of shares of Common Stock subject to this Agreement on a fully diluted basis changes after the date hereof, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Common Stock purchasable immediately after the adjustment.

     6. REGISTRATION RIGHTS. Upon the occurrence of a Triggering Event that occurs prior to an Option Termination Event (or as otherwise provided in the last sentence of Section 2(e)), Issuer shall, at the request of Grantee, deliver at any time on or prior to the Option Termination Date (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("OPTION SHARES") in accordance with any plan of disposition requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee for a period of three years following such first request shall have the right to demand a second such registration if reasonably necessary to effect such sales or dispositions. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Grantee's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 25% of the total number of shares to be sold by Issuer in the aggregate; and provided further, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur (and such registration shall not be charged against Grantee). Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     7. REPURCHASE OF OPTION AND OPTION SHARES.

     (a) Within ten business days following the occurrence of a Repurchase Event (as defined below), Issuer shall (i) deliver an offer (a "REPURCHASE OFFER") to repurchase the Option from Grantee at a price (the "OPTION REPURCHASE PRICE") equal to the amount by which (A) the Alternative Transaction Price (as deemed below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) deliver an offer (also, a "REPURCHASE OFFER") to repurchase the Option Shares from each owner of Option Shares (excluding such Option Shares as have been publicly distributed) from time to time (each, an "OWNER") at a price (the "OPTION SHARE REPURCHASE PRICE") equal to the Alternative Transaction Price multiplied by the number of Option Shares then held by such Owner, provided, however, that the aggregate Option Share Repurchase Price shall not be greater than $127,000,000 minus the amount of the Fee, if any, that has been paid by Issuer to Grantee. The term "ALTERNATIVE TRANSACTION PRICE" shall mean, as of any date for the determination thereof, the price per share of Common Stock paid pursuant to the Alternative Transaction or, in the event of a sale of assets of Issuer, the last per-share sale price of Common Stock on the fourth trading day following the announcement of such sale. If the consideration paid or received in the Alternative Transaction shall be other than in cash, the value of such consideration shall be determined by a nationally recognized investment banking firm selected by Grantee, which determination shall be conclusive for all purposes of this Agreement.

     (b) Upon the occurrence of a Repurchase Event and whether or not Issuer shall have made a Repurchase Offer under Section 7(a), (i) at the request (the date of such request being the "OPTION REPURCHASE REQUEST DATE") of Grantee delivered prior to the Option Termination Date, Issuer shall repurchase the Option from Grantee at the Option Repurchase Price, and (ii) at the request (the date of such request being the "OPTION SHARE REPURCHASE REQUEST DATE") of any Owner delivered prior to the Option Termination Date, Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at the Option Share Repurchase Price.

     (c) Grantee and/or the Owner, as the case may be, may accept Issuer's Repurchase Offer under Section 7(a) or may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to Section 7(b) by a written notice or notices stating that Grantee or the Owner, as the case may be, elects to accept such offer or to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days following receipt of a notice under this Section 7(c) and the surrender to Issuer of this Agreement and/or Certificates for Option Shares, as applicable, and the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price and/or the portion thereof that Issuer is not then prohibited from so delivering under applicable law.

     (d) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section
7. Nonetheless, to the extent that Issuer is prohibited under applicable law, from repurchasing the Option and/or any Option Shares in full, Issuer shall immediately so notify Grantee and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to Grantee and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, in every case within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(c) is prohibited under applicable law, from delivering to Grantee and/or the Owner, as appropriate, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee or the Owner, as appropriate, may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, either
(A) to Grantee, a new Agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased or (B) to the Owner, a certificate for the number of Option Shares covered by the revocation. If an Option Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (d), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     (e) The term "REPURCHASE EVENT" shall mean the occurrence of a Triggering Event prior to the occurrence of an Option Termination Event followed by the occurrence of an Alternative Transaction within twelve months after such Triggering Event.]

     8. SUBSTITUTE OPTION IN THE EVENT OF CORPORATE CHANGE. (a) In the event that prior to an Option Termination Event, Issuer shall enter into an agreement
(i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "SUBSTITUTE OPTION"), at the election of Grantee, of Substitute Common Stock (as hereinafter defined) of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

     (1) "ACQUIRING CORPORATION" shall mean any of (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, or (iii) the transferee of all or substantially all of Issuer's assets.

     (2) "SUBSTITUTE COMMON STOCK" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

     (3) "ASSIGNED VALUE" shall mean the Alternative Transaction Price, as defined in Section 7.

     (4) "AVERAGE PRICE" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option shall also enter into an agreement with Grantee in substantially the same form as this Agreement, which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of the Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. EXTENSION OF TIME FOR REGULATORY APPROVALS. The three year period for exercise of certain rights under Sections 2, 6, 7, 11 and 12 shall be extended:
(i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and
(ii) to the extent necessary to avoid liability under Section 10(b) of the Exchange Act by reason of such exercise.

     10. REPRESENTATIONS AND WARRANTIES OF THE ISSUER. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests, and not subject to any preemptive rights.

     (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the Certificate of Incorporation or Bylaws of Issuer or the incorporation documents of any of its subsidiaries (as that term is defined in the Merger Agreement), subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or its subsidiaries or their respective properties or assets which violation would have, individually or in the aggregate, a Material Adverse Effect on the Issuer.

     (d) The Board of Directors of Issuer has taken all necessary action to approve this Agreement and the consummation of the transactions contemplated hereby and the provisions of Section 243 of the Delaware General Corporation Law will not apply to this Agreement or the purchase of shares of Issuer Common Stock pursuant to this Agreement.

     11. APPLICATION FOR REGULATORY APPROVAL. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance.

     12. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     13. SEPARABILITY OF PROVISIONS. If any term, provision, covenant, or restriction, contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

     14. NOTICES. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier, or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

     15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

     17. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     18. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement and the Confidentiality Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     19. FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                          OPTICAL COATING LABORATORY, INC.

                                          By:      /s/ CHARLES J. ABBE
                                            ------------------------------------
                                          Name: Charles J. Abbe
                                          Title: President and Chief Executive
                                          Officer

                                          JDS UNIPHASE CORPORATION

                                          By:    /s/ MICHAEL C. PHILLIPS
                                            ------------------------------------
                                          Name: Michael C. Phillips
                                          Title: Senior Vice President,
                                                 Business Development,
                                                 General Counsel

                                                                         ANNEX C



                   FAIRNESS OPINION OF HAMBRECHT & QUIST LLC

                             DATED NOVEMBER 3, 1999

                                                                         ANNEX C

November 3, 1999

CONFIDENTIAL

The Board of Directors
Optical Coating Laboratory, Inc.
2789 Northpoint Parkway
Santa Rosa, CA 95407

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of Optical Coating Laboratory, Inc. ("OCLI" or the "Company") of the consideration to be received by such shareholders in connection with the proposed merger of OCLI into Vintage Acquisition, Inc. ("Merger Sub"), a wholly owned subsidiary of JDS Uniphase Corporation ("Acquirer"), with and into OCLI (the "Proposed Transaction") pursuant to the Agreement and Plan of Merger to be dated as of November 4, 1999, among JDS Uniphase Corporation, Merger Sub, and Optical Coating Laboratory, Inc. (the "Agreement").

     We understand that the terms of the Agreement provide, among other things, that each issued and outstanding share of Common Stock shall be converted into the right to receive .928 shares of common stock of the Acquirer, as more fully set forth in the Agreement. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code for the shareholders of the Company and that the Proposed Transaction will be accounted for as a purchase.

     Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of the Company in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

     In the past, we have provided investment banking and other financial advisory services to the Company and have received fees for rendering these services. Hambrecht & Quist was the lead manager in the Company's follow-on equity offering completed in May 1999. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Acquirer and the Company and receives customary compensation in connection therewith, and also provides research coverage for Acquirer and the Company. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Acquirer and the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Acquirer and the Company.

     In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

          (i) reviewed the publicly available consolidated financial statements of Acquirer for recent years and interim periods to date and certain other relevant financial and operating data of the Acquirer (including its capital structure) made available to us from published sources and from the internal records of Acquirer;

          (ii) reviewed certain internal financial and operating information relating to Acquirer prepared by the management of Acquirer;

          (iii) discussed the business, financial condition and prospects of Acquirer with certain members of senior management;

          (iv) reviewed the publicly available consolidated financial statements of the Company for recent years and interim periods to date and certain other relevant financial and operating data of the Company made available to us from published sources and from the internal records of the Company;

          (v) reviewed certain financial and operating information relating to the Company prepared by the senior management of the Company;

          (vi) discussed the business, financial condition and prospects of the Company with certain members of senior management;

          (vii) reviewed the recent reported prices and trading activity for the common stocks of Acquirer and the Company and compared such information and certain financial information for the Acquirer and the Company with similar information for certain other companies engaged in businesses we consider comparable;

          (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

          (ix) reviewed a draft of the Agreement dated November 3, 1999;

          (x) discussed the tax and accounting treatment of the Proposed Transaction with Acquirer and Acquirer's lawyers and accountants; and

          (xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Acquirer or the Company considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of Acquirer or the Company, nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Acquirer and the Company. For purposes of this opinion, we have assumed that neither Acquirer nor the Company is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which the Acquirer common stock will trade subsequent to the Effective Time (as defined in the Agreement). In rendering this opinion, we have assumed that the proposed merger will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto. We were not requested to, and did not, solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, the Company.

     It is understood that this letter is for the information of the Board of Directors only and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

     Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Common Stock in the Proposed Transaction is fair to such holders from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by Acquirer or any of its affiliates.

                                          Very truly yours,

                                          HAMBRECHT & QUIST LLC

                                          By       /s/ MARK J. ZANOLI
                                            ------------------------------------
                                                       Mark J. Zanoli
                                                     Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

     Article 8 of the Registrant's Amended and Restated Certificate of Incorporation (incorporated by reference herein) provides for indemnification of directors, officers and other persons as follows:

          8.1 Limitation of Directors' Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived any improper personal benefit.

          8.2 Indemnification of Corporate Agents. To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

          8.3 Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article 8 shall not adversely affect any right of indemnification or limitation of liability of an agent of the Corporation relating to the acts or omissions occurring prior to such repeal or modification.

          Article IX of the Registrant's By-Laws (incorporated by reference herein) provides that:

        Section 1. Right to Indemnification.

             Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "Proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent (hereafter an "Agent"), shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the corporation to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Agent as a result of the actual or deemed receipt of any payments under this Article) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter "Expenses"); provided, however, that except as to actions to enforce indemnification rights pursuant to Section 3 of this Article, the corporation shall indemnify any Agent seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article shall be a contract right.

          Section 2. Authority to Advance Expenses.

             Expenses incurred by an officer or director (acting in his capacity as such) in defending a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding, provided, however, that if required by the Delaware General Corporation Law, as amended, such Expenses shall be advanced only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article or otherwise. Expenses incurred by other Agents of the corporation (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the Board of Directors deems appropriate. Any obligation to reimburse the corporation for Expense advances shall be unsecured and no interest shall be charged thereon.

          Section 3. Right of Claimant to Bring Suit.

             If a claim under Section 1 or 2 of this Article is not paid in full by the corporation within 120 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including attorneys' fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

          Section 4. Provisions Nonexclusive.

             The rights conferred on any person by this Article shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. To the extent that any provision of the Certificate, agreement, or vote of the stockholders or disinterested directors is inconsistent with these bylaws, the provision, agreement, or vote shall take precedence.

          Section 5. Authority to Insure.

             The corporation may purchase and maintain insurance to protect itself and any Agent against any Expense, whether or not the corporation would have the power to indemnify the Agent against such Expense under applicable law or the provisions of this Article.

          Section 6. Survival of Rights.

             The rights provided by this Article shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          Section 7. Settlement of Claims.

             The corporation shall not be liable to indemnify any Agent under this Article (a) for any amounts paid in settlement of any action or claim effected without the corporation's written consent, which consent shall not be unreasonably withheld; or (b) for any judicial award if the corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

          Section 8. Effect of Amendment.

             Any amendment, repeal, or modification of this Article shall not adversely affect any right or protection of any Agent existing at the time of such amendment, repeal, or modification.

          Section 9. Subrogation.

             In the event of payment under this Article, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.

          Section 10. No Duplication of Payments.

             The corporation shall not be liable under this Article to make any payment in connection with any claim made against the Agent to the extent the Agent has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.

             The directors and officers of the Registrant are covered by a policy of liability insurance indemnifying them against certain liabilities, including liabilities arising under the Securities Act, which might be incurred by them in their capacities as directors and officers.

See also the undertakings set out in item 22 herein.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See Exhibit Index.

     (b) Not Applicable.

     (c) Opinion of Hambrecht & Quist LLC, attached as Annex C to the proxy statement-prospectus which is part of this registration statement.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2) that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act of 1933, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of the registration statement through the date of responding to such request; and

          (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California on December 22, 1999.


                                          JDS Uniphase Corporation

                                          By:    /s/ KEVIN N. KALKHOVEN
                                            ------------------------------------
                                                     Kevin N. Kalkhoven
                                                Chief Executive Officer and
                                                  Co-Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on December 22, 1999.





                      SIGNATURE                                           TITLE
                      ---------                                           -----
               /s/ KEVIN N. KALKHOVEN                  Chief Executive Officer and Co-Chairman of
-----------------------------------------------------  the Board of Directors (Principal Executive
                 Kevin N. Kalkhoven                    Officer)

                          *                            President, Chief Operating Officer and
-----------------------------------------------------  Co-Chairman of the Board of Directors
                 Jozef Straus, Ph.D.

                          *                            Senior Vice President, Chief Financial
-----------------------------------------------------  Officer and Secretary (Principal Financial
                  Anthony R. Muller                    and Accounting Officer)

                          *                                              Director
-----------------------------------------------------
                      Bruce Day

                          *                                              Director
-----------------------------------------------------
                   Peter Guglielmi

                          *                                              Director
-----------------------------------------------------
                   Robert E. Enos

                          *                                              Director
-----------------------------------------------------
                    Martin Kaplan

                          *                                              Director
-----------------------------------------------------
                 John A. MacNaughton

                          *                                              Director
-----------------------------------------------------
                Wilson Sibbett, Ph.D.

                          *                                              Director
-----------------------------------------------------
                Casimir S. Skrzypczak

                      SIGNATURE                                           TITLE
                      ---------                                           -----
                          *                                              Director
-----------------------------------------------------
                 William J. Sinclair

                           *By:/s/ KEVIN N. KALKHOVEN
     ------------------------------------------------
                                   Kevin N. Kalkhoven
                                     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
-------
 2.1      Agreement and Plan of Reorganization and Merger, dated as of
          November 3, 1999, by and among the Registrant, Vintage
          Acquisition, Inc. and Optical Coating Laboratory, Inc.
          (included as Annex A to the proxy statement-prospectus filed as part of this Registration Statement).
  2.2     Company Stock Option Agreement, dated as of November 3,
          1999, by and between Optical Coating Laboratory, as issuer, and the Registrant, as grantee (included as Annex B to the proxy statement-prospectus which is a part of this
          Registration Statement).
 5.1      Opinion of Morrison & Foerster LLP, together with consent.
 8.1      Tax Opinion of Morrison & Foerster LLP, together with
          consent.
 8.2      Tax Opinion of Collette & Erickson LLP, together with
          consent.
15.1*     Awareness Letter of Deloitte & Touche LLP.
23.1      Consent of Ernst & Young LLP, independent auditors.
23.2      Consent of Deloitte & Touche LLP, independent public
          accountants.
23.3      Consent of PricewaterhouseCoopers LLP, independent public
          accountants
23.4      Consent of KPMG LLP, independent public accountants
23.5      Consent of Hambrecht & Quist LLC (included as part of its
          opinion filed as Exhibit 99.2 and incorporated herein by
          reference).
23.6      Consent of Morrison & Foerster LLP (included as part of its opinions filed as Exhibits 5.1 and 8.1).
23.7      Consent of Collette & Erickson LLP (included as part of its opinion filed as Exhibit 8.2).
24.1*     Power of Attorney (See Page II-5 of Registration Statement
          on Form S-4 filed on December 8, 1999).
99.1*     Form of Proxy of Optical Coating Laboratory, Inc.
99.2      Opinion of Hambrecht & Quist LLC (included as Annex C to the proxy statement-prospectus filed as a part of this
          Registration Statement and incorporated herein by
          reference).


---------------

* Previously filed.